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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Edwards Lifesciences Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 28, 2014

To our Stockholders:

        The Board of Directors joins me in inviting you to attend our 2014 Annual Meeting of Stockholders. The meeting will be held at our corporate headquarters located at One Edwards Way, Irvine, California, on Thursday, May 8, 2014, commencing at 10:00 a.m., Pacific Daylight Time. Registration will begin at 9:00 a.m. and refreshments will be provided.

        Details of the business to be conducted at the Annual Meeting are included in the attached Notice of 2014 Annual Meeting of Stockholders and Proxy Statement. Stockholders also may access the Notice of 2014 Annual Meeting of Stockholders and the Proxy Statement via the Internet at www.edwards.com.

        At the meeting, in addition to discussing matters described in the Proxy Statement, I will report on our 2013 achievements and discuss our plans for continued growth and success.

        We look forward to seeing you at our upcoming Annual Meeting of Stockholders.

Sincerely,

Michael A. Mussallem
 Chairman of the Board and
Chief Executive Officer

Edwards Lifesciences Corporation
One Edwards Way
Irvine, California USA 92614
Phone: 949.250.2500 www.edwards.com

Edwards Lifesciences Corporation
One Edwards Way
Irvine, California USA 92614
949.250.2500

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, May 8, 2014

To the Stockholders of

EDWARDS LIFESCIENCES CORPORATION

        The 2014 Annual Meeting of Stockholders (the "Annual Meeting") of Edwards Lifesciences Corporation, a Delaware corporation (the "Company"), will be held at the corporate headquarters of the Company, located at One Edwards Way, Irvine, California 92614 on Thursday, May 8, 2014, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

  1.
  To elect the two nominees identified in the attached proxy statement (this "Proxy Statement") as directors for the terms described therein;

  2.
  To approve an amendment and restatement of the Company's Long-Term Stock Incentive Compensation Program (the "Long-Term Stock Program") to, among other things, increase the total number of shares of common stock available for issuance under the Long-Term Stock Program by 2,000,000 shares;

  3.
  To approve an amendment and restatement of the Company's 2001 Employee Stock Purchase Plan for International Employees (the "International ESPP") to, among other things, increase the total number of shares of common stock available for issuance under the International ESPP by 300,000 shares;

  4.
  To approve, on an advisory basis, the compensation of the Company's Named Executive Officers;

  5.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2014;

  6.
  To consider a stockholder proposal, if properly presented at the Annual Meeting; and

  7.
  To transact such other business as may properly come before the Annual Meeting.

        The Proxy Statement accompanying this Notice describes each of the items of business in more detail.

        If you were a holder of record of the Company's common stock at the close of business on March 11, 2014, you are entitled to notice of and to vote at the Annual Meeting.

        Whether or not you expect to attend the Annual Meeting, please submit your proxy or voting instructions as soon as possible in order that your shares will be represented at the Annual Meeting. You may vote in person or by proxy at the Annual Meeting, or you may submit your proxy or voting instructions via the Internet, by telephone, or by mail. Please follow the instructions in the Notice of Internet Availability of Proxy Materials, or on the proxy card or voting instruction form you received to vote your shares. If you only received the Notice of Internet Availability of Proxy Materials, you may request a paper copy of the proxy materials and a proxy card by following the instructions in such Notice.

By Order of the Board of Directors,

Denise E. Botticelli Vice President, Associate General Counsel and Secretary

March 28, 2014

EDWARDS LIFESCIENCES CORPORATION

PROXY STATEMENT FOR THE
2014 ANNUAL MEETING OF STOCKHOLDERS

i

ii

EDWARDS LIFESCIENCES CORPORATION

PROXY STATEMENT FOR THE
2014 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

        Our Board of Directors (the "Board") is soliciting your proxy for use at the 2014 Annual Meeting of Stockholders (the "Annual Meeting") of Edwards Lifesciences Corporation ("Edwards," the "Company," "we," or "us") to be held at 10:00 a.m., Pacific Daylight Time, on Thursday, May 8, 2014, at our corporate headquarters, located at One Edwards Way, Irvine, California 92614.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 8, 2014:

        We are pleased to take advantage of Securities and Exchange Commission (the "SEC") rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials ("Notice") instead of a paper copy of our proxy materials (i.e., the Notice of Annual Meeting, the Proxy Statement, our 2013 Annual Report, a form proxy card or voting instruction form.) The Notice contains instructions on how to access those documents over the Internet and how to submit your proxy via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. This process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. This Proxy Statement and our fiscal 2013 Annual Report are available at our website at http://ir.edwards/annuals.cfm, which does not have "cookies" that identify visitors to the site.

        The Notice or these proxy materials are first being sent to stockholders on or about March 28, 2014.

Items of Business to be Voted on at the Annual Meeting

        The items of business scheduled to be voted on at the Annual Meeting are the following:

  1.
  The election of the two director nominees named in this Proxy Statement to serve on our Board;

  2.
  The amendment and restatement of our Long-Term Stock Incentive Compensation Program (the "Long-Term Stock Program") to, among other things, increase the total number of shares of common stock available for issuance under the Long-Term Stock Program by 2,000,000 shares;

  3.
  The amendment and restatement of our 2001 Employee Stock Purchase Plan for International Employees (the "International ESPP") to, among other things, increase the total number of shares of common stock available for issuance under the International ESPP by 300,000 shares;

  4.
  Approval, on an advisory basis, of the compensation of our Named Executive Officers;

  5.
  The ratification of the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

  6.
  Approval, on an advisory basis, of a stockholder proposal, if properly presented at the Annual Meeting.

        Stockholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

        For a stockholder proposal to be properly presented at the Annual Meeting, the stockholder who submitted the proposal (or a qualified representative of that stockholder) must appear at the Annual Meeting to present the proposal. Pursuant to our Bylaws, the chairman of the Annual Meeting will determine whether any business proposed to be brought before the Annual Meeting has been properly presented. If the chairman of the Annual Meeting determines that the business was not properly brought before the Annual Meeting, the chairman will declare to the meeting that such business was not properly brought before the meeting and such business will not be transacted.

Recommendations of the Board

        Our Board recommends that you vote your shares:

        FOR each of the director nominees named in this Proxy Statement;

        FOR the amendment and restatement of the Long-Term Stock Program;

        FOR the amendment and restatement of the International ESPP;

        FOR the proposal to approve, on an advisory basis, the compensation of our Named Executive Officers;

        FOR the ratification of the appointment of PwC as our independent registered public accounting firm; and

        AGAINST the stockholder proposal.

Record Date and Stockholder List

        Our Board has fixed the close of business on Tuesday, March 11, 2014, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders of record entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose germane to the meeting, during normal business hours, for a period of ten days prior to and including the date of the meeting, at our corporate headquarters located at One Edwards Way, Irvine, California 92614.

Who Can Vote

        You are entitled to vote your shares at the Annual Meeting if our records show that you held your shares as of the record date, March 11, 2014. At the close of business on that date, 105,127,248 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. We have no other class of voting securities outstanding. Each stockholder is entitled to one vote per share on each proposal to be voted upon at the meeting.

 How to Vote

        Shares Held of Record.    If you hold your shares in your own name as a holder of record with our transfer agent, Computershare, you may authorize that your shares be voted at the Annual Meeting in one of the following three ways:

  •
  By Internet—follow the instructions provided in the Notice or, if you received a printed copy of the proxy materials, on the proxy card you received;

  •
  By Telephone—if you received a printed copy of the proxy materials, follow the instructions provided on the proxy card you received, or if you received a Notice, follow the instruction at the Internet website address referred to in the Notice; or

  •
  By Mail—if you received paper copies of the proxy materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.

  •
  In Person—You may also vote in person if you attend the Annual Meeting.

        Shares Held in Street Name.    If you hold your shares through a broker, bank, or other nominee (that is, in street name), you will receive instructions from your broker, bank, or nominee that you must follow in order to have your shares voted at the Annual Meeting. If you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank, or other nominee and bring it to the meeting.

        Shares Held in the Company's 401(k) Plan.    If you participate in the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan or the Edwards Lifesciences Corporation of Puerto Rico Savings and Investment Plan, you will receive a request for voting instructions with respect to the shares allocated to your plan account. You are entitled to direct the plan trustee how to vote your plan shares. If the plan trustee does not receive voting instructions for shares in your plan account, the shares attributable to your account will be voted in the same proportion as the allocated shares for which voting instructions have been received.

        Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting as described above so that your vote will be counted if you later decide not to attend the meeting.

 Deadline to Vote

        If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern Time on May 7, 2014 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed copy of the proxy materials, you may instead mark, sign, date, and return the enclosed proxy card, which must be received before the polls close at the Annual Meeting, in order for your shares to be voted at the Annual Meeting. If you hold your shares in street name through a broker, bank, or other nominee, please follow the instructions provided by the broker, bank, or other nominee who holds your shares. If you hold shares in one of our 401(k) plans, to allow sufficient time for voting by the plan trustees, your voting instructions must be received by telephone or the Internet by 11:59 p.m. Eastern Time on May 5, 2014.

Appointment of Proxies

        Our Board has appointed Robert A. Ingram, William J. Link, Ph.D., and Wesley W. von Schack to serve as proxy holders to vote your shares according to the instructions you submit. If you properly submit a proxy but do not indicate how you want your shares to be voted on one or more items, your shares will be voted in accordance with the recommendations of our Board as set forth above under "Recommendations of the Board."

        With respect to any other matter properly presented at the Annual Meeting, your proxy, if properly submitted, gives authority to the proxy holders to vote your shares on such matter in accordance with their best judgment.

Revocation of Your Proxy

        If you are a holder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company by submitting a subsequently dated proxy by mail, telephone, or the Internet in the manner described above under "How to Vote", or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy. If you hold your shares in street name, you must follow the instructions provided by your broker, bank, or nominee to revoke your voting instructions, or, if you have obtained a legal proxy from your broker, bank, or other nominee giving you the right to vote your shares at the Annual meeting, by attending the Annual Meeting and voting in person.

        Any change to your proxy or voting instructions that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern Time on May 7, 2014, unless you are voting shares held in one of our 401(k) plans in which case the deadline is 11:59 p.m. Eastern Time on May 5, 2014.

Broker Voting

        Brokers holding shares of record for their customers are entitled to vote on certain routine matters, such as the ratification of the appointment of PwC as our independent registered public accounting firm (Proposal No. 5), without instructions from their customers. However, these brokers are generally not entitled to vote on certain non-routine matters, including the election of directors, matters relating to equity compensation plans or executive compensation, and certain corporate governance proposals, unless their customers submit voting instructions. If you hold your shares in street name through a broker and the broker does not receive your voting instructions, the broker will not be permitted to vote your shares in its discretion on any of the proposals at the Annual Meeting other than the proposal to ratify the appointment of PwC as our independent registered public accounting firm. If you do not submit voting instructions and your broker votes your shares on Proposal No. 5 in its discretion, your shares will constitute "broker non-votes" on each of the other proposals.

Quorum

        The presence at the Annual Meeting, in person or by proxy, of holders of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the Annual Meeting. Shares represented at the meeting are counted toward a quorum even if the holder of such shares abstains from voting. Shares held by brokers are not counted toward a quorum unless the broker has authority to vote upon at least one matter at the Annual Meeting.

Vote Required on Proposals

        The following summary describes the vote required to approve each of the proposals at the Annual Meeting.

        Election of Directors.    Each director named in Proposal No. 1 will be elected by a majority of votes cast, which means that the number of shares voted "for" each of the nominees for election to the Board must exceed 50% of the number of votes cast with respect to each nominee's election. Stockholders are not permitted to cumulate their shares for the purpose of electing directors. Abstentions and broker non-votes will not be counted as votes cast either "for" or "against" a director and consequently will not be counted in determining the outcome of a director's election. In a contested election, where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality of the shares represented, in person or by proxy, at the meeting and entitled to vote on the election of directors. The election of directors at the Annual Meeting is uncontested and, therefore, the majority voting standard will apply.

        Other Management and Stockholder Proposals.    All other proposals (Proposals 2, 3, 4, 5, and 6) will be decided by the affirmative vote of a majority of shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on each proposal. With respect to each of these proposals, abstentions will have the effect of votes "against" the proposal. Broker non-votes will not be counted in determining the outcome of these proposals.

        Because your votes on the compensation of our Named Executive Officers (Proposal No. 4), the ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2014 (Proposal No. 5), and the stockholder proposal (Proposal No. 6) are advisory only, such votes will not bind the Board or any of its committees. However, the Board or its committees, as applicable, will review the voting results and take the results into consideration to determine what action, if any, should be taken in connection with the proposals.

Proxy Solicitation Costs

        Your proxy for the Annual Meeting is being solicited on behalf of our Board and we will pay the cost of the solicitation. At our expense, we will also request brokers and other custodians, nominees, and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons.

        In addition, we have retained Georgeson Inc. ("Georgeson") to assist with the distribution and solicitation of proxies for a fee of $20,000, plus expenses for these services. We also agreed to indemnify Georgeson against liabilities and expenses arising in connection with the proxy solicitation unless caused by Georgeson's gross negligence or intentional misconduct. Georgeson and our officers, directors, and regular employees may also solicit proxies by telephone, facsimile, e-mail, and personal solicitation. We will not pay additional compensation to our officers, directors, and regular employees for these activities.

 PROPOSAL 1—ELECTION OF DIRECTORS

 General

        Our Board currently consists of eight directors divided into three classes as indicated below. Following stockholder approval of a proposal seeking declassification of the Board at our 2012 annual meeting, the Board recommended, and stockholders approved at the 2013 annual meeting, amendments to our Certificate of Incorporation to declassify the Board and to phase in the annual election of directors. Accordingly, beginning at this Annual Meeting, directors whose terms expire at the annual meeting at which they are to be elected, will be standing for election for a one-year term.

        The current term of office of our Class II directors expires at this Annual Meeting. Based upon the recommendation of the Compensation and Governance Committee ("Compensation Committee"), the Board has nominated the two individuals identified below for re-election to the Board to serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier resignation or removal.

        Each of the nominees standing for election has consented to serve as a director if elected. However, if any nominee becomes unable or unwilling for good cause to serve before the election, the shares represented by proxy may be voted for a substitute nominee designated by the Board. No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, and none of our directors has any family relationship with any other director or with any of our executive officers. Please see the section entitled "Corporate Governance" below for more information regarding the Board, the committees of the Board, director independence, and related matters.

Directors Standing for Election

        The following biographical information for each of the Board's director nominees includes information about the director's age, background, and business experience and the specific experience, qualifications, attributes, or skills that led the Board to conclude that the individual should serve as a director.

Current Class II Directors—Nominated for Re-election for a Term Expiring in 2015

John T. Cardis, age 72. Mr. Cardis has been a director of the Company since 2004 and is the Chairman of the Audit Committee (the "Audit Committee"). Mr. Cardis, a senior partner of Deloitte & Touche until his retirement in 2004, served at Deloitte & Touche for 41 years in positions of increasing responsibility, including as National Managing Partner, Global Strategic Clients, as a member of its executive committee for 18 years, and as a member of its board of directors. He has been a director of Avery Dennison Corporation since 2004. Mr. Cardis remains actively involved as a private investor and has served on a number of non-profit and community organizations.

Mr. Cardis possesses in-depth, practical knowledge of financial and accounting principles as well as more than 40 years of enterprise risk and risk management expertise. Throughout his career, he has worked with numerous boards and audit committees on technical and governance matters. This background, and his management and operations experience as a senior partner at Deloitte & Touche, provide a valuable perspective to the Board as a whole, and are important to his role as Chairman of the Audit Committee.

David E.I. Pyott, age 59. Mr. Pyott has been a director of the Company since 2000. He has served as Chairman of the Board of Allergan, Inc., a global specialty pharmaceutical and medical device company, since April 2001, as Allergan's Chief Executive Officer since January 1998, as its President from 1998 through January 2006, and again beginning March 2011. Mr. Pyott has been a director of Avery Dennison Corporation since 1999. He serves as Chairman of the Board of the California Healthcare Institute, is on the board and the executive committee of the Biotechnology Industry Organization (BIO), is on the Directors' Board of the Paul Merage School of Business at the University of California (Irvine), and is a Vice Chairman of the Board of Trustees of Chapman University. Mr. Pyott holds a Diploma in European and International Law from the Europa Institute at the University of Amsterdam, a Master of Arts from the University of Edinburgh, and an MBA from the London Business School.

Mr. Pyott's many years of experience as the chairman and chief executive officer of a complex, global multi-specialty healthcare company enable him to make important contributions to the Board in a full range of company management issues and processes, particularly in the areas of global marketing, international regulatory requirements, and other unique aspects of doing business outside the United States. His legal background and insights also add a valuable perspective to the Board's discussions.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION
OF EACH OF THE NOMINEES FOR DIRECTOR.

 Directors Continuing in Office

        The following biographical information for the remainder of our directors continuing in office includes information about the director's age, background, and business experience and the specific experience, qualifications, attributes, or skills that led the Board to conclude that the individual should serve as a director.

Continuing Class III Directors—Term Scheduled to Expire in 2015

Mike R. Bowlin, age 71. Mr. Bowlin has been a director of the Company since 2000, and is Chairman of the Compensation and Governance Committee. He served as the Presiding Director until May 2011. He served as Chairman of the Board of Atlantic Richfield Company (which merged with BP Amoco in 2000) from 1995 until his retirement in 2000, as its President from 1993 to 1998, and as its Chief Executive Officer from 1994 to 2000. Mr. Bowlin has been a director of FMC Technologies, Inc., since 2001.

Mr. Bowlin's general management experience as Chairman and Chief Executive Officer at Atlantic Richfield Company, a complex, global corporation, and business and risk oversight experience as a member of its Board of Directors, make him particularly well-suited to serve as a member of the Company's Board of Directors. In addition, his extensive experience in managing diverse compensation and incentive programs is especially valuable in his role as Chairman of the Compensation Committee.

Barbara J. McNeil, M.D., Ph.D., age 73. Dr. McNeil has been a director of the Company since 2006. Since 1990, she has served as the Ridley Watts Professor of Health Care Policy at Harvard Medical School. In addition, since 1988, Dr. McNeil has served as the chair of the Department of Health Care Policy at Harvard Medical School. Since 1983, she has been a Professor of Radiology at both Harvard Medical School and Brigham and Women's Hospital. Dr. McNeil served as a director of CV Therapeutics, Inc., from 1994 to 2008 and as a director of Flagship Global Health, Inc., from 2005 to 2008. Dr. McNeil is a member of the Institute of Medicine of the National Academy of Sciences (where she was formerly chair of its Board of Healthcare Services) and the American Academy of Arts and Sciences. She is a member and former chair of the Medicare Evidence Development and Advisory Committee and is a member of the Blue Cross Medical Advisory Panel. Dr. McNeil holds an M.D. from Harvard Medical School and a Ph.D. in Biological Chemistry from Harvard University.

Dr. McNeil provides the Board with expertise related to a variety of scientific and medical matters from her broad experience in the academic and health care delivery worlds. Her experience in the health care policy arena also gives her insights into other medical-related organizations and the issues they face, and complements the Board's experience and insight.

Michael A. Mussallem, age 61. Mr. Mussallem has been Chairman of the Board and Chief Executive Officer of the Company since 2000. Prior to 2000, he held a variety of positions with increasing responsibility in engineering, product development, and senior management at Baxter International Inc. Mr. Mussallem received his Bachelor of Science degree in Chemical Engineering and also an honorary doctorate degree from the Rose-Hulman Institute of Technology. Currently, Mr. Mussallem serves on the boards and executive committees of the Advanced Medical Technology Association (AdvaMed), California Healthcare Institute (CHI), and the Orange County OCTANe Foundation for Innovation. He is an advisory board member for the Leonard D. Schaeffer Center for Health Policy & Economics at the University of Southern California, on the executive committee of the Healthcare Leadership Council, and a trustee of the University of California, Irvine Foundation. Mr. Mussallem is the former chairman of the boards of directors of both AdvaMed and CHI.

Mr. Mussallem has an extensive knowledge of the medical device industry in general, and of the people, operations, processes, and products of the Company, in particular, built over a more than 30-year career with the Company and its predecessor. In addition, he has played a leadership role in the medical device industry including through his prior role as Chairman of AdvaMed, the largest medical device trade organization in the world, and has made important contributions to the healthcare policy discussions in California, the United States, and the key global markets that the Company serves. These external experiences also have allowed relationships which are helpful in developing the Board's strategic perspective and enhanced his leadership of the Company.

Continuing Class I Directors—Term Scheduled to Expire in 2016

Robert A. Ingram, age 71. Mr. Ingram has been a director of the Company since 2003. He has been a General Partner in the firm Hatteras Venture Partners, a venture capital firm that invests in early stage life science companies, since 2007. Mr. Ingram served as a strategic advisor to the Chief Executive Officer of GlaxoSmithKline plc from January 2010 to December 2012. He previously served as Vice Chairman, Pharmaceuticals, GlaxoSmithKline plc, from 2003 through 2009, and as its Chief Operating Officer and President of Pharmaceutical Operations from January 2001 through January 2003. Mr. Ingram has been on the board of directors of Valeant Pharmaceuticals International since 2003, serving as its Chairman of the Board from 2006 to 2008, when he became its lead director. He was again named Chairman of the Board of Valeant from December 2010 until March 2011, after which he was again appointed lead director. Mr. Ingram has also been a director of Cree, Inc., since 2008, serving as its lead director since October 2011. Mr. Ingram was Chairman of OSI Pharmaceuticals, Inc., until 2010, and of Elan Corporation until 2013, and a director of Lowe's Companies, Inc., until 2011, Pharmaceutical Product Development Inc., until 2011, and Allergan Inc., until 2012.

Mr. Ingram is a seasoned executive and corporate director with extensive knowledge and experience in the management of highly regulated pharmaceutical and medical device companies. His in-depth knowledge and understanding of the regulatory environment and governmental processes, coupled with the relationships he has developed with key governmental officials, have been particularly helpful to the Board's perspective. In 2013, Mr. Ingram was honored with the B. Kenneth West Lifetime Achievement Award from the National Association of Corporate Directors (NACD) for exemplifying the principles of director professionalism: integrity, mature confidence, informed judgment, and high performance standards; and the Life Science Leadership Award from the Council for Entrepreneurial Development (CED).

William J. Link, Ph.D., age 67. Dr. Link has been a director of the Company since May 2009. He is Managing Director and co-founder of Versant Ventures, a venture capital firm investing in early stage healthcare companies. Prior to co-founding Versant Ventures in 1999, Dr. Link was a general partner at Brentwood Venture Capital. From 1986 to 1997, Dr. Link was founder, Chairman, and Chief Executive Officer of Chiron Vision, which was later sold to Bausch & Lomb, Inc. He also founded and served as President of American Medical Optics, Inc., which was acquired by Allergan, Inc. Dr. Link served as a director of Advanced Medical Optics, Inc., from 2002 to 2009. Before entering the healthcare industry, Dr. Link was an assistant professor in the Department of Surgery at the Indiana University School of Medicine. Dr. Link earned his Bachelor's, Master's, and Doctorate degrees in Mechanical Engineering from Purdue University.

Dr. Link's experience in identifying new business opportunities and successfully commercializing products in the medical device industry provide the Board with a valuable perspective in evaluating the prospects of existing business operations and assessing the potential for future innovative opportunities.

Wesley W. von Schack, age 69. Mr. von Schack has been a director of the Company since February 2010 and is currently serving as the Board's Presiding Director. He served as Chairman, President, and Chief Executive Officer of Energy East Corporation, an energy services company, from 1996 until his retirement in 2009 (Energy East Corporation was acquired by Iberdrola S.A. in 2008). Mr. von Schack has been a director of the Bank of New York Mellon Corporation since 2007, and is its lead director and chairman of its executive committee. He has been a member of the board of directors of AEGIS Insurance Services since 1997, its chairman since 2006, and a non-executive director of AEGIS Managing Agency Limited, which manages Syndicate 1225 at Lloyd's of London. Mr. von Schack has been a director of Teledyne Technologies, Inc., since 2006. He received his Bachelor's degree in Economics from Fordham University, an MBA from St. John's University, and Doctorate degree from Pace University.

Mr. von Schack's experience of more than 30 years managing operations in the highly regulated energy industry as both a chief executive officer and a chief financial officer, combined with many years of Board experience and audit and compensation committee chairmanships, enable him to contribute his significant insights in assessing and managing the risks and opportunities inherent in complex organizations.

CORPORATE GOVERNANCE

Recent Corporate Governance Highlights

        The Company and the Board take seriously our commitment to good corporate governance. We believe the regular review of our governance practices with current issues and trends in mind, the discussions we hold with our stockholders and advisers, and the practice enhancements we consider as a result, help us to compete more effectively, sustain our successes, and build long-term value for our stockholders. Over the past year, we have demonstrated our commitment to good governance and accountability to stockholders through implementing the following governance changes:

        Stockholders' Right to Call a Special Meeting.    At the 2013 annual meeting, stockholders approved an advisory proposal seeking a stockholder right to call special meetings. That proposal offered only a 10% threshold percentage of ownership required to call a special meeting rather than a choice of percentages. In response to the stockholder vote and in recognition of evolving corporate governance practices, we engaged in an outreach effort to hear directly from our stockholders on this issue. As a result of these efforts, which are described below, and after careful consideration of the issue, the Board determined that it would be advisable to proactively adopt a stockholder right to call special meetings and, on February 20, 2014, the Board amended the Bylaws to permit stockholders holding at least 25% of the Company's outstanding shares to call special meetings.

        With this decision, the Board acknowledged that a stockholder right to call special meetings provides an appropriate balance between ensuring the Board's accountability to stockholders and enabling the Board and management to operate in an effective manner. In determining the appropriate ownership threshold, the Board gave significant weight to (1) the Company's highly concentrated stockholder base, noting that each of its two top stockholders currently holds more than 10% of the outstanding shares, (2) benchmarking research revealing that a significant majority of companies in the S&P 500 that provide stockholders the right to call a special meeting do so at an ownership threshold of 25% or higher, and (3) the results of our stockholder outreach efforts, comprising discussions with eight stockholders representing more than 50% of our outstanding shares. The majority of these stockholders expressed concern that a 10% threshold would be too low, with one stockholder noting that adopting a higher threshold mitigates the potential for nuisance meetings being called by a small group with a narrow set of interests. That stockholder, and two others (totalling more than 17% ownership), offered that they had voted against the 2013 stockholder proposal because they considered the 10% threshold too low. The majority of stockholders we spoke with commended the Board's decision to take action in the first year following passage of a nonbinding proposal. In addition, the vast majority of the stockholders we consulted were generally comfortable with, and expressed support for, the 25% ownership threshold that the Board ultimately adopted.

        Accordingly, the Board concluded that a 25% threshold would strike a reasonable and more appropriate balance between enhancing stockholder rights and protecting against the risk that a relatively small minority of stockholders, including those with special interests, could call special meetings with the resulting expense and disruption to our business. The Board's action was effective in February 2014, with the result that stockholders representing at least 25% of the Company's outstanding shares now have the right to call special meetings of stockholders.

        Declassifying the Board.    In response to an advisory stockholder proposal approved at the 2012 annual meeting, at the 2013 annual meeting, the Board recommended, and stockholders approved, amendments to the Company's Certificate of Incorporation to eliminate the classified board and phase in the annual election of directors. Accordingly, directors whose terms are expiring this year are standing for election for a one-year term at the 2014 Annual Meeting.

        Eliminating Supermajority Voting.    In response to an advisory stockholder proposal at the 2012 annual meeting, at the 2013 annual meeting, the Board recommended, and stockholders approved, amendments to the Company's Certificate of Incorporation to eliminate the supermajority voting provision. The Board subsequently eliminated the supermajority voting provision from the Company's Bylaws as well. Consequently, the vote requirement for all matters submitted to our stockholders is a simple majority of the votes cast. Directors have been elected by majority voting in uncontested elections since 2007.

Director Independence

        Under the corporate governance rules of the New York Stock Exchange ("NYSE"), a majority of the members of the Board must satisfy the NYSE criteria for "independence." No director qualifies as independent under the NYSE rules unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company). The Board has determined that each of Messrs. Bowlin, Cardis, Ingram, Pyott and von Schack, and Drs. Link and McNeil is independent under the NYSE rules. Mr. Mussallem is not independent under the NYSE rules as a result of his position as our Chief Executive Officer.

Corporate Governance Guidelines

        Our Board has adopted a set of Corporate Governance Guidelines (the "Governance Guidelines") to assist the Board and its committees in performing their duties and serving the best interests of the Company and its stockholders. The Governance Guidelines cover topics including, but not limited to, director selection and qualification, director responsibilities and operation of the Board, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning, recoupment of performance-based compensation, and the annual evaluations of the Board. The Governance Guidelines are available on our website at www.edwards.com under "Investors"—Corporate Governance and Responsibility."

Board Leadership Structure

        Our Chief Executive Officer also serves as the Chairman of the Board. This leadership structure has been in place since we first became a public company in 2000. This approach is commonly used by other public companies in the United States, and our Board believes it has been effective for our Company as well. We have a single leader, and our Chairman and Chief Executive Officer ("CEO") is seen by customers, business partners, investors, and others as providing strong leadership for the Company in the communities we serve and in our industry. Our Board believes that combining the roles of Chairman of the Board and Chief Executive Officer has fostered a more constructive and cooperative relationship between the Board and management, and that communications between the Board and management are more open and effective than they would be under a different structure. Our Board also believes that, given its size and the constructive working relationships of its members, changing the existing structure would not improve the performance of the Board. The directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in overseeing the affairs of the Company. All directors are well-engaged in their responsibilities, express their views, and are open to the opinions expressed by other directors.

        Our Board believes that it is important to have an active, engaged, and independent Board. The requirements of the NYSE are that a majority of the members of the Board be independent.

Additionally, our Governance Guidelines provide that a substantial majority of our Board and all of the members of our Audit Committee and Compensation Committee will be independent under the applicable rules of the NYSE. All members of our Board, other than the Chairman, are independent under applicable NYSE standards. In order to assure that the independent directors are not inappropriately influenced by management, the non-management members of the Board meet in executive session, without management, in conjunction with each of the regularly scheduled meetings of the Board and each committee, and otherwise, as deemed necessary. These executive sessions allow directors to speak candidly on any matter of interest, without the CEO or other members of management present. Our Governance Guidelines provide that if our Chairman of the Board is also our Chief Executive Officer, or if our Chairman is otherwise not independent, our independent directors shall annually select an independent director to serve as Presiding Director. Mr. von Schack is currently designated as the Presiding Director and, as such, he presides at the executive sessions of the Board. In addition, among other things, the Presiding Director serves as a liaison between the independent members of the Board and the Chairman and other members of management, providing feedback to management from the Board's executive sessions, coordinating the activities of the independent directors, including calling meetings of the independent directors as necessary and appropriate to address their responsibilities, and provides advice and counsel to the Chairman.

Board Role in Risk Oversight

        It is management's responsibility to manage risk and bring to the Board's attention the most material risks to the Company. The Board has oversight responsibility of the processes established to monitor systems and operations, and identify material risks applicable to the Company. The Audit Committee regularly reviews enterprise-wide risk management, which focuses primarily on manufacturing processes and supplier quality, product development processes and systems, and regulatory compliance issues. The Audit Committee also regularly reviews treasury risks (insurance, credit, and debt), financial and accounting risks, legal and compliance risks, information technology security risks, and other risk management functions. In addition, the Audit Committee considers risks to the Company's reputation and reviews risks related to the sustainability of our operations.

        The Compensation Committee considers risks related to succession planning, the attraction and retention of talent, and risks relating to the design of compensation programs and arrangements. As part of its normal review of these risks, the Compensation Committee considers the Company's compensation policies and practices to determine if their structure or implementation provides incentives to employees to take unnecessary or inappropriate risks that could have a material adverse effect on the Company. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. The Compensation Committee has determined that the implementation and structure of the compensation policies and practices do not encourage unnecessary and inappropriate risks that are could have a material adverse effect on the Company. The Compensation Committee further determined that the Company's compensation programs and practices appropriately encourage employees to achieve a strong balance sheet, improve operating performance, and create value for stockholders, without encouraging unreasonable or unrestricted risks. In making these determinations, the Compensation Committee considered the views of the Company's compensation staff and legal counsel, as well as the independent compensation consultant.

        The full Board considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility. Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under "Board Leadership Structure" above.

 Meetings of the Board

        During the year ended December 31, 2013, the Board held seven meetings. Each director attended at least 75% of the total of all meetings of the Board and any applicable committee held during the period of his or her tenure in 2013.

        The Company encourages, but does not require, its directors to attend the annual meeting of stockholders. All of our directors attended our 2013 annual meeting.

Committees of the Board

        To facilitate independent director review, and to make the most effective use of the directors' time and capabilities, we have established the Audit Committee and the Compensation Committee. The Board is permitted to establish other committees from time to time as it deems appropriate.

        Audit Committee.    The Audit Committee comprises three directors, each of whom must be independent as defined under applicable rules of the NYSE and the SEC, and financially literate as defined under applicable rules of the NYSE. The Board has determined that each of the members of the Audit Committee is "independent" and "financially literate" under applicable rules of the NYSE and the SEC, and that Mr. Cardis is an "audit committee financial expert" under the rules of the SEC. The responsibilities of the Audit Committee are included in its written charter, which is posted on our website at www.edwards.com under "Investors"—Corporate Governance and Responsibility."

        As described more fully in the Audit Committee charter, the primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities relating to the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the Company's adherence to policies regarding ethics and business practices, the independent registered public accounting firm's qualifications, performance, and independence, the performance of the Company's internal audit function , and the Company's enterprise-wide risk management practices. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, as well as adoption of accounting and financial reporting principles and internal controls, and procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations. The Company has a full-time internal audit function that reports to the Audit Committee and to management and is responsible for, among other things, objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company's system of internal controls. The Company also has a Chief Responsibility Officer who manages the Company's ethics and compliance programs and reports to the Audit Committee.

        The Audit Committee appoints, retains, terminates, determines compensation for, and oversees the independent registered public accounting firm, reviews the scope of the audit by the independent registered public accounting firm, and inquires into the effectiveness of the Company's accounting and internal control functions. The Audit Committee also assists the Board in establishing and monitoring ethics and compliance with the ethical Global Business Practice Standards of the Company. The Company's Global Business Practice Standards are posted on our website at www.edwards.com under "Investors"—Corporate Governance and Responsibility." The Audit Committee also reviews, with the Company's management and the independent registered public accounting firm, the Company's policies and procedures with respect to risk assessment and risk management.

        The Audit Committee held eleven meetings in 2013 and organized its activities at each meeting through the use of a periodic agenda, incorporating additional agenda items as suggested by Audit Committee members or current Company events. At each regularly scheduled meeting, the Audit Committee received reports from the senior members of the Company's financial management team and the Chief Responsibility Officer. Additionally, the Audit Committee met in executive sessions and without others present at each of its regularly scheduled meetings, with the Company's independent registered public accounting firm, and, periodically, with the Vice President of Internal Audit, the Company's Chief Financial Officer, the Company's Chief Responsibility Officer, and the Company's General Counsel, in addition to sessions without others present. The current members of the Audit Committee are Messrs. Cardis (Chairperson), Pyott, and von Schack.

        Compensation and Governance Committee.    The Compensation Committee comprises four directors, each of whom must be independent as that term is defined under the rules of the NYSE. The Board has determined that each of the members of the Compensation Committee is "independent" under the rules of the NYSE. In making this determination for each member of the Compensation Committee, the Board considered whether the director has a relationship with the Company that is material to the director's ability to be independent from management in connection with the duties of a member of the Compensation Committee. Each of the members of this committee is also a "nonemployee director" as that term is defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an "outside director" as that term is defined in Treasury Regulation § 1.162-27(3). The responsibilities of the Compensation Committee are included in its written charter, which is posted on our website at www.edwards.com under "Investors"—Corporate Governance and Responsibility."

        The Compensation Committee determines the compensation of executive officers and recommends to the Board the compensation of outside directors, exercises authority of the Board concerning employee benefit plans, advises the Board on other compensation and employee benefit matters, and oversees the evaluation of the Board and management. The Compensation Committee also advises the Board on board committee structure and membership and corporate governance matters. The Compensation Committee may, and has, delegated authority to the CEO to grant rights in, or options to purchase, shares of the Company's common stock to eligible employees who are not executive officers. In 2013, the Compensation Committee retained the services of Semler Brossy Consulting Group ("Semler Brossy"). See "Compensation Discussion and Analysis—Compensation Process" for additional information regarding the Compensation Committee's engagement of Semler Brossy.

        In addition, the Compensation Committee makes recommendations to the Board regarding candidates for election as directors of the Company and is otherwise responsible for matters relating to the nomination of directors. The Compensation Committee maintains formal criteria for selecting director nominees who will best serve the interests of the Company and its stockholders. The criteria used for selecting director nominees are set forth in the Compensation Committee's charter, and include experience, interest in the Company, intelligence, honesty, judgment, high ethics and standards, the absence of conflicts of interest, independence of mind, willingness to devote the required time, and compatibility with the Board and management. In addition to these requirements, the Compensation Committee also evaluates whether the candidate's skills and experience are complementary to the existing Board members' skills and experience, as well as the need of the Board for operational, management, financial, international, technological, or other expertise. The members of the Compensation Committee interview candidates that meet the criteria and the Compensation Committee selects nominees that it believes best suit the needs of the Board. From time to time, the Compensation Committee may engage the services of an executive search firm to assist the Compensation Committee in identifying and evaluating candidates for the Board.

        The Compensation Committee will consider qualified candidates for director nominees suggested by the Company's stockholders. Stockholders can suggest qualified candidates for director nominees by writing to the Secretary of the Company at One Edwards Way, Irvine, California 92614. Submissions received that meet the criteria described above are forwarded to the Compensation Committee for further review and consideration. The Compensation Committee does not intend to evaluate candidates proposed by stockholders any differently than other candidates.

        The Compensation Committee held five meetings in 2013. The current members of the Compensation Committee are Messrs. Bowlin (Chairperson) and Ingram, and Drs. Link and McNeil.

Board Diversity Policy

        The Compensation Committee is responsible for identifying, evaluating, and recommending to the Board, individuals qualified to be directors of the Company. The Compensation Committee's charter sets forth the membership criteria against which potential director candidates are evaluated. These written membership criteria state that the Company "seeks a board with diversity of background among its members, including diversity of experience, gender, race, ethnic or national origin, and age." In performing this responsibility, the Compensation Committee considers women and minority candidates consistent with the membership criteria and the Company's non-discrimination policies. The Compensation Committee also considers fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness, and responsibility; a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental, or educational organization; and the ability to hold independent opinions and express them in a constructive manner. Of equal importance, the Compensation Committee and the Board seek individuals who are compatible and able to work well with other directors and executives. The satisfaction of these criteria is implemented and assessed through ongoing consideration of directors and nominees by the Compensation Committee and the Board, as well as the Board's self-evaluation and peer evaluation processes. Based upon these activities and its review of the current composition of the Board, the Compensation Committee and the Board believe that these criteria have been satisfied. As a result, the members of the Board represent diverse backgrounds and experience in many areas, including financial, industrial, entrepreneurial, and educational.

Communications with the Board

        Any interested party who desires to contact any member of the Board, including the Presiding Director or the non-management members of the Board as a group, may write to any member or members of the Board at: Board of Directors, c/o Secretary, Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614. Communications will be received by the Secretary of the Company and, after initial review and determination of the nature and appropriateness of such communications, will be distributed to the appropriate members of the Board depending on the facts and circumstances described in the communication.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of February 28, 2014 by each stockholder known by the Company to own beneficially more than 5% of the common stock. Percent of beneficial ownership is based upon 105,051,368 shares of the Company's common stock outstanding as of February 28, 2014. Unless otherwise indicated, the Company believes that the stockholders listed have sole voting and investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Total Shares Beneficially Owned	Percentage of Class
Principal Stockholders:
Capital Research Global Investors(1)	13,738,600	13.08%
333 South Hope Street Los Angeles, CA 90071
Capital World Investors(2)	13,339,400	12.70%
333 South Hope Street Los Angeles, CA 90071
The Growth Fund of America, Inc.(3)	8,982,700	8.55%
333 South Hope Street Los Angeles, CA 90071
The Vanguard Group, Inc.(4)	7,361,439	7.01%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(5)	7,346,857	6.99%
40 East 52nd Street New York, NY 10022
Wellington Management Company LLP(6)	5,564,500	5.30%
280 Congress Street Boston, MA 02210

(1)
Based solely on information contained in the Schedule 13G/A filed with the SEC by Capital Research Global Investors, on its own behalf, on February 13, 2014. The Schedule 13G/A indicates Capital Research Global Investors has sole voting power and sole dispositive power for 13,738,600 shares.

(2)
Based solely on information contained in the Schedule 13G/A filed with the SEC by Capital World Investors, on its own behalf, on February 13, 2014. The Schedule 13G/A indicates Capital World Investors has sole voting and sole dispositive power for 13,339,400 shares.

(3)
Based solely on information contained in the Schedule 13G/A filed with the SEC by The Growth Fund of America, Inc., on its own behalf, on February 13, 2014. The Schedule 13G/A indicates Capital World Investors has sole voting 8,982,700 and no dispositive power for 8,982,700 shares. These shares may be separately reflected in the filing made by Capital Research Global Investors and/or Capital World Investors.

(4)
Based solely on information contained in the Schedule 13G/A filed with the SEC by The Vanguard Group, Inc., on its own behalf, on February 12, 2014. The Schedule 13G/A indicates The Vanguard Group, Inc. has sole voting power for 182,145 shares, shared dispositive power for 167,745 shares, and sole dispositive power for 7,193,694 shares.

(5)
Based solely on information contained in the Schedule 13G/A filed with the SEC by BlackRock, Inc. on its own behalf, on February 10, 2014. The Schedule 13G/A indicates BlackRock, Inc. has sole voting power for 6,157,553 shares and sole dispositive power for 7,346,857 shares.

(6)
Based solely on information contained in the Schedule 13G filed with the SEC by Wellington Management Company, LLP, on its own behalf, on February 14, 2014. The Schedule 13G indicates Wellington Management Company, LLP has shared voting power for 232,700 shares, and shared dispositive power for 5,564,500.

        The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of February 28, 2014 by (i) each of the Named Executive Officers; (ii) each of our directors; and (iii) all of our directors and executive officers as a group.

        The number of shares subject to options that each beneficial owner has the right to acquire on or before April 29, 2014, and restricted stock units with restrictions that will lapse prior to that date, are listed separately under the column "RSUs and Shares Underlying Options." These shares are not deemed exercisable for purposes of computing the beneficial ownership of any other person. Percent of beneficial ownership is based upon 105,051,368 shares of the Company's common stock outstanding as of February 28, 2014. Unless otherwise indicated, the Company believes that the stockholders listed have sole voting and investment power with respect to all shares, subject to applicable community property laws.

	Outstanding Shares Beneficially Owned	RSUs and Shares Underlying Options	Total Shares Beneficially Owned	Percentage of Class
Named Executive Officers, Executive Officers and Directors:
Mr. Mussallem	390,679	1,550,523	1,941,202	1.85%
Mr. Abate(1)	46,307	448,702	495,009	*
Mr. Bobo	26,313	243,520	269,833	*
Mr. Solomon	31,154	166,400	197,554	*
Mr. Verguet	48,681	244,475	293,156	*
Mr. Bowlin	69,546	12,207	81,753	*
Mr. Cardis(2)	33,171	—	33,171	*
Mr. Ingram	36,663	—	36,663	*
Dr. Link	8,855	—	8,855	*
Dr. McNeil	23,805	1,814	25,619	*
Mr. Pyott	47,673	10,068	57,741	*
Mr. von Schack	24,962	—	24,962	*
All directors and executive officers as a group (14 persons)	831,282	3,056,559	3,887,841	3.70%

*
Less than 1%

(1)
Mr. Abate served as our Corporate Vice President, Chief Financial Officer ("CFO") until his retirement as CFO, effective December 31, 2013. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Abate with the SEC prior to December 31, 2013, adjusted to give effect to subsequent transactions through February 28, 2014 of which we are aware in connection with employment-related equity awards.

(2)
The number of shares shown for Mr. Cardis includes 10,533 shares of the Company's common stock pledged pursuant to the terms of a personal loan. This number of shares pledged is insignificant compared with 105,051,368 shares of the Company's common stock outstanding as of February 28, 2014. In addition, Mr. Cardis' stock holdings exceed the Company's stock ownership guidelines without taking into account these pledged shares. The Company has adopted a pledging policy that requires Mr. Cardis to terminate this pledging arrangement no later than January 10, 2015, and prior to this date, prohibits him from increasing the number of shares he has pledged or entering into new arrangements once the current arrangements terminate.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

        Set forth below are the names and ages of each of our current executive officers, their positions with us, and summaries of their backgrounds and business experience. None of the executive officers has any family relationship with any other executive officer or any of our directors.

        Michael A. Mussallem, age 61. Mr. Mussallem has been Chairman of the Board and Chief Executive Officer of the Company since 2000. Prior to 2000, he held a variety of positions with increasing responsibility in engineering, product development, and senior management at Baxter International Inc. ("Baxter"). Mr. Mussallem received his Bachelor of Science degree in Chemical Engineering and also an honorary doctorate degree from the Rose-Hulman Institute of Technology. Currently, Mr. Mussallem serves on the boards and executive committees of the Advanced Medical Technology Association (AdvaMed), California Healthcare Institute (CHI), and the Orange County OCTANe Foundation for Innovation. He is an advisory board member for the Leonard D. Schaeffer Center for Health Policy & Economics at the University of Southern California, on the executive committee of the Healthcare Leadership Council, and a trustee of the University of California, Irvine Foundation. Mr. Mussallem is the former chairman of the boards of directors of both AdvaMed and CHI.

        Donald E. Bobo, Jr., age 52. Mr. Bobo has been our Corporate Vice President, Heart Valve Therapy since 2007 and is responsible for the Company's global surgical heart valve business, including valve replacement and repair devices. He most recently served as the Company's Vice President and General Manager of Transcatheter Mitral Repair and as Vice President, Corporate Strategy. Prior to joining the Company in 1995, Mr. Bobo served as Director and General Manager of the Non-Invasive Monitoring business unit of InnerSpace, Inc., a medical device startup company. He currently serves as a member of the board of InnerSpace Neuro Solutions, Inc. Mr. Bobo holds a Bachelor's degree in Mathematics from Bob Jones University and a Master's degree in Engineering from the University of Southern California.

        Carlyn D. Solomon, age 51. Mr. Solomon is our Corporate Vice President, Critical Care and Vascular, and is also responsible for the Company's global supply chain. Prior to joining the Company in June 2005, he served in a number of positions at Baxter Healthcare Corporation, including interim President of the company's BioScience Division, Vice President of Global Manufacturing, and Vice President of Global Operations. Mr. Solomon has served as an executive board member for the California Manufacturers and Technology Association and the Plasma Protein Therapeutics Association. He currently serves as Vice Chairman of the board of directors of Camp Kasem. Mr. Solomon earned a Bachelor's degree in Industrial Engineering from Kansas State University.

        Scott B. Ullem, age 47. Mr. Ullem became our Corporate Vice President, Chief Financial Officer in January 2014. Prior to joining the Company, Mr. Ullem served from May 2010 to December 2013 as Vice President and Chief Financial Officer of Bemis Company Inc., a publicly traded manufacturer of packaging products and pressure sensitive materials. Mr. Ullem served from 2008 to May 2010 as the Vice President, Finance of Bemis. Before joining Bemis, Mr. Ullem was a Managing Director at Banc of America Securities from 2005 to 2008. Prior to that, he spent 14 years at Goldman Sachs, where his most recent position was as Managing Director in the investment banking services group. Mr. Ullem earned a Bachelor's degree from DePauw University and an MBA from Harvard Business School.

        Patrick B. Verguet, age 56. Mr. Verguet has been our Corporate Vice President, Europe, Middle East and Africa since 2004, and has been responsible for operations in Canada and Latin America since 2010 and 2012, respectively. Since 1984, he served the Company (or Baxter) in various positions including Vice President of Sales, Europe; Global Business Director for hemofiltration, Business Unit/Country Manager for the Company's operations in Western Europe, General Manager of the Company's operations in Utah, and Vice President and General Manager of the Company's Cardiac Surgery Systems business. Mr. Verguet holds a degree as Doctor in Pharmacy from the University of Besançon.

        Huimin Wang, M.D., age 57. Dr. Wang is our Corporate Vice President, Japan, and Asia Pacific. From 2004 to 2010, he served as our Corporate Vice President, Japan and Intercontinental and was Corporate Vice President, Japan from 2000 to 2004. Previously, he was a representative director of Baxter Limited, a Japan corporation. Dr. Wang earned his Doctor of Medicine degree from Kagoshima University in Japan and was a Resident and Staff Physician in anesthesiology at Keio University Hospital in Tokyo. He earned his MBA from the University of Chicago. Dr. Wang is a Visiting Associate Professor in the Department of Anesthesiology at Keio University.

        Larry L. Wood, age 48. Mr. Wood is our Corporate Vice President, Transcatheter Heart Valve, and is responsible for our key initiatives in transcatheter heart valve replacement. Most recently, from March 2004 to February 2007, he served as Vice President and General Manager, Percutaneous Valve Interventions. Since 1985, Mr. Wood served the Company (or Baxter) in positions including Manufacturing Management and as Senior Director of Regulatory Affairs and Clinical Studies for the Heart Valve Therapy business. From 2001 to 2004, he was the Vice President, Global Franchise Management. Mr. Wood holds an MBA from Pepperdine University.

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis describes and provides disclosure about the objectives and policies underlying the Company's compensation programs for our 2013 fiscal year named executive officers ("Named Executive Officers"), who were:

  •
  Michael A. Mussallem, CEO;

  •
  Thomas M. Abate, CFO, who retired as CFO as of December 31, 2013;

  •
  Donald E. Bobo, Jr., Corporate Vice President, Heart Valve Therapy;

  •
  Carlyn D. Solomon, Corporate Vice President, Critical Care and Vascular, and

  •
  Patrick B. Verguet, Corporate Vice President, Europe, Middle East, Africa, Canada, and Latin America.

        Executive Summary.     Edwards Lifesciences provides life-saving products to people with cardiovascular disease, the number-one cause of death in the world. Our business is complex, competitive, and highly regulated. Managing our business well in this challenging environment has contributed significantly to our success. This requires talented and energetic leaders who work toward our goals and drive our continued success.

        Pay for Performance Philosophy.    The Compensation Committee strongly believes that executive compensation should be tied to performance and strives to create a pay-for-performance culture. Our compensation objectives are to offer programs that emphasize performance-based compensation and align the financial interests of our executives with those of the Company's stockholders. As described in more detail below under "Elements of Compensation," we use three primary indicators of performance to determine annual incentive compensation: company-wide financial measures, company-wide operational and strategic goals, and individual performance. Long-term incentive awards are granted predominantly in the form of stock options and performance-

based restricted stock options ("PBRSUs") based on relative total shareholder return in order to better align the interests of our executives with those of our stockholders.

        2013 Financial Performance and Incentive Plan Outcomes.    In 2013, we demonstrated significant year-over-year growth in revenue, net income, and free cash flow, and completed the year in a stronger position than any time in our history. We also returned approximately $496.9 million to our stockholders during 2013 through our stock repurchase program. Additionally, during 2013, we launched important new products, reported strong clinical data, made significant progress on several key development milestones, and invested 16 percent of sales in research and development, all which, we believe, positions us well for sustainable future growth.

        Despite these significant accomplishments, we did not reach all of the financial goals we set for the year. Performance on the company-wide financial measures was sufficient to fund annual cash incentives but was below target levels. Based on this and on our performance on key operating goals, the incentive plan for corporate level employees for 2013 was funded at 48% of the targeted amount. Given a significant decline in our share price during the year, our CEO voluntarily elected to receive no annual cash incentive.

        Our long-term incentives are also aligned with results. Stock option grants awarded in each of the last several years have exercise prices above the Company's recent stock price. In addition, the PBRSUs granted in the last two years are tracking below the threshold level based on relative stock price through December 31, 2013, and will not pay out if stock performance remains below this level.

        Compensation Program Highlights.    At the 2013 annual meeting, our stockholders cast an annual advisory vote on our executive compensation policies and procedures. Approximately 98% of the votes cast supported these policies and procedures. The Compensation Committee engages in a periodic review of the Company's executive compensation and benefits programs and makes changes as appropriate to reflect the Company's compensation philosophy and objectives, and to serve the best interests of our stockholders. As a result, our executive compensation programs and processes are intended to reflect a number of best practices, including:

  •
  Approximately 88% of the total direct compensation (as defined below) of our CEO and approximately an average of 76% of our other Named Executive Officers is performance-based.

  •
  Equity compensation is structured to vest over a multi-year period and includes PBRSUs that are based on relative total stockholder return.

  •
  Our regular practice is to provide stockholders an annual opportunity to evaluate and vote on proposed increases to the number of shares available for grant under the Long-Term Stock Program.

  •
  Stock ownership guidelines set a target for the CEO to hold stock with value of at least six times his base salary and the other Named Executive Officers to hold stock with value of at least three times their base salary, and executives must hold 50% of the net shares acquired under Company equity awards until the stock ownership guideline is met.

  •
  Change-in-control severance agreements contain "double triggers" requiring both a change-in-control and a termination of employment within a specified period of time in order for severance benefits to be payable, and these agreements do not include excise tax gross-up provisions.

  •
  We maintain a recoupment policy for performance-based compensation.

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  We have never engaged in repricing of options and other equity awards granted under our equity compensation program.

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  We have an anti-hedging policy that prohibits any director and employee with a title of vice president or above from writing put or call options or otherwise buying or selling options on the Company's stock, as well as an anti-pledging policy that prohibits holding Edwards' securities in a margin account or otherwise pledging Edwards' securities as collateral for a loan.

        Compensation Philosophy and Objectives for the Named Executive Officers.     Our compensation programs are designed to attract, retain, motivate, and engage executives with superior leadership and management capabilities to enhance stockholder value. Within this overall philosophy, our objectives are to:

  •
  offer programs that place a higher emphasis on performance-based compensation than fixed compensation;

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  align the financial interests of executives with those of the Company's stockholders; and

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  provide compensation that is competitive.

        We strongly believe that a significant amount of compensation for the Named Executive Officers should be composed of short- and long-term incentives, or at-risk pay, to focus the executives on competitive and strategic initiatives. The amount of such short- and long-term incentive compensation is dependent on achievement of annual Company goals, individual performance, and long-term increases in the value of the Company's stock.

        The target total direct compensation for each Named Executive Officer consists of (i) base salary, (ii) Incentive Pay Objective (as defined below), and (iii) long-term incentive awards (presented using their grant date fair values). The following chart illustrates the portions of the 2013 target total direct compensation for the CEO and the average for the Named Executive Officers other than the CEO:

        Compensation Process.     The Compensation Committee is responsible for discussing, evaluating, and approving the compensation for the CEO and the other Named Executive Officers, including the specific objectives and target performance levels to be included in our executive compensation plans. The CEO and other members of our executive leadership team develop the Company's strategic plan as well as more detailed annual plans for execution. These plans are reviewed and approved by the Board. The CEO then provides input to the Compensation Committee regarding the Company's plan and strategic objectives. In addition, the CEO and the Company's

Corporate Vice President, Human Resources, provide recommendations to the Compensation Committee regarding compensation of the Named Executive Officers (other than the CEO). The Compensation Committee determines the compensation of the CEO and reviews and approves the compensation of our other Named Executive Officers.

        Due to the retirement of the consultant from Ernst & Young LLP ("E&Y"), our then current independent compensation consultant, the Compensation Committee conducted a review of several compensation consultants during 2012 to replace E&Y. In November 2012, the Compensation Committee selected Semler Brossy Consulting Group ("Semler Brossy") as the committee's independent compensation consultant for 2013. The Compensation Committee continued to engage E&Y until May 2013 to assist in the transition of its responsibilities to Semler Brossy. The Compensation Committee has taken into account the six factor test adopted by the SEC and New York Stock Exchange to analyze the independence of Semler Brossy, and determined that Semler Brossy is independent, without conflicts of interest.

        The CEO and the Corporate Vice President, Human Resources, are invited to, and regularly attend, Compensation Committee meetings as non-voting guests. The Compensation Committee regularly meets in executive session without participation by the CEO or other management representatives. Meetings of the Compensation Committee may only be called by members of the Compensation Committee. In addition, our CEO and our Corporate Vice President, Human Resources, meet with the Compensation Committee's independent compensation consultant in preparation for Compensation Committee meetings, and the independent compensation consultant also regularly attends Compensation Committee meetings.

        Use of Competitive Data.     We generally position each Named Executive Officer's total direct compensation to approximate the median for comparable positions at competitive peer companies. However, in determining the appropriate positioning level of each Named Executive Officer's total direct compensation and each component of compensation for a Named Executive Officer, the Compensation Committee also takes into account its assessment of the Company's or business unit's general performance, as applicable for each executive, and the executive's tenure, experience, level of individual performance, and potential to contribute to the Company's future growth. Accordingly, a Named Executive Officer's actual compensation may be higher or lower than the median for the position based on the Compensation Committee's assessment of these other factors and we have the flexibility to change positioning for one or more executives in the future if the Compensation Committee determines that changes are appropriate.

        Consistent with our philosophy of emphasizing pay for performance, the total cash compensation packages are designed to pay above the pay positioning levels when the Company exceeds its goals and below the pay positioning levels when the Company does not achieve its goals. In the event threshold levels of performance are not attained, no annual incentive payment is earned. For purposes of establishing the value of equity awards, stock options are valued as of the grant date using the Black-Scholes valuation model, restricted stock units are valued at the fair market value of the underlying shares at the grant date, and PBRSUs are valued using a Monte Carlo simulation model. Except as otherwise noted above or described below, the Compensation Committee's executive compensation determinations are subjective and the result of the Compensation Committee's business judgment, which is informed by the experiences of the members of the Compensation Committee as well as the input from, and peer group data provided by, the Compensation Committee's independent compensation consultant.

        In order to establish competitive compensation market data for the Named Executive Officers, the Compensation Committee's independent compensation consultant uses public proxy information from companies primarily in the medical device industry. These peer companies are chosen based on their market capitalization, revenue, complexity, extent to which the Compensation Committee believes they compete with the Company for executive talent, and geographic location (the "Comparator Group"). The composition of the Comparator Group is reviewed periodically to monitor the appropriateness of the profiles of the companies included so that the group continues to reflect the Company's competitive market and provides statistical reliability. The review of the Comparator Group for pay decisions in 2013 was conducted in November 2012, at which time Gen-Probe Incorporated was replaced by its acquirer, Hologic, Inc., and Illumina was removed due to its proposed acquisition by Roche. For 2013, the Comparator Group consisted of the following companies:

Edwards Lifesciences 2013 Comparator Group
Allergan, Inc.	Masimo Corp.
Becton Dickinson & Co.	Medtronic, Inc.
Boston Scientific Corp.	PerkinElmer, Inc.
C. R. Bard, Inc.	ResMed, Inc.
CareFusion, Inc.	St. Jude Medical, Inc.
Covidien plc	Stryker Corp.
Hologic, Inc.	Thoratec Corp.
Hospira, Inc.	Varian Medical Systems, Inc.
Integra Lifesciences Holding Corp	Zimmer Holdings, Inc.

        As of December 31, 2012, the Company ranked at the 63rd percentile of this group in terms of market capitalization. Compensation data are generally regressed for market capitalization to ensure that the data are not distorted by larger companies. Regression analysis is a commonly used technique to size-adjust data, which allows for more statistically valid comparisons. The key measure used in our regression model is market capitalization. Based on this measure, the regression formula correlates and adjusts the raw data for base salary, total cash compensation, and total direct compensation to predict those items based on the market capitalization for each of the Comparator Group companies.

        Although data from the Comparator Group are the primary data input for compensation decisions for the Named Executive Officers, the Compensation Committee also considers compensation data for companies in the high technology, life sciences, and medical device industries reported in the following nationally recognized surveys: Hewitt Total Compensation Management Executive Compensation United States, Radford Global Lifesciences Survey, Radford U.S. Executive Survey, Mercer Benchmark Database (Executive Positions), and SIRS Executive Compensation Survey. These data are used to verify the reasonableness of the results from the Comparator Group related to base salary and total cash compensation. The Compensation Committee considers the survey data generally, without focusing on any one particular group or sub-set of companies included in the data (other than the Comparator Group identified above). The Compensation Committee believes it is appropriate to refer to these additional data because the Company competes with these types of companies for executive talent. If the results of the Comparator Group vary significantly from the data from the other surveys, the Compensation Committee will consider such information in its decision-making process. To date, reference to the data from the other surveys has not resulted in a change to the decisions based on the Comparator Group.

        When compared to similar positions at our 2013 Comparator Group companies, total direct compensation and the elements of compensation (base salary, total cash compensation, and long-term incentive award value) approximated or were below the median for all of the Named

Executive Officers, except that Mr. Verguet's salary and total cash compensation are positioned higher than the median as a result of past pay decisions to reflect the higher cost of living in Switzerland and the impact of currency conversion.

        Elements of Compensation.     The compensation package for each Named Executive Officer consists primarily of (a) base salary, (b) an annual cash incentive payment based on attainment of pre-established financial measures, and operating goals, and individual performance, and (c) long-term stock-based incentive awards designed to further align the interests of the Named Executive Officers with those of the Company's stockholders. Each of these three components of compensation is intended to promote one or more of the Company's objectives of designing executive compensation that is competitive, is performance-based, and aligns the interests of the executives with the Company's stockholders.

        Base Salary.    In determining a Named Executive Officer's base salary, the Compensation Committee considers the following factors in addition to competitive data: responsibilities, tenure, prior experience, and expertise; individual performance; future potential; and internal equity. Base salary is the fixed compensation element of executive compensation, and satisfies the compensation objective of providing competitive compensation that will help attract and retain qualified executives. Base salary is also intended to provide a certain level of security and continuity from year to year. The Compensation Committee generally reviews each Named Executive Officer's base salary each year in February and any approved changes are effective beginning the first pay period in April. The base salary for the CEO is established in a similar manner and is described more fully under "Employment and Post-Termination Agreements," below. Base salaries in 2013 for the Named Executive Officers were increased between 3% and 9% over the level in effect for 2012 in order to help maintain market competitiveness and recognize internal roles and contributions.

        Annual Cash Incentive Payment.    All of the Named Executive Officers and many other management and non-management level salaried employees (approximately 2,360 employees) participated in the Edwards Lifesciences Incentive Plan (the "Incentive Plan"). All participants in the Incentive Plan receive annual cash incentive payments that are tied to the achievement of corporate financial measures, operating goals, and individual performance, and the Incentive Plan provides no economic guarantee.

        The Incentive Plan for the Named Executive Officers is structured to preserve the tax deductibility of payments under the Incentive Plan. As such, targets for all Named Executive Officers have been established and expressed as maximum amounts payable under the Incentive Plan. The Compensation Committee may then use "negative discretion" to reduce the payment based on performance results (corporate financial measures, operating goals, or individual performance). By setting a high amount that can then be reduced, we are advised that the Incentive Plan meets the requirements of Section 162(m) of the Internal Revenue Code ("Section 162(m)"). See "Tax and Accounting Implications—Policy Regarding Section 162(m)" below. A reduction from the maximum amount is not necessarily a negative reflection on performance. In applying negative discretion, the Compensation Committee also utilizes for each Named Executive Officer a reference target for annual incentive payments, the "Incentive Pay Objective," as the amount of incentive payment that will be earned for expected performance. For 2013, annual Incentive Pay Objectives (as a percentage of their base salary) for the Named Executive Officers approximated the median of the Comparator Group.

        Anticipating the application of negative discretion, the Compensation Committee utilizes the Incentive Pay Objective for the Named Executive Officers so that the total cash compensation (base salary plus incentive payment for expected performance) will be at approximately the median of the Comparator Group. The maximum amounts payable and the reference target Incentive Pay Objective established for each Named Executive Officers is reported in the accompanying "Grants of Plan-Based Awards in Fiscal Year 2013" table.

        For 2013, the financial performance thresholds for funding Named Executive Officer annual cash incentive payments were achievement of at least one of the following: revenue growth of at least 7.5%, net income of at least $353 million, or free cash flow of at least $290 million, with all numbers being calculated on a non-GAAP basis consistent with internal management processes. All three financial performance thresholds were satisfied in 2013 (revenue growth was 10.8%, net income was $359.4 million, and free cash flow was $312.1 million). The Compensation Committee then proceeded to apply its negative discretion to determine annual cash incentive payments for the Named Executive Officers. In doing so, the Compensation Committee considered first the overall Incentive Plan funding levels, discussed in more detail below, followed by an assessment of individual performance, as compared to pre-established objectives and overall. An individual's incentive payment may range from 0% -200% of his or her Incentive Pay Objective, subject to the maximum payments discussed above. Each of these two steps is discussed in more detail below:

  (1)
  Incentive Plan Funding

        The Compensation Committee, after consultation with management, sets annual incentive performance goals each year based on the financial and operating goals in the Company's business plan for the year. Incentive Plan funding for the year is determined when achievement of the predetermined financial measures and operational goals are known. The following illustration shows how the Incentive Plan is funded:

        First, the Board assesses the percentage of achievement of pre-established Company financial measures. No funding is earned if actual performance associated with at least one of the financial goals does not exceed the pre-established minimum threshold. If the Company achieved the maximum level specified for each financial goal, the maximum funding for this measure would be 175%.

        For 2013, the Company's financial goals, and the corresponding weightings, were as follows: revenue growth (50% weighting); net income (30% weighting); and free cash flow (20% weighting). The following table sets forth the target level for each goal as well as the level of achievement required to earn the various levels of financial measure achievement. Interpolation is applied for results between the levels shown in the chart.

2013 Company Financial Performance Measures*

Percentage of Financial Measure Achievement	Revenue Growth 50% Weight	Net Income ($M) 30% Weight	Free Cash Flow** ($M) 20% Weight
0%	Less than 7.5%*	Less than $353.0*	Less than $290.0*
25%	7.5%*	$353.0*	$290.0*
100% (Target)	14.5%*	$383.0*	$320.0*
175%	19.5%*	$414.0*	$350.0*

Actual	10.8%*	$359.4*	$312.1*

*
Performance measures used in setting and determining incentive compensation are not calculated in accordance with GAAP and reflect adjustments for items such as constant foreign exchange rates, divested businesses, and other special items.

**
Defined as cash flow from operations less capital expenditures.

        Second, the financial measure achievement is multiplied by the level of achievement of pre-established key operating drivers (the "KODs"). The Company establishes KODs each year to address specific business initiatives consistent with the Company's confidential internal strategic and operating plans. The KODs address specific business units, products and product lines, and focus the executive team on the areas and initiatives most important to the Company's future success. The Company has established a range of performance for each KOD. These ranges are established with the expectation that the target range should be achievable with the expected level of performance. Performance within the expected range results in a multiplier of 100%. Performance below the range is considered sub-optimal and will result in a reduction of the multiplier below 100%. Performance above the range is considered extraordinary and results in an increase of the multiplier above 100%. Actual KOD performance can range from 0% to 200%, yet the aggregate KOD multiplier may not exceed 150%.

        In 2013, there were four KODs: lead the global transformation of aortic valve disease treatment; broaden leadership in structural heart disease; drive acute care monitoring to standard-of-care in appropriate patients; and strengthen organization, expand capabilities, and simplify processes. The Board determined in its judgment that overall KOD performance for 2013 was 83%.

        Based on the formula above, combining financial performance (58%) with KOD performance (83%), the Compensation Committee arrived at actual Incentive Plan funding for corporate level employees for 2013 at 48% of the targeted amount.

  (2)
  Individual Performance

        Individual performance objectives for the CEO are established by the Compensation Committee, and the individual performance objectives for each Named Executive Officer (other than the CEO) are established collaboratively by the CEO and each such executive. The Compensation Committee believes each executive has an appropriate number of meaningful individual performance objectives. In choosing the individual performance objectives, the CEO and the Compensation Committee strive to create objectives, the attainment of which are designed to implement the Company's strategic and operating plans, with a focus on the achievement of the financial measures and operational goals within each executive's individual area of responsibility.

        These objectives are considered in the aggregate to determine an overall performance assessment for each Named Executive Officer for the purposes of the compensation formula. Although some of the individual performance objectives are expressed in qualitative terms that require subjective evaluation, objectives also include several quantitative measures. However, the assessment of the overall performance for each Named Executive Officer involves a subjective process. The CEO reviews the performance of each Named Executive Officer with the Compensation Committee and recommends a performance assessment for each executive. The Compensation Committee then exercises subjective judgment, reviewing the individual performance objectives, the overall performance of the individual executive against all of his or her individual objectives, taken together, and the executive's performance relative to the environment and to other executives. There is no formal weighting of the individual performance objectives. Individual performance may impact an executive's cash incentive payment from 0% to 200% of the amount determined based on financial measures and KOD achievement.

        The individual performance objectives established by the Compensation Committee for the CEO and the other Named Executive Officers and the factors considered by the Compensation Committee for 2013 are described below.

        Mr. Mussallem:     Mr. Mussallem's 2013 performance objectives were to develop and execute corporate strategy; achieve Company financial goals and Key Operating Drivers; increase stockholder value; drive innovation and product leadership; attract and retain talented employees;

promote a culture of ethical business practices and social responsibility; and provide leadership as Board Chairman. The Compensation Committee found that Mr. Mussallem achieved most but not all of his objectives, noting that Edwards' financial results demonstrated impressive growth but fell short of expectations and that he oversaw important product-specific and infrastructure-related strategic initiatives.

        Mr. Abate:     Mr. Abate's performance objectives were to ensure the Company's financial reporting maintains the highest integrity; maximize the Company's internal financial department's contribution to the Company's long-term financial success; work to enhance the Company's financial health; maintain a high standard of investor relations; attract and retain talented employees to the Company's global finance team; optimize the Company's capital capacity; and enhance stockholder returns. The Compensation Committee noted that Mr. Abate fulfilled most of his performance objectives, and recognized his commitment to remain with Edwards until a CFO successor was secured and a smooth transition of responsibilities could occur.

        Mr. Verguet:     Mr. Verguet's performance objectives were to achieve 2013 European, Canadian, and Latin American key operating drivers and financial goals; drive new product introductions in Europe, Eastern Europe, Middle East, Africa, and Canada; drive innovation and product leadership; enhance leadership in key franchises; attract, develop, and retain talented employees; and promote a culture of ethical business practices and social responsibility. The Compensation Committee noted his leadership abilities to achieve results above those expected and his continued focus on talent development across all geographies.

        Mr. Solomon:     Mr. Solomon's performance objectives were to develop, evolve, and execute the strategy to transform the Critical Care business to consistently deliver significant sales growth with improving profitability; achieve the financial goals for the Critical Care business; meet 2013 product development Key Operating Drivers; attract, develop, and retain talented employees; promote a culture of customer focus, innovation, and operational excellence; and ensure quality compliance leadership. The Compensation Committee noted that although the Critical Care financial results fell short of expectations, Mr. Solomon fulfilled the majority of his performance objectives, including his leadership of global operations.

        Mr. Bobo:     Mr. Bobo's performance objectives were to develop, evolve, and execute the strategy for the Surgical Heart Valve business to consistently deliver sales growth and achieve the financial goals for the Surgical Heart Valve business; meet 2013 product development Key Operating Drivers; execute company-wide Information Technology initiatives; attract, develop, and retain talented employees; and promote a culture of customer focus, innovation, and operational excellence. The Compensation Committee noted that although Surgical Heart Valve financial results were mixed, Mr. Bobo fulfilled his key objectives in developing new product pipeline and expanding manufacturing capacity.

        Committee Review Process.    The Compensation Committee generally meets each February to review and approve annual incentive payments for the prior year and to set incentive performance targets for the current year. The Compensation Committee may adjust the incentive payment levels based on financial measure achievement, KOD achievement, individual performance, and total stockholder return. In February 2014, after reviewing the Company's 2013 performance versus financial and operational goals, total stockholder return performance, and business segment performance, the Compensation Committee awarded incentive payments totaling approximately $760,000 to the Named Executive Officers. The amount awarded to the Named Executive Officers ranged between 46% and 60% of the Incentive Pay Obejctive for the Named Executive Officers (excluding the CEO, who voluntarily elected to receive no annual cash incentive). The amount awarded to each Named Executive Officer for 2013 is reported in the accompanying "Summary Compensation" table. The incentive payments were paid in March 2014.

        Long-Term Incentive Awards.    The long-term incentive awards are designed to (i) enhance the value of the Company (and, ultimately create stockholder value) by aligning participants' interests more closely to those of the Company's stockholders and by providing participants with an incentive to manage the Company from the perspective of an owner; and (ii) retain qualified employees.

        Since 2012, our long-term incentive awards consisted of stock options and PBRSUs. For 2013, stock options were weighted 75% of the total long-term incentive award, and PBRSUs were weighted 25% of the total long-term incentive award. We use options to tie our executives' pay directly to stockholder value creation over the long-term and PBRSUs to measure relative total stockholder return. We believe measuring a combination of absolute and relative total stockholder return results in a balanced program that appropriately aligns our executives' pay with stockholder value. Specifically, PBRSUs are based on three-year relative total stockholder return measured against the companies in the Morgan Stanley Healthcare index on the date of grant and are still publicly traded companies on the last day of the performance period. The PBRSUs granted in May 2013 vest on May 14, 2016 according to the following scale:

Percentile Rank vs. Companies in the Morgan Stanley Healthcare Index on the Grant Date	Payout as a Percentage of Target
75th percentile	175% of target
50th percentile	100% of target
25th percentile	25% of target
<25th percentile	0% of target

        Based on our relative stock price performance as of December 31, 2013, the PBRSUs granted in 2012 and 2013 are below the threshold performance level. If performance remains below the threshold level, then the PBRSUs will not pay out.

        Stock options granted to Messrs. Mussallem and Abate vest monthly over twenty-four months, each with a seven-year term, consistent with vesting standards established for executives who were retirement-eligible before May 12, 2011. Stock options granted to Messrs. Solomon, Verguet, and Bobo vest annually over four years and have a seven-year term.

        At the Compensation Committee meeting immediately preceding the stockholder meeting in May of each year, the Compensation Committee generally determines the size of the long-term incentive award for each Named Executive Officer based on competitive total direct compensation pay positioning guidelines using market reference data from the Comparator Group for the executive, along with the individual executive's level of responsibilities, ability to contribute to and influence long-term results of the Company, and individual performance. Of these factors, the ability to influence the Company's long-term goals and individual performance are weighted most heavily. In keeping with the Company's commitment to provide a total compensation package that emphasizes at-risk components of pay, long-term incentives for 2013 comprised, on average, 66% of the value of the Named Executive Officers' total direct compensation package.

        For 2013, the CEO evaluated each Named Executive Officer's performance (other than his own), as discussed previously (see "Compensation Process" above), and established specific recommendations for the Compensation Committee's consideration. Accordingly, the Compensation Committee established awards for the Named Executive Officers (other than the CEO) based on these recommendations and the Committee's assessment of the factors noted above for each executive. The Compensation Committee evaluated the CEO's performance using the same criteria as discussed above in "Compensation Process" to establish the appropriate award for the CEO.

        Grants are made under the Long-Term Stock Program, which was last approved by the stockholders in May 2013. Stock options granted during 2013 have an exercise price equal to the closing price on the day of the regular Board meeting held on the next day following Compensation Committee approval. As discussed above, the Compensation Committee approved the 2013 awards for the Named Executive Officers at its meeting in May 2013.

        The awards made to the Named Executive Officers for 2013 are set forth in the accompanying "Grants of Plan-Based Awards in Fiscal Year 2013" table.

        Transition Grants.    As reflected in the "Grants of Plan-Based Awards in Fiscal Year 2013" table below, the Company is facilitating the transition of certain longer-service salaried exempt employees (including some of the Named Executive Officers) out of the Baxter pension plan in connection with the spin-off of the Company from Baxter in 2000 by granting them annual equity-based awards to compensate them for their lost pension benefits. The annual transition grants will continue until the earlier of when the employee reaches age 65 or terminates employment with the Company. In 2013, these awards were in the form of restricted stock units.

        On February 20, 2013, the Compensation Committee approved the transition grants for two Named Executive Officers: Mr. Mussallem and Mr. Abate. The number of restricted stock units awarded to each participant was determined by dividing the amount equivalent to the participant's 401(k)-eligible earnings for 2012 (as adjusted by a factor based on the participant's "points" under the Baxter pension plan) by the fair market value of the Company's common stock on the date of grant. On April 3, 2013, transition grants of 1,282 and 347 restricted stock units were awarded under the Long-Term Stock Program to Messrs. Mussallem and Abate, respectively. The restricted stock units subject to these 2013 transition grants to Messrs. Mussallem and Abate and other employees are scheduled to become 50% vested on the third anniversary of the grant date and 100% vested on the fourth anniversary of the grant date. Upon termination, retirement-eligible employees receive 25% of the restricted stock units subject to the award for each full year of employment with the Company measured from the grant date. To be retirement-eligible, an employee must be 55 years of age or older and have 10 or more years of service with the Company. As of December 31, 2013, Messrs. Mussallem and Abate were both retirement-eligible employees.

        In December 2013, Mr. Mussallem voluntarily waived his right to receive any future transition grants. He did not receive any compensation or benefits in exchange for this waiver.

        Stock Ownership Guidelines and Holding Requirement.     Under our guidelines, the CEO is expected to own shares of Company stock with an aggregate market value equal to at least six times his current base salary; the other Named Executive Officers are targeted to own shares with an aggregate market value equal to at least three times the executive's current annual base salary. Stock ownership guidelines were established to create additional owner commitment and to emphasize stockholder value creation. Target ownership levels are adjusted as the executives' annual base salaries change. All of the Named Executive Officers are in compliance with the ownership guidelines.

        Executives who have not met the guidelines must hold 50% of the their net shares of the Company's common stock acquired in connection with the exercise of stock options and the vesting of restricted stock and restricted stock unit awards (that is, shares of the Company's common stock held by the executive after satisfaction of applicable taxes and, in the case of options, payment of the applicable exercise price) until the guidelines are satisfied. In the event an executive had achieved the guideline but was unable to maintain his or her target ownership level due to a decline in the price of the Company's common stock, the 50% holding requirement would be reinstated.

        Market Timing of Equity Awards.     We do not have any program, plan, or practice to time equity grants to our Named Executive Officers (or any other optionee) in coordination with the release of material information. Annual equity awards for the Named Executive Officers are generally made at the Compensation Committee meeting in May of each year. The equity awards granted in connection with the transition of certain employees (including some of the Named Executive Officers) out of Baxter's pension plan are granted annually on the Company's founding anniversary in April following approval at the meeting of the Compensation Committee held in the preceding February. Any other equity awards to the Named Executive Officers, including grants to new hires, are generally made on the date of the next regularly scheduled Board meeting.

        Benefits and Perquisites.     The Named Executive Officers are eligible to participate in employee benefit programs generally offered to other employees of the Company including, for all Named Executive Officers located in the United States, the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan ("401(k)"), which provides for a Company matching contribution. These benefits generally provide, on average, approximately 7% of the value of the Named Executive Officer's total cash compensation. In addition, the Company provides certain other perquisites to its Named Executive Officers that are not generally available to the Company's employees. We believe that providing these perquisites enhances the competitiveness of the executive's compensation in a relatively inexpensive way. These perquisites are described below and reported in the "Summary Compensation Table."

        The Compensation Committee conducts an annual review of the competitiveness of the Company's perquisite program, including its individual components and levels, against the perquisite programs of companies in the Comparator Group. As a result of these reviews, the Compensation Committee may make adjustments from time to time in the benefits and perquisites provided as it determines to be appropriate. In February 2013, the perquisite program was revised to provide a monthly lump sum amount, consistent with our philosophy of maintaining a competitive perquisite program, while making administration of the program more streamlined for both the executive and those who administer the program. Our perquisite program for the Named Executive Officers includes the following:

        Car Allowance—An annual car allowance is paid as follows: $13,200 for the CEO, $10,800 for the other U.S.-based Named Executive Officers. An executive residing outside of the U.S. is entitled to an amount in local currency that provides such executive with similar car benefits as those received by an executive in the U.S. The car allowance is intended to cover expenses related to the lease, purchase, insurance, and maintenance of a vehicle, and mileage for business use. The car allowance is provided in recognition of the need to have executives visit customers, business partners, and other stakeholders in order to fulfill their job responsibilities. This travel causes wear and tear on personal vehicles and increases fuel expenses. The car allowance eases the administrative burden of tracking mileage and wear-and-tear each time travel occurs.

        Executive Physical Examination—Named Executive Officers are reimbursed for an annual executive physical examination, generally ranging from $1,300 to $3,700. This benefit encourages the proactive management of the executive's health, helping best position the executive team to be able to address the on-going and day-to-day issues facing the Company.

        Perquisite Allowance—Named Executive Officers receive a fixed annual allowance for certain expenses of $40,000 (plus two club memberships that are being used for corporate business purposes, at a combined cost of $9,224 in 2013) for the CEO, and $20,000 for the other Named Executive Officers. This benefit recognizes the diverse nature of expenses that have a business nexus that may be incurred by our executives. The allowance may also be used to cover certain personal financial, estate, and tax planning costs as we believe that it is appropriate for the executives to have professional assistance in managing their total compensation so that they can focus their full attention on growing and managing the business of the Company. The benefits covered by the allowance are also useful for conducting job-related business.

        Pension.     Mr. Verguet participates in the Company's pension plan applicable to its salaried employees at its Nyon, Switzerland facility (see the section "Pension Benefits" below). We do not have any pension plans in which any of the other Named Executive Officers participate.

        Deferred Compensation.     We have adopted a deferred compensation plan for the Named Executive Officers and certain other management employees to enable them to save for retirement by deferring their income and the associated tax to a future date or termination of employment. Under the Executive Deferred Compensation Plan (the "EDCP"), the Named Executive Officers and other key employees have the opportunity to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. We believe that the EDCP is comparable to similar plans offered by companies in the Comparator Group.

        In 2001, the Company adopted the Executive Option Plan (the "EOP"), a nonqualified option plan for the benefit of its executives and other key employees. The EOP permitted participants to elect to forego all or a portion of their compensation (base salary and bonus) and receive instead options to purchase shares of mutual funds or common stock of the Company. We discontinued participation in the EOP on December 31, 2004. The outstanding options under the EOP are fully vested. The participating Named Executive Officers are entitled to receive payment of dividend equivalents on outstanding options they hold under the EOP in accordance with the terms of the EOP. Following Mr. Abate's December 31, 2013 retirement, no Named Executive Officer participates in the EOP.

        The amounts deferred and accrued under the EDCP and the EOP for the Named Executive Officers are reported below in the "Summary Compensation Table" and the "Nonqualified Deferred Compensation Plans" table.

        Employment and Post-Termination Agreements.     We have entered into an employment agreement with the CEO as well as change in control severance agreements with the CEO and the Company's other Named Executive Officers as discussed below. Messrs. Abate, Bobo, and Solomon are eligible to participate in a severance plan for eligible employees to receive severance benefits upon an involuntary termination of employment due to the elimination of their position or a reduction in workforce.

        Chief Executive Officer Employment Agreement.    The Company's employment agreement with the CEO, Mr. Mussallem, was approved by the Compensation Committee, and provides for, among other things, his appointment as Chief Executive Officer, an annual base salary, bonus, and long-term incentive awards as determined by the Board, and, in certain circumstances, severance payments upon termination of employment.

        Mr. Mussallem's base salary is reviewed and may be adjusted annually based on the Compensation Committee's review of the Comparator Group data in consultation with the Compensation Committee's compensation consultant, and Mr. Mussallem's performance. The Compensation Committee followed the same philosophy and programs described above for executives in determining 2013 compensation for Mr. Mussallem. In addition, the Compensation Committee reviewed a tally sheet, which affixed a dollar amount to all components of Mr. Mussallem's compensation, including current compensation, equity awards, and benefits. The Compensation Committee believes, after reviewing Mr. Mussallem's total direct compensation, individual performance, and contribution to the Company's financial results during 2013, that Mr. Mussallem's total compensation and each component thereof were in line with the Company's compensation philosophy and objectives.

        If Mr. Mussallem's employment is involuntarily terminated by the Company without "cause," as defined in the employment agreement, the Company is required to pay certain severance benefits, provided he is not receiving the severance benefits under his change in control severance agreement. The material terms of the severance arrangement are described in the section "Potential Payments upon Termination or Change in Control," below.

        Change in Control Severance Agreements.    We have entered into agreements with the Named Executive Officers pursuant to which such individuals would be provided certain payments and benefits in the event of termination of employment following a change in control of the Company. We believe that this program enhances the likelihood of retaining the services of the executives in the event the Company were to become an acquisition target and allows the Named Executive Officers to continue to focus their attention on the Company's business operations, stockholder value, and the attainment of long-term and short-term objectives without undue concern over their employment or financial situations.

        The Compensation Committee, with input from its independent compensation consultant, reviews the terms of the agreements, including the level of severance benefits, periodically. As a result of this review in 2012, certain changes were made to the agreements, including among other things, removal of the excise tax gross-up provisions, and elimination of the CEO's right to receive severance benefits upon a voluntary termination of his employment at any time during the thirteenth month following a change in control. The material terms of the agreements are described in the section "Potential Payments upon Termination or Change in Control," below.

        The Company believes that the level of severance payments is fair and reasonable based on the years of service of the Named Executive Officers and the value the Company would derive from the services provided by the executives with change in control severance agreements prior to, and following, a change in control.

  Tax and Accounting Implications.

        Policy Regarding Section 162(m).    Section 162(m) generally limits the corporate deduction for annual compensation deemed paid to the Named Executive Officers, excluding the CFO, to $1,000,000 per individual, unless that compensation qualifies as performance-based under Section 162(m). The Compensation Committee considers the impact of this tax code provision and attempts, to the extent practical and consistent with our compensation philosophy, to implement compensation policies and practices that maximize the tax benefits to our stockholders. The Long-Term Stock Program is a stockholder-approved plan which has been structured so that any compensation deemed paid in connection with the exercise of stock options will qualify as performance-based compensation not subject to the $1,000,000 limitation. The awards to the Named Executive Officers under the Incentive Plan are currently intended to qualify as performance-based compensation so as not to be subject to the $1,000,000 limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible.

        The Compensation Committee recognizes the importance of preserving our ability to design compensation programs to attract and retain skilled and qualified individuals in a highly competitive market. The Compensation Committee will continue to design salary, annual incentive bonuses, and long-term incentive compensation in a manner that the Compensation Committee believes prudent or necessary to hire and retain our Named Executive Officers, and some of the compensation deemed paid to these executives may be nondeductible.

        2014 Compensation Decisions.     At its February 2014 meeting, the Compensation Committee approved average base salary increases of approximately 4% for the Named Executive Officers (excluding Mr. Mussallem, who did not receive an increase, and Mr. Abate, who retired from his position as CFO as of December 31, 2013) to maintain market competitiveness. The Compensation Committee also approved other base salary increases to recognize performance for other executives. In addition, the Compensation Committee established the Incentive Pay Objectives and the maximum target bonus for each Named Executive Officer, and established the Company's 2014 financial measures and operational goals under the Incentive Plan.

Report of the Compensation and Governance Committee

        The Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" disclosure with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the "Compensation Discussion and Analysis" be included in the Company's Proxy Statement distributed in connection with the Company's 2014 Annual Meeting of Stockholders.

The Compensation and Governance Committee:
Mike R. Bowlin (Chairperson)
Robert A. Ingram
William J. Link, Ph.D.
Barbara J. McNeil, M.D., Ph.D.

Executive Compensation

        The "Summary Compensation Table" quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers for 2013. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of stock options, PBRSUs, and restricted stock units. Named Executive Officers also received the other benefits listed in the "All Other Compensation" column of the "Summary Compensation Table," as further described in the footnotes to the table.

        The "Summary Compensation Table" should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer's base salary and annual bonus is provided immediately following the "Summary Compensation Table." The "Grants of Plan-Based Awards in Fiscal Year 2013" table, and the accompanying description of the material terms of the stock options and stock unit awards granted in 2013, provides information regarding the long-term equity incentives awarded to Named Executive Officers in 2013. The "Outstanding Equity Awards at 2013 Fiscal Year-End" and "Option Exercises and Stock Vested in Fiscal Year 2013" tables provide further information on the Named Executive Officers' potential realizable value and actual value realized with respect to their equity awards.

 Summary Compensation Table

        The following table sets forth a summary, for the years indicated, of the compensation of the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers of the Company whose total compensation for 2013 was in excess of $100,000 and who were serving as executive officers at the end of 2013. No other executive officers that would have otherwise been includable in the table on the basis of total compensation for 2013 have been excluded by reason of their termination of employment or change in executive status during that year.

Name and Principal Position	Year	Salary $(1)	Stock Awards $(2)	Option Awards $(2)	Non-Equity Incentive Plan Compensation $(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(4)	All Other Compensation $(5)	Total $
Mr. Mussallem	2013	879,808	1,482,117	4,125,859	$ —	—	124,166	$6,611,950
Chairman of the Board and	2012	825,000	1,875,735	3,661,715	881,000	—	144,436	7,387,886
Chief Executive Officer	2011	825,000	116,937	4,005,997	1,119,195	—	142,536	6,209,665
Mr. Abate(6)	2013	515,375	387,363	1,075,928	$ 177,600	—	46,818	$2,203,084
Former Corporate Vice President,	2012	479,326	680,504	763,591	302,600	—	64,094	2,290,115
Chief Financial Officer	2011	446,769	345,240	848,675	361,760	4,270	58,106	2,064,820
Mr. Verguet	2013	607,782	275,035	824,507	$ 264,367	421,604	$ 90,508	$2,483,803
Corporate Vice President	2012	582,431	307,384	698,926	350,503	465,866	78,361	2,483,471
	2011	567,950	—	874,198	456,757	639,818	89,187	2,627,910
Mr. Solomon	2013	472,372	318,592	955,541	$ 150,480	—	63,039	$1,960,024
Corporate Vice President	2012	454,098	450,098	1,025,414	240,567	—	66,162	2,236,339
	2011	423,923	—	1,250,885	371,280	—	62,751	2,108,839
Mr. Bobo	2013	440,646	318,592	955,541	$ 166,320	—	49,376	$1,930,475
Corporate Vice President	2012	407,848	400,697	914,167	250,875	—	51,230	2,024,817
	2011	379,923	—	1,099,262	314,874	—	52,053	1,846,112

(1)
Amounts shown for 2013 include amounts that were deferred into the EDCP as follows: Mr. Mussallem—$105,764; Mr. Abate—$323,936; Mr. Verguet—$0; Mr. Solomon—$32,406; and Mr. Bobo—$216,050. The EDCP provides executives and other key employees the opportunity to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. The EDCP is more fully described in the section following the "Nonqualified Deferred Compensation Plans" table below.

Mr. Verguet's compensation is converted from Swiss Francs to United States dollars. The conversion rate was determined by averaging the monthly intercompany exchange rate for the year. Mr. Verguet's base salary expressed in Swiss Francs for 2013, 2012, and 2011 was CHF 562,345, 543,970, and 532,000, respectively.

(2)
The amounts reported in these columns reflect the aggregate grant date fair value of the stock awards and option awards during the applicable year. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see the discussion of stock awards and option awards contained in Note 12 of the "Notes to Consolidated Financial Statements" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC. The table below sets forth the grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 principles established for the PBRSUs awarded in fiscal 2013 and in fiscal 2012 based upon the probable outcome of the performance-related vesting conditions as of the grant date (we judged the "target" level of performance to be the probable outcome as of the grant date of the awards), and the grant date fair value of these awards assuming that the maximum level of performance was achieved:

Name	Year	Probable Outcome of Performance Conditions Grant Date Fair Value	Maximum Outcome of Performance Conditions Grant Date Fair Value
Mr. Mussallem	2013	$1,375,173	$2,406,552
	2012	$1,767,458	$3,093,052
Mr. Abate	2013	$ 358,416	$ 627,228
	2012	$ 367,763	$ 643,585
Mr. Verguet	2013	$ 275,035	$ 481,310
	2012	$ 307,384	$ 537,922
Mr. Solomon	2013	$ 318,592	$ 557,536
	2012	$ 450,098	$ 787,672
Mr. Bobo	2013	$ 318,592	$ 557,536
	2012	$ 400,697	$ 701,220
(3)
Amounts shown in this column for 2013 were earned under the Incentive Plan based on achievement of performance criteria for 2013, as described in the "Compensation Discussion and Analysis." Amounts shown include amounts that were deferred into the EDCP as follows: Mr. Mussallem—$0; Mr. Abate—$177,600; Mr. Verguet—$0; Mr. Solomon—$0; and Mr. Bobo—$83,160. Amounts earned but not deferred were paid to the executives in 2013.

(4)
Amounts shown in this column for the individuals, other than Mr. Verguet, reflect dividend equivalents paid in cash under the Company's EOP. Please refer to the table under the heading "Executive Option Plan" below for a description of aggregate earnings in connection with this plan. Please refer to the section following the "Nonqualified Deferred Compensation Plans" table below for a description of the plan itself.

Mr. Verguet participates in our pension plan for salaried employees at our Nyon, Switzerland facility (see the section, "Pension Benefits" below). The amounts shown in this column include employer contributions and investment earnings, and do not include regular employee contributions of approximately $114,845 in 2013, $60,723 in 2012, and $58,225 in 2011; and additional voluntary employee contributions of approximately $1,981,272 in 2013, $1,689,173 in 2012, and $1,069,466 in 2011. The amount of Mr. Verguet's regular employee contributions to the Nyon pension plan is reflected in the total amount included in the "Base Salary" column of the "Summary Compensation Table" for the applicable fiscal year.

(5)
The "All Other Compensation" column includes the following amounts paid to the Named Executive Officers for the year ended December 31, 2013. The amounts disclosed are the actual costs to us of providing these benefits.

Type of Compensation	Mr. Mussallem	Mr. Abate	Mr. Verguet		Mr. Solomon	Mr. Bobo
401(k) Company Match	$ 10,200	$ 9,844	—		$10,200	$10,200
EDCP Company Contribution	$ 59,602	$ 2,183	—		$17,962	$ 7,797
Car Allowance or Company Car Lease Payments	$ 13,200	$10,800	$32,307		$10,800	$10,800
Officer Perquisites Flexible Allowance (includes, among other things, financial planning expenses, airline club dues, club membership dues, home office supplies, personal travel expenses)	$ 40,000	$20,000	$20,213	*	$20,000	$20,000
Reimbursement for Annual Physical Examination Expenses	—	$ 3,285	—		$ 3,285	—
Life Insurance Premiums	$ 1,164	$ 706	$37,988		$ 792	$ 579

Totals	$124,166	$46,818	$90,508		$63,039	$49,376

*  Converted from Swiss Francs to United States dollars. The conversion rate was determined by averaging the monthly intercompany exchange rate for the year.

(6)
Mr. Abate retired as the Company's CFO, effective December 31, 2013.

        Employment Agreements.    As described in the "Compensation Discussion and Analysis" section of this Proxy Statement, we entered into an amended and restated employment agreement with Mr. Mussallem on March 9, 2009. During 2013, the Company did not have employment agreements with the other Named Executive Officers. Provisions of Mr. Mussallem's employment agreement relating to post-termination of employment benefits are discussed under in above are described below in the "Potential Payments upon Termination or Change in Control" section of this Proxy Statement.

Grants of Plan-Based Awards in Fiscal Year 2013

        The following table provides certain summary information concerning each grant of an incentive award made to Named Executive Officers in 2013 under a compensation plan.

													All Other Option Awards; Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(6)				All Other Stock Awards: Number of Shares of Stock/Units (#)						Grant Date Fair Value of Stock and Option Awards ($)(3)
															Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($)
Name	Grant Date(1)	Approval Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Mr. Mussallem	4/3/2013	2/21/2013		1,080,000	(4)	2,160,000					1,282	(5)					$106,944
	5/14/2013	5/13/2013											234,300	(7)	$71.57	$71.57	$4,125,859
	5/14/2013	5/13/2013						27,625	(6)	48,344							$1,375,173
Mr. Abate	4/3/2013	2/21/2013		370,000		740,000					347	(5)					$28,947
	5/14/2013	5/13/2013											61,100	(7)	$71.57	$71.57	$1,075,928
	5/14/2013	5/13/2013						7,200	(6)	12,600							$358,416
Mr. Verguet	5/14/2013	5/13/2013		411,683	(4)	823,366							40,900	(8)	$71.57	$71.57	$824,507
	5/14/2013	5/13/2013						5,525	(6)	9,669							$275,035
Mr. Solomon	5/14/2013	5/13/2013		330,000	(4)	660,000							47,400	(8)	$71.57	$71.57	$955,541
	5/14/2013	5/13/2013						6,400	(6)	11,200							$318,592
Mr. Bobo	5/14/2013	5/13/2013		315,000	(4)	630,000							47,400	(8)	$71.57	$71.57	$955,541
	5/14/2013	5/13/2013						6,400	(6)	11,200							$318,592

(1)
The Company's practice is to grant equity-based awards on the date of the Board meeting on the next day following the Compensation Committee's approval of the grants. However, certain grants made in connection with the transition of certain employees (including some of the Named Executive Officers) out of Baxter's pension plan are granted annually on the Company's founding anniversary in April following approval at the meeting of the Compensation Committee held the preceding February. Please see footnote 5 below regarding an explanation of such transition grants.

(2)
These are awards payable under the Incentive Plan for 2013. See the discussion on "Annual Cash Incentive Payment" at page 25 for additional information. Amounts for Mr. Verguet were converted from Swiss Francs to United States dollars using an exchange rate of 1.11 CHF/USD.

(3)
Amounts disclosed reflect the grant date fair value of the stock award or option award determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. For the assumptions and methodologies used to value the awards reported in this column, see footnote 2 to the "Summary Compensation Table" above.

(4)
The awards to Messrs. Mussallem, Verguet, Solomon, and Bobo under the Incentive Plan for 2013 were intended to qualify as performance-based compensation so as not to be subject to the $1,000,000 limitation under Section 162(m). See the discussions at page 25 on "Annual Cash Incentive Payment" and at page 25 on "Incentive Pay Objective" for additional information. The amounts set forth above represent the Incentive Pay Objective anticipated to be paid for performance that meets pre-established objectives, after the exercise of negative discretion by the Compensation Committee.

(5)
As described in the "Compensation Discussion and Analysis" section of this Proxy Statement under the heading, "Transition Grants," Messrs. Mussallem and Abate were each awarded a transition grant under the Long-Term Stock Program on April 3, 2013. The material terms of the restricted stock units are described in the section "Equity Incentive Plan Awards—Restricted Stock Units" below.

(6)
These are PBRSUs granted under the Long-Term Stock Program that vest based on a combination of certain service and market conditions. The material terms of the options are described in the section "Equity Incentive Plan Awards—Performance-Based Restricted Stock Units" below.

(7)
Options to acquire common stock are granted under the Long-Term Stock Program. Consistent with vesting standards established for executives who were retirement-eligible before May 12, 2011, the options vest and become exercisable in twenty-four equal monthly installments, and are subject to the executive's continued employment with the Company. The material terms of the options are described in the section "Equity Incentive Plan Awards—Options" below.

(8)
These are options to acquire common stock are granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on May 12, 2013 subject to the executive's continued employment with the Company. The material terms of the options are described in the section "Equity Incentive Plan Awards—Options" below.

   Non-Equity Incentive Plan Awards

        The material terms of the non-equity incentive plan awards reported in the table above are described in the "Compensation Discussion and Analysis" section of this Proxy Statement under the heading, "Elements of Compensation—Annual Cash Incentive Payment."

  Equity Incentive Plan Awards

        Each of the equity incentive awards reported in the table above was granted under, and is subject to, the terms of the Long-Term Stock Program. The Long-Term Stock Program is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. Additional terms of the equity incentive plan awards reported in the table above are described in the "Compensation Discussion and Analysis" section of this Proxy Statement under the heading, "Elements of Compensation—Long-Term Incentive Awards" and in the footnotes accompanying the table above.

        Under the terms of the Long-Term Stock Program, if there is a change in control of the Company, each Named Executive Officer's outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable. Specific terms regarding the effect of a change in control of the Company apply to PBRSUs as described below.

        In addition, each Named Executive Officer may be entitled to accelerated vesting of his outstanding equity-based awards upon certain conditions of termination of employment with the Company. The terms of this accelerated vesting are described in this section and in the section titled "Potential Payments Upon a Termination or Change in Control."

        Options.    Each option reported in the table above was granted with a per-share exercise price equal to the fair market value of a share of Company common stock on the grant date. For these purposes, and in accordance with our Long-Term Stock Program and our option grant practices, the fair market value is equal to the closing price of a share of Company common stock on the grant date.

        Stock options granted to Messrs. Mussallem and Abate in 2013 become vested in monthly installments over the twenty-four month period following the grant date, consistent with vesting standards established for executives who were retirement-eligible before May 12, 2011. Upon termination of employment due to retirement, unvested stock options will immediately terminate, and the executive will have until the earlier of five years following that date or the normal expiration date to exercise the vested portion. Stock options granted to Messrs. Solomon, Verguet, and Bobo in 2013 become vested annually over four years following the grant date. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in 2013 has a term of seven years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer's employment (subject to any accelerated vesting that may apply pursuant to the terms of the executive's employment agreement or change in control severance agreement, as applicable). As in prior years, the options granted to Named Executive Officers during 2013 do not include any dividend rights.

        Restricted Stock Units.    The awards of restricted stock units granted to our Named Executive Officers in 2013 vest based solely on the executive's continued employment or service with the Company and must become vested over a minimum period of three years following the grant date of the award. Each restricted stock unit represents a contractual right to receive one share of Company common stock upon vesting of the unit. The restricted stock unit awards granted in 2013 to Messrs. Mussallem and Abate become vested as to 50% of the total number of units subject to the award on each of the third and fourth anniversaries of the grant date. Upon termination of employment, retirement-eligible employees vest in 25% of the restricted stock units subject to the award for each full year of employment with the Company measured from the grant date. To be retirement eligible, an employee must be 55 years of age or older and have ten or more years of service with the Company. As of December 31, 2013, the following Named Executive Officers were retirement eligible: Messrs. Mussallem, Abate, and Verguet.

        Holders of restricted stock units will not have any stockholder rights until the underlying shares are actually issued. However, the Long-Term Stock Program provides that dividend equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding restricted stock units, subject to such terms and conditions as the Compensation Committee deems appropriate

        Performance-Based Restricted Stock Units.    The table above reports awards of PBRSUs granted to our Named Executive Officers in 2013. Each PBRSU represents a contractual right to receive one share of Company common stock if the applicable performance-based and time-based vesting requirements are satisfied. The PBRSUs were granted to the Named Executive Officers on May 13, 2013 and have a three-year performance period commencing on April 1, 2013 and ending on March 31, 2016.

        The number of shares of Company common stock issuable upon vesting of the PBRSUs depends on the achievement of applicable performance goals and will range from 0% to 175% of the target number of shares subject to the award. The PBRSUs become eligible to vest based on the percentile ranking of the Company's Total Stockholder Return ("TSR") for the three-year performance period when measured against the TSR of the companies in the Morgan Stanley Healthcare Product Companies Index (the "RXP") on the grant date and are still publicly traded companies on the last day of the performance period. For purposes of the PBRSU awards granted in 2013, TSR means, as to both the Company and the companies included in the RXP, as the case may be, the average of the closing price of a share for each trading day during the quarter prior to the beginning of the performance period compared to the average of the closing price of a share for each trading day for the last quarter of the performance period, as determined by the Compensation Committee and subject to certain adjustments with respect to shares of the Company common stock and whether an entity remains publicly traded for the duration of the performance period. The percentage of the PBRSUs that become vested at the end of the performance period will depend on the Company's TSR percentile ranking at the end of the performance period as follows:

Percentile Rank vs. Companies in the Morgan Stanley Healthcare Index on the Grant Date	Payout as a Percentage of Target
75th percentile	175% of target
50th percentile	100% of target
25th percentile	25% of target
<25th percentile	0% of target

        The applicable percentage of the target award earned will be interpolated on a linear basis between the levels stated above. Any PBRSUs that do not become eligible to vest will be cancelled and automatically terminate as of the end of the performance period.

        In general, if the Named Executive Officer's employment terminates during the performance period for any reason other than "cause" or "good reason" (as such terms are defined in the award agreement evidencing the PBRSUs), the PBRSUs will immediately terminate. If the Named Executive Officer's employment terminates due to a termination by the Company without cause, by the executive with good reason, or due to the executive's death, "disability" or "retirement" (as such terms are defined in the award agreement evidencing the PBRSUs) during the performance period, the PBRSUs will remain eligible to vest at the end of the performance period based on actual attainment of the performance goals, and the executive will receive a pro rata portion of the shares subject to the PBRSU award based on the whole months of service with the Company during the performance period. If there is a change in control of the Company during the performance period and prior to a termination of the executive's employment, the PBRSUs will automatically become vested as to 100% of the target number of shares subject to the award. In the event a change in control of the Company occurs following the last day of the performance period and prior to May 13, 2016, subject to the executive's continued employment through such date, the PBRSUs will immediately become vested as to the number of units that otherwise would have become vested as of that date.

        Similar to restricted stock units described above, vested PBRSUs are payable in an equal number of shares of Company common stock. The Compensation Committee will determine the exact number of shares of Company common stock issuable pursuant the PBRSUs based on performance (if any) in May after the end of the performance period. Payment will generally be made within 60 days following the vesting date of May 13, 2016. Holders of PBRSUs will not have any stockholder rights until the underlying shares are actually issued.

Outstanding Equity Awards at 2013 Fiscal Year-End

        The following table provides certain summary information concerning outstanding equity awards held by the Named Executive Officers as of December 31, 2013, including the vesting schedules for the portions of these awards that had not vested as of that date:

		Option Awards					Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Mussallem	05/10/2007	82,000			$24.42	05/09/2014
	05/08/2008	352,000			$27.77	05/07/2015
	05/07/2009	416,000			$31.47	05/06/2016
	05/13/2010	300,000			$50.96	05/12/2017
	05/12/2011	190,700			$89.23	05/11/2018
	05/09/2012	131,731	34,669	(2)	$85.45	05/08/2019
	05/14/2013	68,336	165,964	(2)	$71.57	05/13/2020
	04/05/2010						1,290	(3)	$ 84,830
	04/04/2011						1,368	(3)	$ 89,960
	04/03/2012						1,480	(3)	$ 97,325
	05/09/2012									16,100	(4)	$1,058,736
	04/03/2013						1,282	(3)	$ 84,304
	05/14/2013									27,625	(4)	$1,816,620

Total		1,540,767	200,633				5,420			43,725

Mr. Abate	05/10/2007	94,000			$24.42	05/09/2014
	05/08/2008	100,800			$27.77	05/07/2015
	05/07/2009	90,000			$31.47	05/06/2016
	05/13/2010	61,800			$50.96	05/12/2017
	05/12/2011	40,400			$89.23	05/11/2018
	05/09/2012	27,470	7,230	(2)	$85.45	05/08/2019
	05/14/2013	17,820	43,280	(2)	$71.57	05/13/2020
	04/05/2010						293	(3)	$ 19,268
	05/13/2010						2,700	(3)	$177,552
	04/04/2011						307	(3)	$ 20,188
	05/12/2011						3,575	(3)	$235,092
	04/03/2012						362	(3)	$ 23,805
	05/09/2012						3,350	(3)	$220,296
	05/09/2012									3,350	(4)	$ 220,296
	04/03/2013						347	(3)	$ 22,819
	05/14/2013									7,200	(4)	$ 473,472

Total		432,290	50,510				10,934			10,550

Mr. Verguet	05/10/2007	28,000			$24.42	05/09/2014
	05/08/2008	72,800			$27.77	05/07/2015
	05/07/2009	80,000			$31.47	05/06/2016
	05/13/2010	48,000	16,000	(5)	$50.96	05/12/2017
	05/12/2011	18,450	18,450	(5)	$89.23	05/11/2018
	05/09/2012	7,225	21,675	(5)	$85.45	05/08/2019
	05/14/2013		40,900	(5)	$71.57	05/13/2020
	05/09/2012									2,800	(4)	$ 184,128
	05/14/2013									5,525	(4)	$ 363,324

Total		254,475	97,025							8,325

		Option Awards					Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Solomon	05/07/2009	65,500			$31.47	05/06/2016
	05/13/2010	63,900	21,300	(5)	$50.96	05/12/2017
	05/12/2011	26,400	26,400	(5)	$89.23	05/11/2018
	05/09/2012	10,600	31,800	(5)	$85.45	05/08/2019
	05/14/2013		47,400	(5)	$71.57	05/13/2020
	05/09/2012								4,100	(4)	$ 269,616
	05/14/2013								6,400	(4)	$ 420,864

Total		166,400	126,900						10,500

Mr. Bobo	05/08/2008	73,270			$27.77	05/07/2015
	05/07/2009	80,000			$31.47	05/06/2016
	05/13/2010	57,600	19,200	(5)	$50.96	05/12/2017
	05/12/2011	23,200	23,200	(5)	$89.23	05/11/2018
	05/09/2012	9,450	28,350	(5)	$85.45	05/08/2019
	05/14/2013		47,400	(5)	$71.57	05/13/2020
	05/09/2012								3,650	(4)	$ 240,024
	05/14/2013								6,400	(4)	$ 420,864

Total		243,520	118,150						10,050

(1)
The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the "Number of Shares or Units of Stock That Have Not Vested" column by $65.76, the closing price of Company common stock on the last trading day of 2013.

(2)
Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for executives who were retirement-eligible before May 12, 2011, the options vest and become exercisable in twenty-four equal monthly installments beginning one month after the award date, and are subject to the executive's continued employment with the Company.

(3)
Restricted stock units under the Long-Term Stock Program. Restricted stock units become vested as to 50% of the total number of units subject to the award on each of the third and fourth anniversaries of the award date, and are subject to the executive's continued employment with the Company.

(4)
Target number of PBRSUs under the Long-Term Stock Plan. PBRSUs vest on the third anniversary of the award date, and are subject to the executive's continued employment with the Company. The number of shares issuable upon vesting of these PBRSUs will range from 0% to 175% of the target number of shares subject to the award and depend on satisfaction of applicable performance requirements over a three-year performance period.

(5)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on the first anniversary of the award date, and are subject to the executive's continued employment with the Company.

 Option Exercises and Stock Vested in Fiscal Year 2013

        The following table sets forth for each of the Named Executive Officers the number of shares of the Company's common stock acquired and the value realized on each exercise of stock options during the year ended December 31, 2013. No stock appreciation rights have been granted to the Named Executive Officers.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise(#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Mr. Mussallem	376,000	(3)	$19,336,373	2,556	$209,374
Mr. Abate	48,826	(4)	$ 2,593,450	7,831	$521,381
Mr. Verguet	32,000	(5)	$ 1,482,425	3,400	$216,444
Mr. Solomon	—		—	2,400	$152,784
Mr. Bobo	—		—	2,300	$146,418

(1)
The dollar amounts shown in the "Value Realized on Exercise" column are determined by multiplying (i) the number of shares of Company common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of Company common stock on the date of exercise and the exercise price of the options.

(2)
The dollar amounts shown in the "Value Realized on Vesting" column are determined by multiplying (i) the number of shares or units, as applicable, that vested, by (ii) the per-share closing market price of the Company common stock on the day prior to vesting.

(3)
All 376,000 options exercised by Mr. Mussallem were exercised pursuant to a pre-arranged stock trading plan established under Rule 10b5-1 of the Securities and Exchange Act of 1934 (a "Rule 10b5-1 Plan").

(4)
All 48,826 options exercised by Mr. Abate were exercised pursuant to a Rule 10b5-1 Plan.

(5)
Of the 32,000 options exercised by Mr. Verguet, 10,000 were exercised pursuant to a Rule 10b5-1 Plan.

Pension Benefits

        Mr. Verguet participates in our pension plan applicable to salaried employees at our Nyon, Switzerland facility. No other Named Executive Officer of the Company participates in any Company pension plan. The following table sets forth the actuarial present value of Mr. Verguet's accumulated benefit under the Nyon pension plan.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Mussallem	—	—	—	—
Mr. Abate	—	—	—	—
Mr. Verguet	Nyon Plan	11.33	$9,042,140	—
Mr. Solomon	—	—	—	—
Mr. Bobo	—	—	—	—

        Our Nyon pension plan is a cash balance plan under which each participant has an account balance consisting of savings and interest credits earned each year. Interest credits are determined annually. Savings credits are equal to a percentage of "insured salary" based upon the age of the participant (ranging from 0% at age 18 to 27% at age 55 or older). Insured salary includes salary and bonus reduced by social security offsets. The plan is funded by both employee and employer contributions, which are fully vested at all times. Over the last three years, Mr. Verguet made regular employee contributions of approximately $114,845 in 2013, $60,723 in 2012, and $58,225 in 2011;

and additional voluntary employee contributions of approximately $1,981,272 in 2013, $1,689,173 in 2012, and $1,069,466 in 2011. Normal retirement age is 65. At normal retirement, a participant may choose to receive the accumulated account balance as either a lump sum or in the form of a pension annuity. See Note 11 of the "Notes to Consolidated Financial Statements" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC, for a discussion of the assumptions and methodologies used to determine the present value of accumulated benefits under our pension plan.

Nonqualified Deferred Compensation Plans

        Information regarding the Named Executive Officers' participation in the Company's nonqualified deferred compensation plans for 2013 is included below.

        Executive Deferred Compensation Plan.    The following table sets forth information relating to the EDCP for 2013 for the Named Executive Officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Mr. Mussallem	$103,542	$59,602	$26,844	—	$2,413,407
Mr. Abate	$313,615	$ 2,183	$36,158	—	$2,858,477
Mr. Verguet	—	—	—	—
Mr. Solomon	$ 31,161	$17,962	$ 3,051	—	$ 275,143
Mr. Bobo	$209,064	$ 7,797	$20,339	—	$1,460,567

(1)
Executive contributions are included in the "Salary" column of the "Summary Compensation Table" above for 2013.

(2)
Company contributions are included in the "All Other Compensation" column of the "Summary Compensation Table" above for 2013.

(3)
"Earnings" is defined to reflect the difference in the account balance between the beginning and end of the year, less any executive or Company contributions and any amounts withdrawn or distributed. Earnings include realized and unrealized gains and losses, capital gains and losses, and dividends paid.

        The EDCP provides the Named Executive Officers and certain other employees with the opportunity to defer specified percentages (up to 25%) of their cash compensation and receive matching employer contributions that could not be deferred or contributed to the 401(k) because of the limitations under such plan imposed by the Internal Revenue Code. The EDCP also permits the participants to defer up to 100% of their annual incentive bonus and an additional 55% of their base pay, but the Company does not match the employee contribution above 25%. Participants may elect deferred amounts to be paid in the form of either a lump sum or in up to 15 annual installments either upon separation from service, a specified date, or death. Deferrals are credited with gain or loss based on the performance of one or more investment alternatives selected by the participant from among investment funds chosen by the Compensation Committee. Investment elections made for each plan year may not be revoked, changed, or modified except as permitted under the EDCP and subject to applicable law. No actual investments will be held in the participants' accounts and participants will at all times remain general unsecured creditors of the Company with respect to their account balances.

        Executive Option Plan.    In 2001, the Company adopted the EOP, which permitted the Named Executive Officers and certain other employees to receive options to purchase shares of mutual funds or common stock of the Company in lieu of all or a portion of their compensation from the Company. The Company discontinued option grants under the EOP on December 31, 2004.

        The following table sets forth information relating to the EOP for 2013 for the Named Executive Officers:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Mr. Mussallem	—	—	—	—	—
Mr. Abate	—	—	$16,835	$171,702	—
Mr. Verguet	—	—	—	—	—
Mr. Solomon	—	—	—	—	—
Mr. Bobo	—	—	—	—	—

(1)
Earnings include realized and unrealized gains and losses for the year and actual earnings, but exclude dividend equivalents paid in cash, which are discussed in footnote 4 to the "Summary Compensation Table" above.

(2)
Balance is calculated by taking the fair value of options held, less cost to exercise and less interest payments due to the Company.

        Under the EOP, the Named Executive Officers and certain other employees were provided with the opportunity to forego a portion of their cash compensation and receive in lieu thereof options to purchase shares of mutual funds or Company common stock (as selected by the participant) and matching employer contributions. Each plan participant received an option to purchase selected securities with a grant date value of one and one-third dollars for every dollar of his or her compensation foregone and any Company matching contributions, and an exercise price equal to 25% of the fair market value of the underlying securities on the grant date. No dividends or distributions were paid on the securities underlying the outstanding options that were paid in cash to the participants during 2013.

Potential Payments upon Termination or Change in Control

        Included below is a summary of the material terms and conditions of the agreements we have entered into with our Named Executive Officers that provide for certain payments and benefits in connection with a termination of their employment. These agreements are the only arrangements we have with our Named Executive Officers to provide benefits in connection with certain terminations of employment that are not otherwise part of our employee benefit plans that apply on the same terms to all salaried employees. Also described below are the terms of the Long-Term Stock Program which provides for the acceleration of outstanding equity awards in the event of a change in control of the Company.

        Change in Control Severance Agreements.    On October 9, 2012, we entered into amended and restated change in control severance agreements with each of the Named Executive Officers and certain other executives (the "Change in Control Severance Agreements"). The current terms of the Change in Control Severance Agreements extend through December 31, 2014, with automatic one-year extensions each year unless the Company provides notice that the agreement will not be extended. Under the terms of each executive's Change in Control Severance Agreement, the executive is entitled to receive certain severance payments if, at any time during the period commencing six months prior to and ending on the date that is 24 months following a change in control of the Company, the executive incurs a "qualifying termination" of employment. For these purposes, a "qualifying termination" of employment means a termination of the executive's employment due to either of the following during the period mentioned above: (i) the executive is involuntarily terminated by the Company without cause; or (ii) the executive voluntarily terminates employment for good reason.

        For purposes of the Change in Control Severance Agreements with the Named Executive Officers, "cause" is defined in the agreement and generally includes (1) certain willful and deliberate material breaches by the executive of the executive's duties and responsibilities that are not timely remedied pursuant to the terms of the agreement; (2) the executive engaging in conduct that is willfully, demonstrably and materially injurious to the Company that is not timely remedied pursuant to the terms of the agreement; or (3) the executive is convicted of, or pleads guilty or nolo contendere to, a felony that adversely affects the reputation of the executive or the Company.

        For purposes of the Change in Control Severance Agreements with the Named Executive Officers other than Mr. Mussallem, "good reason" is defined in the agreement and generally includes (1) a material change of the executive's responsibilities or status or the assignment of the executive to duties materially inconsistent with such responsibilities or status; (2) a relocation in excess of 50 miles of the executive's principal job location; (3) a reduction of the executive's base salary, incentive plans, or benefits; (4) the Company's failure to require any successor to the Company to assume the obligations under the agreement; or (5) a material breach by the Company of the material terms of the agreement. For purposes of Mr. Mussallem's Change in Control Severance Agreement, "good reason" generally has the same meaning described above, except that the definition also includes the following events: (1) following a change in control, Mr. Mussallem is no longer a member of the Board or fails to be nominated for reelection to the Board; or (2) following a change in control, Mr. Mussallem and the Company (or any successor company) have not mutually agreed (within 5 business days following a change in control) on the terms and conditions of his continued employment.

        In the event of a qualifying termination of the Named Executive Officer's employment as described above, the executive would be entitled to receive a lump sum payment equal to the sum of (1) three times (two times in the case of Messrs. Solomon and Bobo) the executive's annual base salary as of the time of termination (or during the 12 months preceding the change in control, if higher); (2) three times (two times in the case of Messrs. Solomon and Bobo) the executive's Incentive Pay Objective for the year of termination (or the dollar amount of the actual bonus paid in the preceding year, if higher); (3) a pro-rated bonus for the year of termination; (4) all then-outstanding and unvested long-term incentive awards previously granted to the executive will generally be subject to accelerated vesting; and (5) continued participation in the Company's medical and dental plans for three years following termination of employment. In addition, the executive will be entitled to reasonable outplacement services over the two-year period following termination, up to an aggregate amount of $50,000 for such services. If any such payments or benefits would constitute a parachute payment under Section 280G of the Internal Revenue Code, then such payments and benefits will be reduced to the extent necessary to assure that the executive receives only the greater of (1) the amount of the payments which would not constitute a parachute payment, or (2) the amount which yields the executive the greatest after-tax benefit after taking into account any excise taxes imposed on the executive under Section 4999 of the Internal Revenue Code. The Change in Control Severance Agreements do not provide for tax gross-up payments. Receipt of these severance benefits is conditioned upon the executive executing and not revoking a general release of any claims in favor of the Company.

        The Change in Control Severance Agreements for the Named Executive Officers other than Mr. Mussallem provide that, in the event the executive is entitled to benefits under the Company's Severance Pay Plan ("the Severance Plan"), which is described below, and the executive also has a qualifying termination of employment for purposes of the executive's Change in Control Severance Agreement, the executive will be entitled to the benefits under the Change in Control Severance Agreement only, and installment payments to the executive under the Severance Plan will immediately cease and terminate without offset or reduction for any benefits the executive has received under the Severance Plan prior to the time of the qualifying termination. For Mr. Mussallem, the terms of his Change in Control Severance Agreement provide that, in the event Mr. Mussallem becomes entitled to the benefits under his Change in Control Severance Agreement following the time at which he became entitled to certain severance benefits under the terms of his amended and restated employment agreement (which is further described below), any then-remaining severance benefits under his employment agreement will immediately terminate and he will only be entitled to benefits under his Change in Control Severance Agreement, and the aggregate amount of certain severance benefits payable under his Change in Control Severance Agreement, will be reduced, on a dollar-for-dollar basis, by the aggregate amount of the severance benefits previously paid to Mr. Mussallem under his employment agreement.

        Employment Agreement with CEO.    On March 9, 2009, we entered into an amended and restated employment agreement with Mr. Mussallem pursuant to which he is eligible to receive benefits in connection with certain terminations of his employment. If Mr. Mussallem's employment is terminated without cause, we will pay him the sum of (1) two times his highest base salary in the preceding 12 months; (2) the higher of one times his maximum target bonus for the year of termination, or two times the actual bonus paid in the preceding year; (3) a pro-rated bonus for the year of termination; and (4) an amount equal to the cost of continued medical and dental coverage for up to 24 months. Mr. Mussallem will not be entitled to receive any such payments if he receives payments under his Change of Control Severance Agreement and, as described above, any severance benefits Mr. Mussallem may receive under his Change in Control Severance Agreement will be offset by any benefits he received under his employment agreement. For purposes of Mr. Mussallem's employment agreement, "cause" generally includes (1) the executive willfully engaging in conduct that is demonstrably and materially injurious to the Company; or (2) the executive's conviction of a felony.

        If Mr. Mussallem's employment is terminated due to retirement, disability, or death, he will receive his pro-rated bonus for the year of termination and additional benefits as determined in accordance with the Company's benefit plans.

        For a period of 24 months following his termination of employment, Mr. Mussallem may not employ or solicit for employment any employee or consultant of the Company.

        Severance Pay Plan.    We maintain the Severance Plan, under which the Named Executive Officers (other than Mr. Mussallem and Mr. Verguet) and certain other employees are eligible to receive certain severance benefits in connection with a termination of the individual's employment due to an elimination of his or her position or a reduction in the size of the our workforce. Benefits paid to a Named Executive Officer (other than Mr. Mussallem and Mr. Verguet) under the Severance Play Plan consist of cash severance equal to one and one-half times his "monthly compensation" (as defined in the Severance Plan), plus 4% of the monthly compensation multiplied by the number of full months of service completed as of the date of termination. In no event will this cash severance exceed the amount of two times the annual compensation received in the preceding 12 months. As described above, in the event the executive is entitled to benefits under the Severance Plan and the executive also has a qualifying termination of employment for purposes of the executive's Change in Control Severance Agreement, the executive will be entitled to the benefits under the Change in Control Severance Agreement only, and installment payments to the executive under the Severance Plan will immediately cease and terminate without offset or reduction for any benefits the executive has received under the Severance Plan prior to the time of the qualifying termination.

        Acceleration of Equity Awards.    Pursuant to the terms of the Long-Term Stock Program, in the event of a change in control of the Company, all outstanding options, restricted stock, restricted stock units, and PBRSUs held by all salaried employees (including the Named Executive Officers) will vest in full.

        Estimated Payments.    The following tables set forth the estimated payments and benefits that would have been payable to the Named Executive Officers under the terms of their agreements with us as described above had their employment with us been terminated on December 31, 2013 under the termination circumstances indicated below. Unless otherwise noted, all cash payments would be made in a lump sum and would be paid by the Company or its successor. The amounts set forth in these tables represent estimates and forward-looking information that is subject to substantial variation based on the timing of the applicable triggering event. The Company cautions the reader to consider these limitations in reviewing the following tables.

        For purposes of estimating the amount of payments and benefits payable as a result of a termination of the executive's employment following a change in control, we have made the following assumptions where applicable:

  •
  the change in control occurred on December 31, 2013;

  •
  the stock price was $65.76 per share, which was the closing Company common stock price on December 31, 2013;

  •
  all Named Executive Officers were terminated on the date of the change in control;

  •
  all accelerated vested options and restricted stock units were cashed out on the date of the change in control; and

  •
  the Named Executive Officers received continued participation in the Company's medical and dental plans for three years following termination of employment.

        For purposes of estimating the amount of payments and benefits payable as a result of Mr. Mussallem's termination of employment pursuant to his employment agreement as described above, we assumed a termination date of December 31, 2013.

Executive Benefits and Payments upon Termination: Mr. Mussallem

	Qualifying Termination in Connection with a Change in Control(1)	Termination Due to Retirement(2)	Termination Due to Disability or Death(2)	Involuntary Termination by the Company Without Cause(2)
Salary Severance	$ 2,700,000	—	—	$1,800,000
Bonus Severance	$ 3,240,000	—	—	$2,160,000
Pro Rata Bonus—2013	$ 1,080,000	$1,080,000	$1,080,000	$1,080,000
Stock Option Acceleration	—	—	—	—
Restricted Stock Unit Acceleration	$ 244,693	—	$ 244,693	—
Performance Stock Unit Acceleration	$ 2,875,356	$ 962,171	$ 962,171	$ 962,171
Medical and Dental Coverage Continuation(2)	$ 17,497	—	—	$ 11,664
Outplacement	$ 50,000	—	—	—
Present Value of Subscription Shares	$ 5,080	—	—	—

Total	$10,212,626	$2,042,171	$2,286,864	$6,013,835

(1)
Pursuant to the terms of Mr. Mussallem's Change in Control Severance Agreement. Under Mr. Mussallem's Change in Control Severance Agreement, payments and benefits will be reduced to the extent necessary to ensure that the executive receives only the greater of (1) the amount of the payments which would not constitute a parachute payment or (2) the amount which yields the executive the greatest after-tax amount of benefits after taking into account any excise taxes imposed on the executive under Section 4999 of the Internal Revenue Code. The value of Mr. Mussallem's severance benefits presented in the table indicates that no such reduction in his benefits would be required.

(2)
Pursuant to the terms of Mr. Mussallem's amended and restated employment agreement, and assuming that the termination of employment is not in connection with a change in control of the Company.

Executive Benefits and Payments upon Termination: Qualifying Termination in
Connection with a Change in Control(1)

	Mr. Abate	Mr. Verguet	Mr. Solomon	Mr. Bobo
Salary Severance	$1,576,500	$1,835,832	$ 952,200	$ 900,000
Bonus Severance	$1,110,000	$1,281,852	$ 660,000	$ 630,000
Pro Rata Bonus—2013	$ 370,000	$ 427,284	$ 330,000	$ 315,000
Stock Option Acceleration	—	$ 236,800	$ 315,240	$ 284,160
Restricted Stock Unit Acceleration	$ 431,945	—	—	—
Performance Stock Unit Acceleration	$ 693,768	$ 547,452	$ 690,480	$ 660,888
Medical and Dental Coverage Continuation	$ 64,054	—	$ 64,054	$ 64,054
Outplacement	$ 50,000	$ 50,000	$ 50,000	$ 50,000
Present Value of Subscription Shares	—	—	—	—

Total	$4,296,267	$4,379,220	$3,061,974	$2,904,102

(1)
Under the Change in Control Severance Agreements, payments and benefits will be reduced to the extent necessary to ensure that the executive receives only the greater of (1) the amount of the payments which would not constitute a parachute payment or (2) the amount which yields the executive the greatest after-tax amount of benefits after taking into account any excise taxes imposed on the executive under Section 4999 of the Internal Revenue Code. The value of each executive's severance benefits presented in the table indicates that no such reduction in an executive's benefits would be required.

Executive Benefits and Payments upon Termination: Not in Connection with a
Change in Control(1)

	Mr. Abate	Mr. Verguet	Mr. Solomon	Mr. Bobo
Cash Severance	$729,555	$743,899	$222,976	$383,280

(1)
Pursuant to the terms of the Severance Plan, and assuming that the termination of employment is not in connection with a change in control of the Company.

        Death and Disability Benefits for Mr. Verguet.    As a member of our European Management Team, Mr. Verguet is entitled to receive certain death and disability benefits over and above those provided to salaried employees in Nyon generally. In the event of the termination of his employment due to disability, Mr. Verguet would be entitled to an additional benefit under the Nyon pension plan equal to 25% of his qualifying salary. Assuming termination of his employment as of December 31, 2013 because of disability, Mr. Verguet would have been entitled to receive $350,000 per year payable for the duration of his life. In the event of his death while employed by the Company, Mr. Verguet would be entitled to an additional lump sum payment equal to 300% of his salary. Assuming his death as of December 31, 2013, Mr. Verguet's death benefit would have been $1,365,000. An exchange rate of 1.126253 CHF/USD has been used to convert payments in Swiss Francs into United States dollars.

 Director Compensation

        Director Compensation Table.     The following table sets forth certain information regarding the compensation paid or awarded to each nonemployee director during 2013. The compensation paid to Mr. Mussallem is presented in the "Executive Compensation" disclosures beginning on page 34. Mr. Mussallem does not receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Mr. Bowlin	$24,000	$199,975	$36,074	$260,049
Mr. Cardis	$71,000	$199,975	—	$270,975
Mr. Ingram	$ 6,000	$240,026	—	$246,026
Dr. Link	$ 5,000	$240,026	—	$245,026
Dr. McNeil	$ 6,000	$240,026	—	$246,026
Mr. Pyott	$11,000	$199,975	$36,074	$247,049
Mr. von Schack	$35,000	$240,026	—	$275,026

(1)
Consists of annual retainer fees and meeting fees for service as a director and a member of Board committees. Please see the "Retainers and Fees" section below. Excludes retainer fees deferred into stock-based awards, as described in footnote 2 below.

(2)
Includes annual retainer fees deferred under the deferral election program in effect under the Nonemployee Directors Stock Incentive Program (the "Nonemployee Directors Program"). Messrs. Bowlin and Pyott each elected to convert their $40,000 annual retainer into stock options and received an option on May 15, 2013 with respect to 2,250 shares at an exercise price per share equal to $71.14. Messrs. Ingram and von Schack and Drs. Link and McNeil each elected to convert their $40,000 annual retainer into 563 restricted shares awarded on May 15, 2013.

Amounts disclosed in these columns reflect the aggregate grant date fair value of the stock award or option award, as applicable, granted to our nonemployee directors during 2013 as determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see the discussion of stock awards and option awards contained in Note 12 of the "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the year ending December 31, 2013, filed with the SEC.

        Retainers and Fees.     Nonemployee directors received an annual retainer of $40,000. Additional annual retainers were paid as follows: the Presiding Director received $20,000, the Chairperson of the Compensation and Governance Committee received $18,000, and the Chairperson of the Audit Committee received $20,000. Nonemployee committee members also received a fee of $1,000 per committee meeting attended. A director may elect to receive an option to purchase shares of common stock or a grant of restricted shares in lieu of the annual cash retainers as described in "Deferral Election Program" below. All director retainers and fees are paid in arrears.

        Nonemployee Directors Stock Incentive Program.     In order to align the nonemployee directors' interests more closely with the interests of the Company's stockholders, we have implemented our Nonemployee Directors Program, pursuant to which each nonemployee director receives an annual grant of an option for up to 20,000 shares of Company common stock, or a restricted stock units award for up to 8,000 units with respect to shares of Company common stock, or a combination of an option and restricted stock unit award with a maximum value of $200,000. The Compensation Committee recommends the actual amount and type of award for each year within such limitations to the Board for its approval.

        The annual equity award is granted on the day after our annual meeting of stockholders. The exercise price of an option is the closing price of the Company common stock on the date of the award.

        For purposes of the aggregate limit for a combination award, the option share is valued as of the grant date using the Black-Scholes valuation model, and any restricted stock units are valued at the fair market value of the underlying shares of common stock on the date of such award.

        On May 15, 2013, each of the nonemployee directors received a restricted stock unit award of 2,811 shares as his or her annual grant. These restricted stock unit awards vest 100% upon completion of one year of service on the Board measured from the grant date, subject to earlier vesting in the event of the nonemployee director's death or disability prior to such date. Once such restricted stock units vest, the shares must be held until the nonemployee director no longer serves on the Board.

        In addition to the equity awards described above, upon a nonemployee director's initial election to the Board, the director receives a grant of stock options with a fair market value on the grant date of $200,000, provided that such award is not to exceed 10,000 shares of Company common stock.

        These initial equity awards vest as to 33 1/3% of the total number of shares or units, subject to the award per year, over the three-year period measured from the grant date, subject to the nonemployee director's continued service on the Board through each applicable vesting date, and subject to earlier vesting in the event of the nonemployee director's death or disability prior to such date. The exercise price of an option is the closing price of the Company common stock on the date of the award. With respect to stock options or restricted stock units that are subject to an initial equity award granted after May 14, 2013, the shares of Company common stock issued in respect of the award must be held until the nonemployee director no longer serves on the Board. No initial equity awards were granted to any nonemployee directors during 2013.

        Deferral Election Program.     In lieu of all or part of a nonemployee director's annual cash retainer, the director may elect to receive either an option to purchase shares of Company common stock or a grant of restricted shares under the Nonemployee Directors Program. If a nonemployee director makes a timely election and elects to receive a stock option, such option is granted on the date the cash retainer would otherwise have been paid, and the number of shares subject to the option is equal to four times the number of shares that could have been purchased on the grant date with the amount of the director's cash retainer that was foregone to receive the option. The option is exercisable and vested in full on the grant date and the exercise price per share is the fair market value per share of the common stock on the date of grant, as fair market value is defined in the Nonemployee Directors Program. If a director makes a timely election to receive a restricted share grant, the shares are granted on the date the cash retainer would otherwise have been paid, and the number of shares granted is equal to the portion of the cash retainer to be paid in the form of restricted shares divided by the fair market value per share of the common stock, as fair market value is defined in the Nonemployee Directors Program. The restrictions on the restricted share grant vests upon the director's completion of one year of board service measured from the date of grant.

        On May 15, 2013, Messrs. Bowlin and Pyott each received an option award to purchase 2,250 shares of the Company's common stock in lieu of his annual cash retainer. On the same date, Messrs. Ingram and von Schack, and Drs. Link and McNeil each received a grant of 563 restricted shares in lieu of his or her annual cash retainer.

        Stock Ownership Guidelines and Holding Requirement for Directors.     Under the stock ownership guidelines, each nonemployee director is expected to own shares of the Company's common stock equal to eight times the amount of the annual cash retainer paid to the nonemployee directors. Stock that is counted toward meeting the guideline includes any common shares owned outright, restricted stock, restricted stock units, and 25% of the value of vested, in-the-money stock options. Upon vesting or exercise of equity awarded after 2012, each director is required to hold the underlying common stock (net of any shares sold to cover the exercise price and applicable taxes) until the director ceases to serve on the Board. The holding requirement does not apply to equity awards directors elect to receive in lieu of their cash retainers. All of the Company's directors have exceeded their target ownership levels.

         Expense Reimbursement Policy.     Directors are reimbursed for travel expenses related to their attendance at Board and committee meetings as well as for the costs of attending director continuing education programs.

        The following table sets forth, as of December 31, 2013, the options held by, and stock awards to acquire shares of Company common stock granted to, each nonemployee director who served on the Board in 2013 under the Company's Nonemployee Directors Program:

		Option Awards		Stock Awards
Name	Grant Date	Exercise Price ($)	Options Awards Vested and Outstanding (#)(1)	Stock Awards Not Vested (#)(1)
Mr. Bowlin	05/11/2007	$24.42	3,278	—
	05/09/2008	$27.99	2,860	—
	05/08/2009	$31.75	2,522	—
	05/14/2010	$50.31	1,592	—
	05/13/2011	—	—	756
	05/11/2012	$84.68	1,890	—
	05/15/2013	—	—	2,811
	05/15/2013	$71.14	2,250	—

Total			14,392	3,567

Mr. Cardis	05/13/2011	—	—	756
	05/15/2013	—	—	2,811

Total				3,567

Mr. Ingram	05/13/2011	—	—	756
	05/15/2013	—	—	2,811
	05/15/2013	—	—	563

Total				4,130

Dr. Link	05/13/2011	—	—	756
	05/15/2013	—	—	2,811
	05/15/2013	—	—	563

Total				4,130

Dr. McNeil	05/13/2011	—	—	756
	05/13/2011	$88.25	1,814	—
	05/15/2013	—	—	563
	05/15/2013	—	—	2,811

Total			1,814	4,130

Mr. Pyott	05/08/2009	$31.75	2,522	—
	05/14/2010	$50.31	1,592	—
	05/13/2011	—	—	756
	05/13/2011	$88.25	1,814	—
	05/11/2012	$84.68	1,890	—
	05/15/2013	—	—	2,811
	05/15/2013	$71.14	2,250	—

Total			10,068	3,567

Mr. von Schack	05/13/2011	—	—	756
	05/15/2013	—	—	2,811
	05/15/2013	—	—	563

Total				4,130

(1)
Amounts shown include annual retainer fees deferred into options and restricted shares, that were deferred under the deferral election program, as follows: Mr. Bowlin—14,392 options; Mr. Ingram—563 restricted shares; Dr. Link—563 restricted shares; Dr. McNeil—1,814 options and 563 restricted shares; Mr. Pyott—10,068 options; and Mr. von Schack—563 restricted shares.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth, for each of our five equity compensation plans, which include the Long-Term Stock Program, the Nonemployee Directors Program, the 2001 Employee Stock Purchase Plan for United States Employees (the "U.S. ESPP"), the International ESPP, and the EOP, the number of shares of our common stock subject to outstanding awards, the weighted average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2013. With the exception of the EOP and the International ESPP, these plans have each been approved by our stockholders. The Company has never issued any warrants under these plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
Equity compensation plans approved by stockholders(3)	8,622,202(4)	$50.66	4,284,367(5)
Equity compensation plans not approved by stockholders(6)	—(7)	—	148,430(8)

Total	8,622,202	—	4,432,797

(1)
The weighted average exercise price is calculated without taking into account 873,742 shares of our common stock subject to outstanding restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(2)
The amounts indicated in this column exclude securities listed in the column titled "Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights."

(3)
As of February 28, 2014, there were a total of 3,208,572 shares available for future grants under the Long-Term Stock Program and Nonemployee Directors Program, which included up to 422,665 full value award shares (shares that may be issued as restricted stock or restricted stock units). As of February 28, 2014, 7,590,614 stock options were outstanding with a weighted average exercise price of $57.20 and a weighted average term of 3.64 years, and 899,730 shares subject to full value awards were outstanding.

(4)
This amount includes 873,742 shares of common stock subject to restricted stock unit awards that will entitle the holder to one share of our common stock for each such unit that vests over the holder's period of continued service, and 128,925 shares subject to PBRSUs (at the targeted level of performance; actual payout could range from 0% to 175% of these targets based on relative total stockholder return). This amount excludes purchase rights outstanding under the U.S. ESPP. Approximately 97,929 shares would be issuable under purchase rights outstanding under the U.S. ESPP, assuming that the participation rate and purchase price of shares for the remaining quarterly purchases under each such outstanding right is the same as the participation rate and purchase price for such right for the quarter ended December 31, 2013.

(5)
As of December 31, 2013, the following number of shares of common stock remain available for future issuance under equity compensation programs approved by our stockholders: (a) Long-Term Stock Program (prior to the additional 2,000,000 shares that will be available under the plan if our stockholders approve Proposal 2)—2,863,790; (b) Nonemployee Directors Program—467,610; and (c) U.S. ESPP—952,967. If Proposal 2 is approved by our stockholders, as of May 8, 2014, a total of 4,863,790 shares of our common stock would be available for future issuance under the Long-Term Stock Program.

(6)
Reflects information for the EOP, which was discontinued on December 31, 2004, and the International ESPP. The material terms of the EOP are described in the section "Nonqualified Deferred Compensation Plans-Executive Option Plan" above. The material terms of the International ESPP are described in "Proposal 2—Amendment and Restatement of the 2001 Employee Stock Purchase Plan for International Employees" below.

(7)
This amount excludes purchase rights outstanding under the International ESPP and represents only shares subject to options under the EOP. Approximately 30,050 shares would be issuable under purchase rights outstanding under the International ESPP, assuming that the participation rate and purchase price of shares for the remaining quarterly purchases under each such outstanding right is the same as the participation rate and purchase price for such right for the quarter ended December 31, 2013.

(8)
This amount represents 148,430 shares remaining available for issuance under the International ESPP (prior to the additional 300,000 shares that will be available under the plan if our stockholders approve Proposal 3). If Proposal 3 is approved by our stockholders, as of May 8, 2014, a total of 448,430 shares of our common stock would be available for future issuance under the International ESPP.

PROPOSAL 2—AMENDMENT AND RESTATEMENT OF THE LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM

        The Board has approved an amendment and restatement of the Long-Term Stock Program, subject to stockholder approval. At the Annual Meeting, our stockholders will be asked to approve the following amendments set forth in the proposed amendment and restatement of the Long-Term Stock Program:

  •
  Increase in Aggregate Share Limit.  The proposed amendment and restatement would increase the aggregate number of shares of our common stock available for issuance under the Long-Term Stock Program by an additional 2,000,000 shares. It would also place a limit on the number of shares that may be delivered pursuant to "incentive stock options" granted under the Long-Term Stock Program equal to 50,900,000 shares. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the aggregate share limit described above. The proposed amendment and restatement would also make certain other changes in the Long-Term Stock Program share counting rules, as described under "Share Reserve" below.

  •
  Increase in Aggregate Limit on Restricted Stock and Restricted Stock Units.  The proposed amendment and restatement would increase the aggregate number of shares of our common stock that may be issued as restricted stock and restricted stock unit awards under the Long-Term Stock Program by an additional 1,000,000 shares. For purposes of clarity, any shares that are delivered pursuant to restricted stock or restricted stock units awards also count against (and are not in addition to) the aggregate share limit described above.

  •
  Extension of Performance-Based Award Feature.  One element of the Long-Term Stock Program is the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the Internal Revenue Code. These awards are referred to as "Performance-Based Awards" and are in addition to other awards, such as stock options, expressly authorized under the Long-Term Stock Program which may also qualify as performance-based compensation for Section 162(m) purposes. If stockholders approve this proposal, the Performance-Based Award feature of the Long-Term Stock Program will be extended through April 1, 2018 (this expiration time is the current general expiration date of the Long-Term Stock Program and is required under applicable tax rules). (See "Performance-Based Awards" below.)

  •
  Clarification of Subsidiary Representative Director Eligibility.  The proposed amendment and restatement would clarify that representative directors of our foreign subsidiaries, who may not be treated as employees under local law, but are treated as employees by the subsidiary for all other purposes, are eligible to participate in the Long-Term Stock Program.

        In addition to the amendments described above, the proposed amended and restated Long-Term Stock Program contains certain other technical amendments deemed advisable by the Board.

        The Board and the Compensation Committee believe that stockholders' support of this proposal will enable the Company to continue to attract and retain the highest caliber of employees within our industry, link incentive awards to Company performance, encourage employee ownership in the Company, and more closely align the interests of employees with those of our stockholders. While our compensation strategy has been formulated for the long-term, it is our current practice to provide stockholders the annual opportunity to evaluate and vote on share increases to the Long-Term Stock Program. The Compensation Committee anticipates that the 2,000,000 additional shares requested (together with the shares available for new award grants under the Long-Term Stock Program on the date of the Annual Meeting) will provide the Company with flexibility to continue providing competitive long-term incentives to eligible employees as part of our equity-based compensation strategy.

        We believe that the long-term component of our incentive compensation program should be aligned with stockholders and strongly prefers the attributes of stock-based incentives. If stockholder approval for this proposal is not obtained, the number of shares reserved under the Long-Term Stock Program will not be increased, and we may be unable to fully implement the long-term incentive component of our compensation program. Without the ability to use stock, we would be required to replace stock compensation with the equivalent in cash incentives in order to maintain a competitive compensation program. We believe that cash incentive programs generally offer less of an opportunity to link management compensation to stock performance. In years when performance targets are exceeded, the use of cash incentive programs could greatly impact the Company's net income. We will continue to have the authority to grant awards under the Long-Term Stock Program, within the existing Long-Term Stock Program limits and other plan terms, if our stockholders do not approve this Proposal 2.

        The Company encourages stockholders to consider the following factors:

  •
  The Company grants long-term incentive awards (stock options and restricted stock units) to a limited number of employees who are considered key contributors to our success and whose performance most directly influences the long-term results of the Company. This strategy has allowed the Company to achieve a low burn rate while providing what we believe to be adequate incentives for our key employees.

	2010	2011	2012	2013
Annual Burn Rate(1)	1.3%	1.0%	1.1%	1.4%

(1)	Burn Rate =	Shares granted less cancellations
Shares outstanding

    The 2,000,000 shares requested in this proposal represent 1.83% of the Company's outstanding shares at December 31, 2013.

    The total number of shares of our common stock subject to awards that we granted under the Long-Term Stock Program over the last three years, and to-date for 2014 (through February 28, 2014), are as follows:

	2011	2012	2013	2014 Through February 28
Stock Options	1,129,413	1,125,340	1,708,743	132,880
Restricted Stock Units	169,685	235,653	232,484	74,088
PBRSUs(1)	—	47,275	83,675	—

Total	1,299,098	1,408,268	1,708,743	209,968

(1)
The number of shares granted is based on the targeted level of performance. Actual payouts could range from 0% to 175% of these targets based on relative total stockholder return.
  •
  Each year since 2008, the Company has actively repurchased shares of its common stock through various stock repurchase programs. In May 2013, the Board authorized the Company to repurchase common stock with an aggregate value of up to $750 million from time to time until December 31, 2016. As of February 28, 2014, the Company had remaining authority to repurchase $202.5 million of common stock, which represented approximately 2.9 million shares, based on the closing price of Edwards' common stock of $69.76 per share on the NYSE on that day.

    To help assess the potential dilutive impact of the Long-Term Stock Program proposal, the number of shares of our common stock issued and outstanding in each of the last four fiscal years is as follows:

	2010	2011	2012	2013
Shares Outstanding at Fiscal Year End (in millions)	115.0	114.1	114.3	109.3

        On February 28, 2014, the Company had outstanding 105,051,368 shares of common stock.

        The Company notes these additional factors:

  •
  When employees hold "in-the-money" stock options for a long time it can artificially skew the overhang, or the percentage of outstanding shares represented by all stock incentives awarded and those available for future awards under all plans. A significant portion of the Company's overhang is attributed to a large population of employees who have held stock options, which we believe reflects employees' confidence in the Company's future prospects.

    The following table provides additional information on stock options outstanding as of February 28, 2014.

	Total Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
Total vested options outstanding	5,071,931	$48.28	2.73
Total options outstanding	7,566,525	$57.20	3.64

    As of February 28, 2014, a total of 8,382,400 shares were subject to outstanding options and stock awards under the Long-Term Stock Program. These included 7,566,525 shares subject to outstanding options, 686,950 shares subject to outstanding restricted stock units, and 128,925 shares subject to outstanding PBRSUs (at the targeted level of performance, actual payout could range from 0% to 175% of these targets based on relative total stockholder return). As of that date, a total of 2,740,962 shares were available for new award grants under the Long-Term Stock Program.

  •
  The Company has adopted stock ownership guidelines for its executive officers to create additional owner commitment and to emphasize stockholder value creation. (See "Executive Compensation and Other Information—Compensation Discussion and Analysis—Stock Ownership Guidelines and Holding Requirement.") All Named Executive Officers have met their ownership targets.

  •
  The Long-Term Stock Program is a component of total executive direct compensation (total cash compensation plus equity), which is generally positioned to approximate the median for comparable positions at competitive peer companies. (See "Executive Compensation and Other Information—Compensation Discussion and Analysis—Compensation Process.")

        We are committed to maintaining what it believes to be strong corporate governance practices and notes the following important factors that pertain to our Long-Term Stock Program and our long-term equity compensation practices:

  •
  In 2003, the Company reduced the maximum term of options to seven years from ten years. Our standard practice for options is ratable vesting over four years;

  •
  Our standard practice imposes a minimum vesting period of three years on restricted stock unit awards;

  •
  In 2013, the Company awarded PBRSUs to the Named Executive Officers that require achievement of performance goals based on relative total stockholder return over a three-year performance period;

  •
  The Company does not have any program, plan or practice to time option grants in coordination with the release of material information. (See "Executive Compensation and Other Information—Compensation Discussion and Analysis—Market Timing of Equity Awards".);

  •
  The Company's practice is to grant equity awards to the Named Executive Officers each year at its May Board meeting, in conjunction with the annual meeting of stockholders;

  •
  The Company has never engaged in a repricing of stock options, and our Long-Term Stock Program would require stockholder approval for any repricing actions; and

  •
  The Company's current practice is to provide our stockholders the opportunity to evaluate and vote annually on share increases to the Long-Term Stock Program.

        The principal terms of the Long-Term Stock Program are summarized below. The following summary is qualified in its entirety by the full text of the Long-Term Stock Program, which has been filed as Appendix A to this Proxy Statement.

Administration

        The Long-Term Stock Program is administered by the Compensation Committee. The Compensation Committee may, and has, delegated authority to the CEO to grant rights in, or options to purchase, shares of our common stock to eligible employees who are not executive officers.

Eligibility

        Only employees and independent contractors providing services to the Company or its subsidiaries are eligible to participate in the Long-Term Stock Program. As of February 28, 2014, approximately 8,743 employees (including 7 executive officers) were eligible to participate in the Long-Term Stock Program. The nonemployee directors of the Company are not eligible to participate in the Long-Term Stock Program; however, they are eligible to receive awards under the Nonemployee Directors Program as described at page 52 of this Proxy Statement. If stockholders approve this Proposal 2, the Long-Term Stock Program will make clear that the representative directors of our foreign subsidiaries, who may not be treated as employees under local law, but are treated as employees by the subsidiary for all other purposes, will be eligible to participate in the Long-Term Stock Program. As of February 28, 2014, three representative directors would have been eligible to participate in the Long-Term Stock Program had the proposed amended and restated Long-Term Stock Program that is the subject of this Proposal 2 been in effect.

Share Reserve

        Subject to adjustment for certain changes in the Company's capitalization or other events referred to under "Adjustments in Authorized Shares" below, a total of 50,900,000 shares of our common stock will have been authorized for issuance under the Long-Term Stock Program, including the 2,000,000 shares that are the subject of this Proposal 2, if the Proposal is approved. In general, shares subject to outstanding options or other awards under the Long-Term Stock Program that expire or otherwise terminate prior to the issuance of the shares subject to those options or awards will be available for subsequent issuance under the Long-Term Stock Program. Unvested shares issued under the Long-Term Stock Program and subsequently forfeited to or reacquired by the Company will be added back to the number of shares reserved for issuance under the Long-Term Stock Program and will accordingly be available for subsequent issuance. However, if stockholders approve this Proposal 2, shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award granted under the Long-Term Stock Program that is a restricted stock or restricted stock unit award, as well as any shares exchanged by a participant or withheld by the Company or one of its subsidiaries to satisfy the tax withholding obligations related to any restricted stock or restricted stock unit award granted under the Long-Term Stock Program will be available for subsequent awards under the Long-Term Stock Program. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of a stock option granted under the Long-Term Stock Program, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any such award, will not be available for reissuance under the Long-Term Stock Program.

        Subject to adjustment for certain changes in the Company's capitalization, the proposed amended and restated Long-Term Stock Program that is the subject of this Proposal 2 provides that the maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the Long-Term Stock Program is equal to 50,900,000 shares.

        Subject to adjustment for certain changes in the Company's capitalization, not more than 2,000,000 shares in the aggregate may be granted in the form of stock options to any one participant during a fiscal year.

        Subject to adjustment for certain changes in the Company's capitalization, not more than 4,600,000 shares in the aggregate may be issued as restricted stock and restricted stock unit awards under the Long-Term Stock Program, including the 1,000,000 share increase that is the subject of this Proposal 2. The Long-Term Stock Program also provides that no more than 400,000 shares may be issued as restricted stock or restricted stock units to any one participant during a fiscal year. As of February 28, 2014, a total of 422,665 shares remained available for issuance as restricted stock or restricted stock units under the Long-Term Stock Program. Including the 1,000,000 share increase that is the subject of this Proposal 2, the amount available would total $1,422,665.

        Subject to adjustment for certain changes in the Company's capitalization, the maximum number of shares which may be subject to "Performance-Based Awards" under Article 9 of the Long-Term Stock Program that are granted to any one participant during a fiscal year (in addition to options which are subject to the limit referred to above) is subject to the 400,000 share limit with respect to restricted stock and restricted stock unit awards described above.

        As of February 28, 2014, options covering 7,566,525 shares of our common stock and restricted stock units covering 815,875 shares were outstanding under the Long-Term Stock Program. As of the same date, 40,901,770 shares had been issued pursuant to the exercise of outstanding options, 2,359,915 shares had been issued upon vesting of restricted stock units, and 2,740,962 shares remained available for future option grants, restricted stock units, or direct issuance.

Types of Awards

        The following three types of awards may be granted to eligible participants under the Long-Term Stock Program: stock options, restricted stock awards, and restricted stock units.

        Stock Options.     Nonqualified and incentive stock options may be granted under the Long-Term Stock Program. The Compensation Committee has the discretion to select eligible participants to receive options, and determine the type, number of shares, exercise price, and other terms of options granted under the Long-Term Stock Program. The Compensation Committee may, and has, delegated authority to the CEO to grant options to eligible employees who are not executive officers. No option may be granted with an exercise price less than the current fair market value of a share of our common stock, which is defined as the closing price of our common stock on the grant date. The closing market price of our common stock on the NYSE as of February 28, 2014 was $69.76 per share.

        Restricted Stock and Restricted Stock Units.     Shares of our common stock that have restrictive conditions may be issued under the Long-Term Stock Program to eligible participants. The Compensation Committee has the discretion to select eligible participants to receive restricted stock, and determine the number of shares, purchase price (if any), conditions of restriction, and other terms of restricted stock issued under the Long-Term Stock Program. A plan participant who receives an award of restricted stock under the plan will have stockholder rights, including voting and dividend rights, for those shares unless the Compensation Committee determines otherwise.

        The Compensation Committee may issue restricted stock units under the Long-Term Stock Program, which entitle the participant to receive shares of our common stock underlying the units upon attainment of designated performance goals, the satisfaction of specified service requirements, or upon the expiration of a designated time period following the vesting of the units. The Compensation Committee has the discretion to select eligible participants to receive restricted stock units, and to determine the number of shares, the vesting, and other terms and conditions of the restricted stock units. The holders of restricted stock units will not have any stockholder rights until the underlying shares are actually issued to the holder. However, dividend equivalent units may be paid or credited, either in cash or in actual or phantom shares of our common stock, on outstanding restricted units, subject to such terms and conditions as the Compensation Committee deems appropriate.

Performance-Based Awards

        The Compensation Committee may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the Internal Revenue Code ("Performance-Based Awards"). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2008 Plan (including stock options, which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock or restricted stock units.

        The vesting or payment of Performance-Based Awards (other than stock options) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Compensation Committee will establish the criterion or criteria and target(s) on which performance will be measured. The Compensation Committee must establish criteria and targets in advance of applicable deadlines under the Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Compensation Committee may use for this purpose will include one or more of the following:

  •
  return measures (including, but not limited to, return on assets, capital, investment, equity, or sales);

  •
  earnings per share;

  •
  net income (before or after taxes) or operating income;

  •
  earnings before interest, taxes, depreciation, and amortization, or operating income before depreciation and amortization;

  •
  sales or revenue targets;

  •
  market to book value ratio;

  •
  cash flow or free cash flow (cash flow from operations less capital expenditures);

  •
  market share;

  •
  cost reduction goals;

  •
  budget comparisons;

  •
  implementation, completion or progress of projects, processes, products or product lines strategic or critical to the Company's business operations;

  •
  measures of customer satisfaction;

  •
  share price (including, but not limited to, growth measures and total stockholder return);

  •
  working capital;

  •
  economic value added;

  •
  percentage of sales generated by new products;

  •
  progress of research and development projects or milestones;

  •
  growth in sales of products or product lines;

  •
  any combination of, or a specified increase in, any of the foregoing; or

  •
  the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company's revenue or profitability or expand the Company's customer base.

        The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes, or other extraordinary events not foreseen at the time the targets were set unless the Compensation Committee provides otherwise at the time of establishing the targets.

        Before any Performance-Based Award (other than a stock option) is paid, the Compensation Committee must certify that the performance target or targets have been satisfied. The Compensation Committee has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Minimum Vesting Requirements

        Pursuant to the terms of the Long-Term Stock Program, stock options, restricted stock awards, and restricted stock units will become vested over a minimum period of three years measured from the applicable award date, except as provided below. With respect to grants of stock options under the Long-Term Stock Program, grants to participants who were retirement eligible before May 12, 2011 may vest monthly over 36 months after the date of grant for grants in the first year of eligibility, and monthly over 24 months after the date of grant for grants in the second and subsequent years of retirement eligibility, as determined by the Compensation Committee. With respect to restricted stock awards under the Long-Term Stock Program, if a retirement-eligible participant retires prior to the completion of the period of restriction applicable to the award, then the period of restriction will be reduced upon retirement at the rate of 25% annually from the grant date of the award.

        Except for any accelerated vesting required or permitted pursuant to "Acceleration upon Change in Control" below, and except as otherwise provided below, and subject to such additional vesting requirements or conditions as the Compensation Committee may establish with respect to an award, each award granted under the Long-Term Stock Program is subject to the minimum vesting requirements applicable to the award; provided that the Compensation Committee may accelerate or provide in the applicable award agreement for the accelerated vesting of any award in connection with a change in control, the termination of the participant's employment with the Company or service to the Company as a contractor (including a termination due to the participant's death, disability or retirement, but not including a termination for cause), or as consideration or partial consideration for a release by the participant of pending or threatened claims against the Company or a subsidiary or any of their respective officers, directors or other affiliates (regardless of whether the release is given in connection with a termination of employment or service for cause or other circumstances). The Compensation Committee may also accelerate or provide in the applicable award agreement for the accelerated vesting of any award in circumstances not contemplated by the preceding sentence, and/or provide for a vesting schedule that is shorter than the minimum schedule set forth in the applicable sections of the Long-Term Stock Program, in such circumstances as the Compensation Committee may deem appropriate; provided, however, that the shares subject to the portion of any such awards that vest earlier than the minimum vesting dates that would be applicable pursuant to the minimum vesting requirements of the applicable sections of the Long-Term Stock Program (or, as to any accelerated vesting, provides for accelerated vesting other than in the circumstances contemplated by the preceding sentence) will not, in the aggregate, exceed 10% of the total number of shares available for award grant purposes under the Long-Term Stock Program.

Stock Awards

        The following table shows the number of options granted under the Long-Term Stock Program between January 1, 2013 and February 28, 2014 to the Named Executive Officers and groups indicated. For the fiscal year ended December 31, 2013, our Named Executive Officers consisted of the individuals named in the table below. Directors who are not employees of the Company are not eligible to participate in the Long-Term Stock Program (although they are eligible to participate in the Nonemployee Directors Program) and, accordingly, none of our nonemployee directors has received options under the Long-Term Stock Program. As discussed above, if stockholders approve this

Proposal 2, representative directors of our foreign subsidiaries, who may not be treated as employees under local law, will be eligible to participate in the Long-Term Stock Program.

Name and Position	Options Granted (Number of Shares)	Weighted Average Exercise Price
Michael A. Mussallem Chairman of the Board and Chief Executive Officer	234,300	$71.57
Thomas M. Abate Former Corporate Vice President, Chief Financial Officer	61,100	$71.57
Patrick B. Verguet Corporate Vice President	44,651	$71.28
Carlyn D. Solomon Corporate Vice President	47,400	$71.28
Don Bobo Corporate Vice President	47,400	$71.28
All current executive officers as a group (7 persons)	512,652	$71.53
All nonemployee directors as a group (7 persons)	—	n/a
All employees, including current officers who are not executive officers, as a group (approximately 8,743 persons as of February 28, 2014)	1,012,812	$71.01

        The following table sets forth the number of shares of the Company's common stock subject to restricted stock units awarded under the Long-Term Stock Program between January 1, 2013 and February 28, 2014 to the individuals and groups indicated:

Name and Position	Number of Shares Subject to Restricted Stock Units
Mr. Mussallem Chairman of the Board and Chief Executive Officer	1,282
Mr. Abate Former Corporate Vice President, Chief Financial Officer	347
Mr. Verguet Corporate Vice President	—
Mr. Solomon Corporate Vice President	—
Mr. Bobo Corporate Vice President	—
All current executive officers as a group (7 persons)	1,629
All nonemployee directors as a group (7 persons)	—
All employees, including current officers who are not executive officers, as a group (approximately 8,743 persons as of February 28, 2014)	304,943

        The following table sets forth the target number of shares of the Company's common stock subject to PBRSUs awarded under the Long-Term Stock Program between January 1, 2013 and February 28, 2014 to the individuals and groups indicated:

Name and Position	Target Number of Shares Subject to PBRSUs
Mr. Mussallem Chairman of the Board and Chief Executive Officer	27,625
Mr. Abate Former Corporate Vice President, Chief Financial Officer	7,200
Mr. Verguet Corporate Vice President	5,525
Mr. Solomon Corporate Vice President	6,400
Mr. Bobo Corporate Vice President	6,400
All current executive officers as a group (7 persons)	63,325
All nonemployee directors as a group (7 persons)	—
All employees, including current officers who are not executive officers, as a group (approximately 8,743 persons as of February 28, 2014)	16,700

Amendment of the Long-Term Stock Incentive Compensation Program

        The Board may alter, amend, suspend, or terminate the Long-Term Stock Program at any time, and the Compensation Committee may amend awards previously granted. However, stockholder approval will be required for any amendment of the Long-Term Stock Program that: (a) materially increases the number of shares available for issuance under the Long-Term Stock Program (other than pursuant to certain adjustments), (b) expands the type of awards available under the Long-Term Stock Program, (c) materially expands the class of participants eligible to receive awards under the Long-Term Stock Program, (d) materially extends the term of the Long-Term Stock Program, (e) materially changes the method of determining the option price under the Long-Term Stock Program, or (f) deletes or limits any provision of the Long-Term Stock Program prohibiting the repricing of options. In addition, and except for adjustments made in connection with changes in the Company's capitalization or other events referred to under "Adjustments in Authorized Shares" below or any repricing that may be approved by our stockholders, the Compensation Committee may not (1) amend an outstanding option for the sole purpose of lowering the exercise price of the option, (2) cancel, exchange or surrender an outstanding option in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange or surrender an outstanding option for the purposes of reissuing such option at a lower exercise price, without stockholder approval. Further, no termination, amendment or modification of the Long-Term Stock Program or amendment of previously granted awards may adversely affect in any material way a previously granted award, without the consent of the participant holding the award. The ability to grant an award under the Long-Term Stock Program is currently scheduled to terminate on April 1, 2018, subject to any extension that may be approved by our stockholders.

 Acceleration upon Change in Control

        Upon a change in control (as defined in the Long-Term Stock Program), awards (other than performance-based awards) outstanding under the Long-Term Stock Program will immediately become 100% vested and exercisable and any restrictions will immediately lapse. For performance-based awards, and unless otherwise provided in the applicable award agreement, if there is a change in control during the performance period and prior to a termination of the executive's employment, the PBRSUs will automatically become vested as to a pro-rata number of the target number of shares subject to the award based upon the length of time within the applicable performance period which has elapsed prior to the change in control; provided, that if an option, restricted stock award or restricted stock unit award granted under the Long-Term Stock Program after May 8, 2002 becomes exercisable or vests only after either (1) a minimum fixed period of employment or service, or (2) the earlier achievement of a performance-related goal, the exercisability or vesting of the award will not automatically accelerate as described above but may accelerate if and to the extent provided in the applicable award agreement. In the event a change in control occurs following the last day of the performance period and prior to the vesting date, subject to the executive's continued employment through such date, the PBRSUs will immediately become vested as to the number of units that otherwise would have become vested as of such date.

Adjustments in Authorized Shares

        In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company, adjustments will be made to: (i) the maximum number and class of shares issuable under the Long-Term Stock Program, (ii) the maximum number and class of shares for which options may be granted to a participant per fiscal year, (iii) the maximum number and class of shares for which restricted stock and restricted stock units may be issued in the aggregate and to any participant per fiscal year, and (iv) the number and class of and price of shares subject to outstanding awards granted under the Long-Term Stock Program. Such adjustments will be made as deemed to be appropriate and equitable by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights.

New Plan Benefits

        No options have been granted, and no direct stock issuances or restricted stock units have been awarded, on the basis of the 2,000,000 share increase which forms part of this Proposal 2. If the proposed amendment and restatement of the Long-Term Stock Program had been in effect in 2013, we expect that our award grants for 2013 would not have been different from those actually made in that year under the Long-Term Stock Program.

Summary of Federal Income Tax Consequences

        The following summary describes the United States federal income taxation treatment applicable to the Company and the participants who receive awards under the Long-Term Stock Program. The following summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

        Option Grants.    Options granted under the Long-Term Stock Program may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-statutory options which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

        Incentive Options.    No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For federal tax purposes, dispositions are divided into two categories: qualifying, and disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted, and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

        Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

        If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The Company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

        Non-Statutory Options.    No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will generally be allowed for the Company's taxable year in which such ordinary income is recognized by the optionee.

        Restricted Stock.    A recipient of restricted stock will generally recognize ordinary income when his or her shares vest, based on the then-fair market value of the shares. The recipient may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of issuance of the shares the fair market value of the shares at that time. The recipient will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient. The deduction will be allowed for the taxable year in which such ordinary income is recognized by the recipient.

        Restricted Stock Units.    No taxable income is recognized upon receipt of a restricted stock unit. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued. The amount of that income will be equal to the fair market value of the shares on the date of issuance. The holder will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder. The deduction will, in general, be allowed for the taxable year in which such ordinary income is recognized by the holder.

        Deductibility of Executive Compensation.    The Company anticipates that any compensation deemed paid by the Company in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options will qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and will not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to certain of the Company's executive officers. Accordingly, the compensation deemed paid with respect to options granted under the Long-Term Stock Program will remain deductible by the Company without limitation under Section 162(m) of the Internal Revenue Code. However, any compensation deemed paid by the Company in connection with restricted stock or restricted stock units issued under the Long-Term Stock Program will be subject to the $1,000,000 limitation, unless the vesting of the stock or units is tied solely to one or more of the performance milestones described above.

Accounting Treatment

        Under applicable accounting guidance, the Company measures and recognizes as compensation expense, the estimated fair value of all share-based payments including option grants, restricted stock and restricted stock units. Accordingly, option grants under the Long-Term Stock Program to the Company's employees will result in a direct charge to the Company's reported earnings in an amount equal to the estimated fair value of the options as determined under the applicable accounting guidance; the charge will be recognized as expense over the vesting period.

        Any option grants made to nonemployees under the Long-Term Stock Program will result in a direct charge to the Company's reported earnings based upon the fair value of the option, measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the fair value of the option over the period between the grant date of the option and the vesting date of each installment of the option shares.

        The number of outstanding options will be a factor in determining the Company's earnings per share on a fully diluted basis.

        Restricted stock issued under the Long-Term Stock Program will result in a direct charge to the Company's reported earnings equal to the excess of the fair market value of the shares on the issuance date over the cash consideration (if any) paid for such shares. If the shares are unvested at the time of issuance, then any charge to the Company's reported earnings will be amortized over the vesting period. Similar accounting treatment will be in effect for any restricted stock units issued under the Long-Term Stock Program.

Board Recommendation

        The Board believes that it is in the Company's best interests to enable the Company to continue to attract and retain the highest caliber of employees within our industry, link incentive awards to Company performance, encourage employee ownership in the Company and more closely align the interests of employees with those of our stockholders.

THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT AND RESTATEMENT
OF THE LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM.

PROPOSAL 3—AMENDMENT AND RESTATEMENT OF THE 2001 EMPLOYEE STOCK PURCHASE PLAN FOR INTERNATIONAL EMPLOYEES

        The Board has approved an amendment and restatement of the International ESPP, subject to stockholder approval. At the Annual Meeting, our stockholders will be asked to approve the following amendments set forth in the proposed amendment and restatement of the International ESPP:

  •
  Increase in Aggregate Share Limit.    The proposed amendment and restatement of the International ESPP would increase the aggregate number of shares of our common stock reserved for issuance from 1,300,000 shares to 1,600,000 shares.

  •
  Eligibility of Subsidiary Representative Directors.    The proposed amendment and restatement of the Long-Term Stock Program provides that representative directors of our foreign subsidiaries, who may not be treated as employees under local law, but are treated as employees by the subsidiary for all other purposes, are eligible to participate in the Long-Term Stock Program.

        The International ESPP is designed to allow the eligible employees and representative directors of the Company's participating subsidiaries (whether now existing or subsequently established) to purchase shares of common stock at periodic intervals through their accumulated payroll deductions.

        The Company encourages stockholders to consider the following factors:

  •
  The annual burn rate under the International ESPP is as follows:

	2010	2011	2012	2013
Annual Burn Rate(1)	0.07%	0.07%	0.06%	0.06%

(1)	Burn Rate =	Shares purchased
Shares outstanding

    The 300,000 shares requested in this proposal represent 0.27% of the Company's outstanding shares at December 31, 2013.

    The total number of shares of our common stock purchased under the International ESPP over the last three years, and to-date for 2014, are as follows: 77,154 shares in 2011, 65,268 shares in 2012; 70,373shares in 2013; and 0 shares to-date for 2014 through February 28, 2014.

  •
  To help assess the potential dilutive impact of the International ESPP proposal, the number of shares of our common stock issued and outstanding in each of the last four fiscal years is as follows:

	2010	2011	2012	2013
Shares Outstanding at Fiscal Year End (in millions)	115.0	114.1	114.3	109.3

        On February 28, 2014, the Company had outstanding 105,051,368 shares of common stock.

        The following summary describes the principal features of the International ESPP, as amended and restated through February 20, 2014. This summary, however, does not purport to be a complete description of all the provisions of the International ESPP. A copy of the amended and restated International ESPP is attached as Appendix B to this Proxy Statement.

 Administration

        The International ESPP is administered by the Compensation Committee. Such committee, as plan administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the International ESPP.

Share Reserve

        The number of shares of common stock reserved for issuance over the term of the International ESPP is currently limited to 1,300,000 shares. The authorized share reserve will increase to 1,600,000 shares if the share increase which is the subject of this Proposal 3 is approved at the Annual Meeting.

        In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, spin-off, or similar event, equitable adjustments will be made to: (i) the maximum number and class of securities issuable under the International ESPP, (ii) the number and class of securities and the market value and price per share in effect under each outstanding purchase right, and (iii) the maximum number of shares purchasable per participant with respect to any offering.

Offerings

        Shares of the Company's common stock will be offered under the International ESPP through a series of successive offerings. Unless the Compensation Committee determines otherwise, a new offering will commence on the first day of each calendar quarter. Each offering has a duration of one year unless otherwise determined by the Compensation Committee. Shares will be purchased on the last business day of each calendar quarter in an offering (or such other dates determined by the Compensation Committee).

        At the time the participant joins an offering, he or she will be granted a purchase right to acquire shares of the Company's common stock on each purchase date during that offering. All payroll deductions collected from the participant for the offering period will be automatically applied to the purchase of common stock on such purchase dates, subject to certain limitations summarized below in the section entitled "Special Limitations."

Eligibility and Participation

        Any individual who is (1) employed on a basis under which he or she is scheduled to work for more than twenty hours per week in the employ of a participating subsidiary of the Company (including any corporation which subsequently becomes such a participating subsidiary at any time during the term of the International ESPP), or (2) a representative director of a participating subsidiary, who may not be treated as employees under local law, but are treated as employees by the subsidiary for all other purposes, will be eligible to participate in the International ESPP, unless local laws prohibit or require participation. As of February 28, 2014, three representative directors would have been eligible to participate in the International ESPP had the proposed amended and restated International ESPP that is the subject of this Proposal 3 been in effect.

        Each individual who is an eligible participant on the start date of any offering may elect to participate in that offering, provided he or she does so during the enrollment period prescribed for that offering. As of February 28, 2014, approximately 4,852 individuals were eligible to participate in the International ESPP.

Payroll Deductions and Stock Purchases

        Each participant may authorize periodic payroll deductions in any multiple of one percent (up to a maximum of twelve percent) of his or her base pay to be applied to the acquisition of common stock at quarterly intervals. Accordingly, on each purchase date (generally the last business day of each calendar quarter), the payroll deductions of each participant accumulated for the offering ending on that purchase date will automatically be applied to the purchase of shares of common stock at the purchase price in effect for that purchase date.

        For purposes of the International ESPP, the base pay of each participant will include his or her base salary plus commissions, payments in lieu of regular earnings, and any legally mandated bonus or other pay.

Purchase Price

        The purchase price of the common stock acquired on each quarterly purchase date will be equal to 85 percent of the lower of the fair market value per share of common stock on the start date of the offering or the fair market value on the purchase date.

        The fair market value per share of common stock on any particular date other than a purchase date will be deemed to be equal to the closing selling price per share on the last trading day prior to that date on the NYSE, and the fair market value per share of common stock on a purchase date will be deemed to be equal to the closing selling price per share on such date on the NYSE. On February 28, 2014, the fair market value of the Company's common stock determined on this basis was $69.76 per share.

Special Limitations

        The International ESPP imposes certain limitations upon a participant's rights to acquire common stock, including the following limitations:

  •
  Purchase rights granted to a participant may not permit the individual to purchase more than $25,000 worth of common stock (valued at the time each purchase right is granted) for each calendar year for which those purchase rights are outstanding.

  •
  Purchase rights may not be granted to any individual if the individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock equaling five percent (5%) or more of the total combined voting power or value of all classes of the Company's outstanding stock, or the outstanding stock of any of the Company's affiliates.

  •
  No participant may purchase more than 20,000 shares of common stock during any one offering.

Termination of Purchase Rights

        The participant may withdraw from the International ESPP at any time up to the last business day of the offering, and his or her accumulated payroll deductions for that offering period will be applied to the purchase of common stock on the next purchase date.

        The participant's purchase right will immediately if employment terminates or eligible participant status is lost. Any payroll deductions which the participant may have made for the offering in which termination or loss of eligibility occurs will be refunded to the participant in the currency in which it was paid.

Stockholder Rights

        No participant will have any stockholder rights until the shares are actually purchased on the participant's behalf and the participant has become a holder of record of the purchased shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of purchase.

 Assignability

        No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.

Change in Control

        Upon a change in control (as defined in the International ESPP), all outstanding purchase rights will either be assumed by the successor entity and continued in effect or will be automatically exercised immediately prior to the effective date of the change in control. In this event, the purchase price will be equal to 85 percent of the lower of the fair market value per share of common stock on the start date of the offering in which the change in control occurs or the fair market value per share of common stock immediately prior to the change in control.

Share Pro-Ration

        If the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceeds the number of shares then available for issuance under the International ESPP, the Compensation Committee will make a pro-rata allocation of the available shares on a uniform and equitable basis, and the balance of payroll deductions of each participant will be refunded.

Amendment and Termination

        The Board may amend or terminate the International ESPP at anytime. However, the board may not, without stockholder approval, increase the number of shares issuable under the International ESPP (except as permissible adjustments in the event of changes to the Company's capitalization) or modify the requirements for eligibility to participate in the International ESPP.

New Plan Benefits

        No purchase rights will be granted, and no shares will be issued, on the basis of the share increase subject to this proposal unless it is approved by the stockholders. If the proposed amendment and restatement of the International ESPP had been in effect in 2013, we expect that grants for 2013 would not have been different from those actually made in that year under the International ESPP.

Stock Purchases

        The following table sets forth, as to individuals and groups indicated, the number of shares of common stock purchased under the International ESPP between January 1, 2013 and February 28, 2014, together with the weighted average purchase price paid per shares.

 International ESPP Transactions

Name and Position	Number of Purchased Shares	Weighted Average Purchase Price Per Share($)
Patrick Verguet	242	$69.24
Corporate Vice President, EMEA, Canada and Latin America
All current executive officers as a group (1 person)	242	$69.84
All participants, including current officers who are not executive officers, as a group (4,852 persons)	70,091	$59.80

Federal Tax Consequences

        The International ESPP is applicable to certain of our non-United States employees and is not intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. The income taxation consequences to the Company (including any participating parent or subsidiary corporations) and its employees with respect to participation in the International ESPP vary by country. In general, participants in the International ESPP are usually subject to taxation upon the purchase of shares during an offering period.

Accounting Treatment

        Pursuant to the accounting principles applicable to employee stock purchase plans such as the International ESPP, the fair value of each purchase right granted under the International ESPP will be charged as a direct compensation expense to the Company's reported earnings over the offering period to which that purchase right pertains. The fair value of each such purchase right will be determined as of its grant date.

Board Recommendation

        The Board believes that it is in the Company's best interests to provide the employees and representative directors of the Company's subsidiaries with the opportunity to acquire an ownership interest in the Company through their participation in the International ESPP and thereby encourage them to remain in the Company's employ and more closely align their interests with those of the stockholders.

THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT AND RESTATEMENT
OF THE 2001 EMPLOYEE STOCK PURCHASE PLAN FOR INTERNATIONAL EMPLOYEES.

PROPOSAL 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010) and the related rules of the SEC, the Company is providing its stockholders with the opportunity to vote, on an advisory, non-binding basis, on the executive compensation of our Named Executive Officers as disclosed in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the "Compensation Discussion and Analysis").

        As described more fully in the "Compensation Discussion and Analysis," our executive compensation programs are designed to attract, retain, motivate, and engage executives with superior leadership and management capabilities. High-caliber talent is critical to our success and we strive to provide compensation that is competitive. Our strong "pay for performance" culture is reflected in the following:

  •
  A significant portion of executive compensation is performance based;

  •
  Our performance goals consist of a mix of company-wide financial and operating and strategic measures as well as personal objectives designed to further the Company's annual and long-term business performance;

  •
  We strive to align the interests of our executives with the interests of our stockholders.

        The Compensation Committee periodically reviews our executive officer compensation programs to ensure that they achieve the desired goals.

        We urge stockholders to read the "Compensation Discussion and Analysis" beginning on page 20 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures are designed and operate to achieve our compensation and strategic objectives, as well as the "Summary Compensation Table" and other related compensation tables and narrative appearing on pages 35 through 56. The Compensation Committee and the Board believe that the policies, procedures, and compensation programs described in these sections have contributed to the Company's long-term performance.

        In an advisory vote held at our 2013 annual meeting, approximately 98% of the votes cast by our stockholders supported our executive compensation policies and procedures. Even though we received strong support, the Compensation Committee continues to engage in periodic reviews of our executive compensation and benefits programs and makes changes as appropriate to reflect the our compensation philosophy and objectives and to serve the best interests of our stockholders. In 2013, we adopted an anti-pledging policy and updated stock ownership guidelines for executives and directors to, among other things, include holding requirements. To maintain alignment between the interests of our executives and our stockholders, long-term incentive awards granted to our executives in 2013 continue to be in the form of stock options and PBRSUs based on relative total stockholder return.

        Given a significant decline in our share price during the year, our CEO voluntarily elected to receive no annual cash bonus for 2013, and took further steps to align his interests with stockholders by purchasing 70,283 shares of Edwards common stock valued at $5 million and voluntarily waiving his rights to receive future transition grants, which had been granted in the form of restricted stock units.

        We are asking our stockholders to indicate their support for our Named Executive Officer compensation programs as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our Named

Executive Officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure included in the Proxy Statement."

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board, and it will not be construed as overriding a decision by the Company, the Compensation Committee or the Board, or creating or implying any additional fiduciary duty. However, the Board and our Compensation Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding executive compensation.

        The Company's current policy is to provide our stockholders with an opportunity to approve the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2015 annual meeting of stockholders.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Representatives of PwC are expected to attend the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire. PwC also performs certain non-audit services for the Company. Although we are not required to seek stockholder approval of the appointment of PwC, the Board believes that it is consistent with good corporate governance practices to ask stockholders to ratify the appointment. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. In addition, even if stockholders ratify the Audit Committee's appointment of PwC, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2014.

PROPOSAL 6—STOCKHOLDER PROPOSAL REGARDING ACTION BY WRITTEN CONSENT

        A stockholder has submitted the proposal and supporting statement set forth below in accordance with the rules of the SEC, and the Board and the Company disclaim any responsibility for its content. We will furnish, orally or in writing as requested, the name, address and claimed share ownership of the stockholder that submitted this proposal promptly upon oral or written request to the Company's Corporate Secretary.

Proposal 6—Right to Act by Written Consent

        Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent in accordance with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

        Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint.

        This proposal would empower shareholders by giving them the ability to effect change at our company without being forced to wait until an annual shareholder meeting. Shareholders could replace a director using action by written consent. Shareholder action by written consent could save our company the cost of holding a physical meeting between annual meetings. A topic similar to this, a shareholder right to call a special meeting, won 70% support at our 2013 annual meeting.

        This proposal should also be more favorably evaluated due to our Company's clearly improvable environmental, social and corporate governance performance as reported in 2013:

        GMI Ratings, an independent investment research firm rated our company D for its executive pay—$36 million for Michael Mussallem and shareholders had a potential 11% stock dilution. Plus there was the potential for excessive golden parachutes and unvested equity pay would not lapse upon CEO termination.

        In regard to our board of directors Robert Ingram was potentially over-extended with seats on 3 other company boards and GMI said that our board lacked risk management expertise.

        GMI said Edwards Lifesciences had been flagged for its failure to establish specific environmental impact reduction targets, a critical practice for any company operating in a high environmental impact industry that is committed to its own long-term sustainability.

        GMI said Edwards Lifesciences did not regularly publish a formal sustainability report. It did not report on its sustainability policies and practices via the Global Reporting Initiative, a commonly used and highly effective standard for such reporting, nor had it become a voluntary signatory of the UN Global Compact, yet another commonly employed global standard for achieving and maintaining more effective sustainability practices. In the area of workplace safety EW had not yet implemented OSHAS 18001 as its occupational health and safety management system, nor did it disclose its workplace safety record in its annual report.

        Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Right to Act by Written Consent—Proposal 6

STATEMENT OF THE BOARD

        The Board has carefully considered the above stockholder proposal and believes that it is not in the best interests of stockholders. The Board therefore recommends that stockholders vote AGAINST this proposal for the following reasons:

 The proposal would deprive all stockholders of the right to be consulted on key matters impacting their investment.

        Edwards' governing documents require actions subject to a stockholder vote be considered at a meeting of stockholders. This requirement assures that all stockholders receive advance notice of the proposed action, have an opportunity to discuss it, and consider all points of view. In contrast, the proposal would allow critical actions to be approved without notice to other stockholders and without an opportunity for discussion at a stockholder meeting. This proposal, if adopted, could disenfranchise stockholders and may deprive them of these rights, while enabling other short-term or special interest investors to approve proposals that are not in the best interest of all stockholders. Allowing actions by written consent could result in duplicative or contradictory written consents being circulated at the same time, disrupting management, wasting resources, and confusing stockholders. Because of these deficiencies, the Board believes that the written consent process is not appropriate for a widely held public company.

Edwards' current policies, including the right of stockholders to call special meetings, already ensure Board accountability.

        In response to support for a nonbinding stockholder proposal at the 2013 annual meeting of stockholders, the Board amended the Company's Bylaws to permit stockholders holding 25% of the Company's outstanding shares to call a special stockholder meeting. This right to call special meetings allows stockholders to propose actions without waiting for the Company's next Annual Meeting. A special meeting is preferable to action by written consent because an annual meeting allows all stockholders to participate in, and discuss the merits of, a proposed action, and allows the Board to make a considered recommendation about the action. As a result, stockholder action by calling a special meeting is better suited to a culture of transparency and good corporate governance, and makes the proposed written consent procedure unnecessary.

        The Board has taken several actions to promote effective corporate governance and accountability to stockholders, and has demonstrated responsiveness to the views and concerns of stockholders. The following describes the most significant of these actions:

  •
  Right of stockholders to call special meetings—As described above, holders of 25% of the Company's stock have the right to call a special stockholder meeting.

  •
  Declassifying the Board—In 2013, in response to a nonbinding stockholder proposal approved at the 2012 annual meeting, the Board recommended, and stockholders approved, amendments to the Company's Certificate of Incorporation to eliminate the classified board and phase in the annual election of directors.

  •
  Eliminating supermajority voting—In 2013, in response to a nonbinding stockholder proposal at the 2012 annual meeting, the Board recommended, and stockholders approved, amendments to the Company's Certificate of Incorporation to eliminate the supermajority voting provision. The Board subsequently eliminated the supermajority voting provision from the Company's Bylaws as well.

  •
  Majority voting in director elections—In 2007, the Board amended the Bylaws to provide for majority voting in uncontested director elections.

  •
  Substantial majority of the Board is independent—All but one member of the Board are independent directors.

  •
  No stockholder rights plan.

        The Board would also like to note that the proponent's miscellaneous comments regarding the Company's executive compensation policies, the Board, and the Company's environmental and workplace safety practices are not relevant in evaluating the advisability of the written consent proposal.

        In summary, the Board believes in governance practices and policies that are in the best interests of the Company and all of its stockholders. This proposal does not serve these interests.

THE BOARD RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL
REGARDING ACTION BY WRITTEN CONSENT.

AUDIT MATTERS

Report of the Audit Committee

This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        Management is responsible for our internal controls, financial reporting process, and compliance with laws, regulations, and ethical business practices. Our independent registered public accounting firm, PwC, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes.

        In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company's consolidated financial statements as of and for the fiscal year ended December 31, 2013. The Audit Committee has discussed with the Company's independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, "Communication with Audit Committees." The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm under applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

        Based on the reviews and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for filing with the SEC.

The Audit Committee:
John T. Cardis (Chairperson)
David E.I. Pyott
Wesley W. von Schack

Fees Paid to Principal Accountants

        During 2013 and 2012, the Company retained its independent registered public accounting firm, PwC, to provide services in the following categories and amounts:

	2013	2012
	(in millions)
Audit Fees	$2.5	$2.3
Audit-Related Fees	—	—
Tax Fees	1.2	1.1
All Other Fees	—	0.3

        Audit Fees.    Amounts paid under "Audit Fees" include aggregate fees for the audit of the Company's consolidated financial statements and the effectiveness of internal control over financial reporting, the three quarterly reviews of the Company's reports on Form 10-Q and other SEC filings, and services in connection with statutory and regulatory filings.

        Audit-Related Fees.    There were no amounts paid under "Audit-Related Fees" in 2013 and 2012.

        Tax Fees.    Amounts paid under "Tax Fees" in 2013 were for tax compliance ($0.9) and other tax services ($0.3), and in 2012 were for tax compliance ($0.7) and other tax services ($0.4).

        All Other Fees.    Amounts paid under "All Other Fees" were for research services in 2012.

Pre-Approval of Services.

        The Audit Committee is required to pre-approve the audit and non-audit services performed by the Company's independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor's independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee at least annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. The Audit Committee may delegate, and has delegated, pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. One-hundred percent (100%) of audit and non-audit services performed by PwC in 2013 and 2012 were approved by the Audit Committee.

OTHER MATTERS AND BUSINESS

Additional Information

        Our Bylaws, Governance Guidelines, Global Business Practice Standards (applicable to all of the Company's employees, executive officers, and directors), and charters of each of the Audit Committee and Compensation Committee, are posted on our website at www.edwards.com under "Investors"—Corporate Governance and Responsibility."

Section 16(a) Beneficial Ownership Reporting Compliance

        To our knowledge, all reports that were required to be filed by our executive officers, directors, and beneficial owners of more than 10% of its common stock under Section 16 of the Exchange Act during 2013 were filed on a timely basis, with the exception of a Form 4 reporting Mr. Verguet's exercise of employee stock options, which was filed late due to the failure of his broker to notify him of the transactions on a timely basis.

Related Party Transactions

        Except as described below, neither we nor any of our subsidiaries participated in any transaction with "related persons" during 2013. Related persons include our executive officers and directors, nominees for directors, 5% or more beneficial owners of our common stock, and immediate family members of these persons. Transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest are referred to as "related person transactions." Under our Global Business Practice Standards, which are applicable to all of our employees and members of our Board, conflicts of interest are prohibited unless approved in accordance with the requirements of such Global Business Practice Standards, which in the case of transactions involving our executive officers or directors, approval may be given only by the Board or a committee of the Board, and must be disclosed promptly to stockholders. Under the Global Business Practice Standards, a conflict of interest includes holding a "significant financial interest" in any company that does business with the Company. A "significant financial interest" is deemed to exist if the related person owns more than 1% of the outstanding capital of a business or if the investment represents more than 5% of the total assets of the related person. The Board generally considers all relevant factors when determining whether to approve a related person transaction.

        On May 15, 2013, the Mussallem Living Trust dated March 7, 2005 purchased 70,283 shares of Edwards common stock valued at $5 million from the Company, pursuant to a Subscription Agreement dated May 13, 2013, as described in Form 8-K filed with the SEC on May 17, 2013. The purchase price for the shares, $71.14 per share, was the greater of the NYSE closing price on the date of purchase, and the average closing price for the 10-day period ending May 13, 2013. Mr. Mussallem is the trustee and holds sole dispositive and voting power with respect to the assets of the trust.

Indemnification of Directors and Officers

        Pursuant to our Restated Certificate of Incorporation, we indemnify our directors and officers to the fullest extent permitted by law. We have also entered into indemnification agreements with each of our directors and executive officers that contractually commit us to provide this indemnification to him or her.

Deadline for Receipt of Stockholder Proposals for the 2015 Annual Meeting

        In order for a stockholder proposal to be eligible for inclusion in our Proxy Statement under the rules of the SEC for the 2015 Annual Meeting, the written proposal must be received by the

Secretary of the Company at our offices no later than November 28, 2014 and must comply with the requirements of the rules established by the SEC.

        Our Bylaws provide that in order for a stockholder proposal to be presented at our 2015 Annual Meeting, including stockholder nominations for candidates for election as directors, written notice to the Secretary of the Company of such stockholder proposal or director nomination must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the preceding annual meeting of stockholders. This requirement is independent of and in addition to the notice required under SEC rules for inclusion of a stockholder proposal in our proxy materials. As a result, stockholders who intend to present proposals or director nominations at the 2015 Annual Meeting under these provisions must give written notice of the proposal to the Secretary no earlier than January 28, 2015, and no later than February 22, 2015. However, if the date of the 2015 Annual Meeting is a date that is not within 30 days before or after May 8, 2015, the anniversary date of the 2014 Annual Meeting, notice by the stockholder of a proposal must be received no later than the close of business on the 10th calendar day after the first to occur of the day on which notice of the 2015 Annual Meeting is mailed or public disclosure of the date of the 2015 Annual Meeting is made.

        Our Bylaws require that a stockholder must provide certain information concerning the proposing person, the nominee and the proposal, as applicable. Nominations and proposals not meeting the requirements set forth in our Bylaws will not be entertained at the 2015 Annual Meeting. Stockholders should contact the Secretary in writing at One Edwards Way, Irvine, California 92614 to obtain additional information as to the proper form and content of stockholder nominations or proposals.

Annual Report on Form 10-K

        The Company will furnish without charge to each person whose proxy is solicited upon the written request of such person a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to: Edwards Lifesciences Corporation, Attention: Secretary, One Edwards Way, Irvine, California 92614.

 Delivery of Proxy Materials.

        We have adopted a procedure called "householding," which the Securities and Exchange Commission has approved. Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice or otherwise receive their proxy materials electronically will receive only one copy of our proxy materials unless we receive contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the Annual Meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to Computershare at P.O. Box 43069, Providence, RI 02940-3069, (800) 446-2617. If you are a beneficial stockholder, please contact your bank, broker or other nominee directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

By Order of the Board of Directors,

Denise E. Botticelli Vice President, Associate General Counsel and Secretary

ALL STOCKHOLDERS ARE URGED TO SUBMIT
THEIR PROXIES PROMPTLY

Appendix A

EDWARDS LIFESCIENCES CORPORATION
LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM
(as amended and restated February 20, 2014)

EDWARDS LIFESCIENCES CORPORATION
LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM
(Amended and Restated as of February 20, 2014)

Article 1. Establishment, Objectives, and Duration

        1.1    Establishment of the Program.    Edwards Lifesciences Corporation, a Delaware corporation (hereinafter referred to as the "Company"), hereby amends and restates the incentive compensation plan established April 1, 2000 and known as the "Edwards Lifesciences Corporation Long-Term Stock Incentive Compensation Program" (hereinafter, as amended and restated, referred to as the "Program"), as set forth in this document. The Program permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock and Restricted Stock Units.

        The Program became effective as of April 1, 2000 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

        The Program was amended and restated effective as of July 12, 2000 to clarify the definition of "Subsidiary" and was subsequently further amended and restated as of May 8, 2002, February 20, 2003, February 17, 2005, February 16, 2006, March 6, 2007, February 14, 2008, March 21, 2008, March 20, 2009, February 11, 2010, further amended on March 23, 2010, further amended and restated as of February 10, 2011, May 12, 2011, February 16, 2012, February 21, 2013 and February 20, 2014.

        1.2    Objectives of the Program.    The objectives of the Program are to optimize the profitability and growth of the Company through long-term incentives which are consistent with the Company's goals and which link the personal interests of Participants to those of the Company's stockholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

        The Program is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

        1.3    Duration of the Program.    The Program shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board to amend or terminate the Program at any time pursuant to Article 14 hereof, until all Shares subject to it shall have been purchased or acquired according to the Program's provisions. However, in no event may an Award be granted under the Program on or after April 1, 2018.

Article 2. Definitions

        Whenever used in the Program, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

        2.1  "Award" means, individually or collectively, a grant under this Program of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock or Restricted Stock Units.

        2.2  "Award Agreement" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Program.

        2.3  "Board" or "Board of Directors" means the Board of Directors of the Company.

        2.4  "Change in Control" of the Company shall mean the occurrence of any one of the following events:

  (a)
  Any "Person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the

    Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

  (b)
  During any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.4(a), 2.4(c), or 2.4(d) of this Section 2.4) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

  (c)
  The consummation of a merger or consolidation of the Company with any other entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities; or

  (d)
  The Company's stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

        2.5  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        2.6  "Committee" means the Compensation and Governance Committee or any other committee appointed by the Board to administer Awards to Participants, as specified in Article 3 herein.

        2.7  "Company" means Edwards Lifesciences Corporation, a Delaware corporation, and any successor thereto as provided in Article 16 herein.

        2.8  "Contractor" means an individual providing services to the Company or a Subsidiary who is not an Employee or member of the Board, as well as an individual who is a member of the board of directors of a Subsidiary and who is not an Employee or member of the Board, and who does not participate in the Edwards Lifesciences Corporation Nonemployee Directors and Consultants Stock Incentive Program.

        2.9  "Covered Employee" means a Participant who is one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

        2.10 "Disability" shall have the meaning ascribed to such term in the Participant's governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

        2.11 "Effective Date" shall have the meaning ascribed to such term in Section 1.1 hereof.

        2.12 "Employee" means any employee of the Company or of a Subsidiary of the Company. Directors who are employed by the Company or by a Subsidiary shall be considered Employees under this Program.

        2.13 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

        2.14 "Fair Market Value" means, the closing price of a share of Common Stock as reported in the New York Stock Exchange Composite Transactions on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported.

        2.15 "Incentive Stock Option" or "ISO" means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

        2.16 "Insider" shall mean an individual who is, on the relevant date, an officer of the Company, director of the Company, or beneficial owner of more than ten percent (10%) of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

        2.17 "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

        2.18 "Option" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

        2.19 "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

        2.20 "Participant" means an Employee or Contractor who has been selected to receive an Award or who has outstanding an Award granted under the Program.

        2.21 "Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m) applicable to compensation payable to Covered Employees.

        2.22 "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7 herein.

        2.23 "Restricted Stock" means an Award granted to a Participant pursuant to Article 7 herein.

        2.24 "Restricted Stock Units" means an Award granted to a Participant pursuant to Article 8 herein.

        2.25 "Retirement" means, unless otherwise defined in the applicable Award Agreement, any termination of an Employee's employment or a Contractor's service after age fifty-five (55) other than due to death, Disability or, with respect to Awards made after May 8, 2002, Cause, provided that such Employee or Contractor has at least a combined ten (10) years of service with the Company and Baxter International Inc. A Participant's number of years of service with the Company and Baxter International Inc. shall be determined by calculating the number of complete twelve-month (12) periods of employment from the Participant's original date of hire as an Employee or Contractor with the Company or Baxter International Inc. to the Participant's date of employment or service termination. Employment or service with Baxter International Inc. shall be included for purposes of determining qualification for Retirement only to the extent that such employment or service immediately, and without any break, precedes employment or service with the Company. For purposes of this definition, unless defined otherwise in the applicable Award Agreement, "Cause" means: (a) a Participant's willful and continued failure to substantially perform his duties with the Company or a Subsidiary (other than any such failure resulting from Disability); (b) a Participant's willfully engaging in conduct that is demonstrably and materially injurious to the Company or a Subsidiary, monetarily or otherwise; or (c) a Participant's having been convicted of a felony. For the purpose of determining "Cause," no act, or failure to act, on a Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company or a Subsidiary.

        2.26 "Shares" means the shares of common stock of the Company.

        2.27 "Subsidiary" means any business, whether or not incorporated, in which the Company beneficially owns, directly or indirectly through another entity or entities, securities or interests representing more than fifty percent (50%) of the combined voting power of the voting securities or voting interests of such business.

Article 3. Administration

        3.1    General.    The Program shall be administered by the Compensation and Governance Committee of the Board, or by any other Committee appointed by the Board, which shall consist of two (2) or more nonemployee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act who also qualify as outside directors within the meaning of Code Section 162(m) and the related regulations under the Code, except as otherwise determined by the Board. Any Committee administering the Program shall be comprised entirely of directors. The members of the Committee shall be appointed from time to time by, and shall serve at the sole discretion of, the Board.

        The Committee shall have the authority to delegate administrative duties to officers, Employees, or directors of the Company; provided, however, that the Committee shall not be able to delegate its authority with respect to: (i) granting Awards to Insiders; (ii) granting Awards that are intended to qualify for the Performance-Based Exception; and (iii) certifying that any performance goals and other material terms attributable to Awards that are intended to qualify for the Performance-Based Exception have been satisfied.

        3.2    Authority of the Committee.    Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions of the Program, the Committee shall have the authority to: (a) interpret the provisions of the Program, and prescribe, amend, and rescind rules and procedures relating to the Program; (b) grant Awards under the Program, in such forms and amounts and subject to such terms and conditions as it deems appropriate, including, without limitation, Awards which are made in combination with or in tandem with other Awards (whether or not contemporaneously granted) or compensation or in lieu of current or deferred compensation; (c) subject to Article 14, modify the terms of, cancel and reissue, or repurchase outstanding Awards; (d) prescribe the form of agreement, certificate, or other instrument evidencing any Award under the Program; (e) correct any defect or omission and reconcile any inconsistency in the Program or in any Award hereunder; (f) design Awards to satisfy requirements to make such Awards tax-advantaged to Participants in any jurisdiction or for any other reason that the Company desires; and (g) make all other determinations and take all other actions as it deems necessary or desirable for the administration of the Program; provided, however, that no outstanding Option will be (i) amended to lower the exercise price, (ii) canceled, exchanged or surrendered in exchange for cash or other awards for the purpose of repricing the Option, or (iii) canceled, exchanged or surrendered for the purpose of reissuing such Option to a Participant at a lower exercise price (other than, in each case, pursuant to Section 5.4) without the approval of the Company's stockholders. The determination of the Committee on matters within its authority shall be conclusive and binding on the Company and all other persons. The Committee shall comply with all applicable laws in administering the Plan. As permitted by law (and subject to Section 3.1 herein), the Committee may delegate its authority as identified herein.

        3.3    Decisions Binding.    All determinations and decisions made by the Committee pursuant to the provisions of the Program and all related orders and resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, directors, Employees, Contractors, Participants, and their estates and beneficiaries.

Article 4. Eligibility and Participation

        4.1    Eligibility.    Persons eligible to participate in this Program shall include all Employees and Contractors. Members of the Board who are not Employees of the Company shall not be eligible to participate in the Program.

        4.2    Actual Participation.    Subject to the provisions of the Program, the Committee may, from time to time, select from all eligible Employees and Contractors those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 5. Shares Subject to the Program and Maximum Awards; Minimum Vesting

        5.1    Number of Shares Available for Grants.    Subject to adjustment as provided in Section 5.4 herein, the number of Shares hereby reserved for delivery to Participants under the Program shall be fifty million nine hundred thousand (50,900,000) Shares. The maximum number of Shares that may be delivered pursuant to Options qualified as ISOs granted under the Program is fifty million nine hundred thousand (50,900,000) Shares. No more than four million six hundred thousand (4,600,000) Shares reserved for issuance under the Program may be granted in the form of Shares of Restricted Stock or Restricted Stock Units. The Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to the Program. The following rules shall apply to grants of such Awards under the Program:

  (a)
  Options:    The maximum aggregate number of Shares that may be granted in the form of Options in any one (1) fiscal year to any one (1) Participant shall be two million (2,000,000).

  (b)
  Restricted Stock and Restricted Stock Units:    The maximum aggregate number of Shares that may be granted in the form of Restricted Stock and Restricted Stock Units in any one (1) fiscal year to any one (1) Participant shall be four hundred thousand (400,000).

        5.2    Type of Shares.    Shares issued under the Program in connection with Stock Options or Restricted Stock Units may be authorized and unissued Shares or issued Shares held as treasury Shares. Shares issued under the Program in connection with Restricted Stock shall be issued Shares held as treasury Shares; provided, however, that authorized and unissued Shares may be issued in connection with Restricted Stock to the extent that the Committee determines that past services of the Participant constitute adequate consideration for at least the par value thereof.

        5.3    Reuse of Shares.

  (a)
  General.    In the event of the expiration or termination (by reason of forfeiture, expiration, cancellation, surrender, failure to vest or otherwise) of any Award under the Program, that number of Shares that was subject to the Award but not delivered shall again be available for subsequent Awards under the Program.

  (b)
  Restricted Stock and Restricted Stock Units.    In the event that Shares are delivered under the Program as Restricted Stock and are thereafter forfeited or reacquired by the

    Company pursuant to rights reserved upon the grant thereof, such forfeited or reacquired Shares shall again be available for subsequent Awards under the Program.

  (c)
  Limitations.    Notwithstanding the provisions of Sections 5.3(a) above, the following Shares shall not be available for reissuance under the Program: (i) Shares which are exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Option; and (ii) Shares which are exchanged by a Participant or withheld by the Company as full or partial payment of the Option Price upon the exercise of an Option. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Program that is a Restricted Stock or Restricted Stock Unit Award granted under the Program, as well as any Shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Restricted Stock or Restricted Stock Unit Award granted under the Program, shall be available for subsequent Awards under the Program.

        5.4    Adjustments in Authorized Shares.    In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368), or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under Section 5.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Program, and in the Award limits set forth in Section 5.1, as shall be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number. In a stock-for-stock acquisition of the Company, the Committee may, in its sole discretion, substitute securities of another issuer for any Shares subject to outstanding Awards.

        5.5    International Awards.    One or more Awards may be granted to Participants who provide services to the Company or a Subsidiary outside of the United States. Any Awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, approved by the Committee.

        5.6    Minimum Vesting Requirements.    Except for any accelerated vesting required or permitted pursuant to Article 13 and except as otherwise provided in this Section 5.6, and subject to such additional vesting requirements or conditions as the Committee may establish with respect to the Award, each Award granted under the Program shall be subject to the minimum vesting requirements set forth in the applicable sections of the Program; provided that the Committee may accelerate or provide in the applicable Award Agreement for the accelerated vesting of any Award in connection with a Change in Control, the termination of the Participant's employment with the Company or service to the Company as a Contractor (including a termination due to the Participant's death, Disability or Retirement, but not including a termination for cause), or as consideration or partial consideration for a release by the Participant of pending or threatened claims against the Company or a Subsidiary or any of their respective officers, directors or other affiliates (regardless of whether the release is given in connection with a termination of employment or service for cause or other circumstances). The Committee may, however, accelerate or provide in the applicable Award Agreement for the accelerated vesting of any Award in circumstances not contemplated by the preceding sentence, and/or provide for a vesting schedule that is shorter than the minimum schedule set forth in the applicable sections of the Program, in such circumstances as the Committee may deem appropriate; provided, however, that the Shares subject to the portion of any such Awards that vest earlier than the minimum vesting dates that would be applicable pursuant to the minimum vesting requirements of the applicable sections of the Program (or, as to any accelerated vesting, provides for accelerated vesting other than in the circumstances contemplated by the preceding sentence) shall not, in the aggregate, exceed ten percent (10%) of the total number of Shares available for award grant purposes under the Program.

Article 6. Stock Options

        6.1    Grant of Options.    Subject to the terms and provisions of the Program, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

        6.2    Award Agreement.    Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

        6.3    Option Price.    The Option Price for each grant of an Option under this Program shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

        6.4    Duration of Options.    Each Option granted to a Participant on or after February 16, 2006 shall expire at such time, not later than the seventh (7th) anniversary date of its grant, as the Committee shall determine.

        6.5    Exercise of Options.    Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant; provided, however, that, subject to Section 5.6 herein, each Option shall become exercisable over a minimum period of three (3) years measured from the date of grant of the option. Grants to Participants who were Retirement eligible before May 12, 2011, may vest monthly over 36 months after the date of grant for grants in the first year of retirement eligibility, and monthly over 24 months after the date of grant for grants in the second and subsequent years of retirement eligibility, as determined by the Committee.

        6.6    Payment.    Options granted under this Article 6 shall be exercised by the delivery of a written notice (or such other form of notice as the Company may specify) of exercise to the

Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares (or a satisfactory "cashless exercise" notice).

        The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering previously acquired Shares (by either actual delivery or attestation) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months, or such shorter or longer period, if any, as is necessary to avoid variable accounting treatment); (c) by a cashless exercise, as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions and such procedures and limitations as the Company may specify from time to time; (d) by any other means which the Committee determines to be consistent with the Program's purpose and applicable law; or (e) by a combination of two or more of (a) through (d).

        Subject to any governing rules or regulations, including cashless exercise procedures, as soon as practicable after receipt of a notification of exercise and full payment (or a satisfactory "cashless exercise" notice), the Company shall cause to be issued and delivered to the Participant, in certificate form or otherwise, evidence of the Shares purchased under the Option(s).

        6.7    Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

        6.8    Termination of Employment or Service.    Each Participant's Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

        6.9    Nontransferability of Options.

  (a)
  Incentive Stock Options.    No ISO granted under the Program may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Program shall be exercisable during his or her lifetime only by such Participant.

  (b)
  Nonqualified Stock Options.    Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

        6.10    Substitution of Cash.    Unless otherwise provided in a Participant's Award Agreement, and notwithstanding any provision in the Program to the contrary (including but not limited to Section 14.2), in the event of a Change in Control in which the Company's stockholders holding Shares receive consideration other than shares of common stock that are registered under Section 12 of the Exchange Act, the Committee shall have the authority to require that any outstanding Option be surrendered to the Company by a Participant for cancellation by the Company, with the Participant receiving in exchange a cash payment from the Company within ten (10) days of the Change in Control. Such cash payment shall be equal to the number of Shares under Option, multiplied by the excess, if any, of the greater of (i) the highest per Share price offered to stockholders in any transaction whereby the Change in Control takes place, or (ii) the Fair Market Value of a Share on the date the Change in Control occurs, over the Option Price.

        6.11    Additional Rules Applicable to Incentive Stock Options.    There shall be imposed in any Award Agreement relating to ISOs such other terms and conditions as from time to time are required in order that the Option be an "incentive stock option" as that term is defined in Code Section 422. No ISO may be granted to any person who, at the time the Option is granted, owns (or is deemed to own under Code Section 424(d)) outstanding Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless the exercise price of such Option is at least 110% of the Fair Market Value of the stock subject to the Option and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

Article 7. Restricted Stock

        7.1    Grant of Restricted Stock.    Subject to the terms and provisions of the Program, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

        7.2    Restricted Stock Agreement.    Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine. Subject to Section 5.6 herein, the Period of Restriction shall be a minimum of three (3) years measured from the grant date of the Restricted Stock. If a Retirement eligible Participant retires prior to completion of the Period of Restriction, then the period of restriction shall be reduced upon retirement at the rate of 25% annually from the grant date of the Restricted Stock.

        7.3    Restriction on Transferability.    Except as provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Program shall be available during his or her lifetime only to such Participant.

        7.4    Other Restrictions.    Subject to Article 9 herein, the Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Program as it may deem advisable including, without limitation, any or all of the following:

  (a)
  A required period of employment or service as a Contractor with the Company, as determined by the Committee, prior to the vesting of Shares of Restricted Stock.

  (b)
  A requirement that Participants forfeit (or in the case of Shares sold to a Participant, resell to the Company at his or her cost) all or a part of Shares of Restricted Stock in the event of termination of his or her employment or service as a Contractor during the Period of Restriction.

  (c)
  A prohibition against employment of Participants holding Shares of Restricted Stock by any competitor of the Company, against such Participants' dissemination of any secret or confidential information belonging to the Company, or the solicitation by Participants of the Company's employees for employment by another entity.

        Shares of Restricted Stock awarded pursuant to the Program shall be registered in the name of the Participant and, if such Shares are certificated, in the sole discretion of the Committee, may be deposited in a bank designated by the Committee or with the Company. The Committee may require a stock power endorsed in blank with respect to Shares of Restricted Stock whether or not certificated.

        Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Program shall become freely transferable (subject to any restrictions under any applicable securities law) by the Participant after the last day of the applicable Period of Restriction.

        7.5    Voting Rights.    Unless the Committee determines otherwise, Participants holding Shares of Restricted Stock issued hereunder shall be entitled to exercise full voting rights with respect to those Shares during the Period of Restriction.

        7.6    Dividends and Other Distributions.    Unless the Committee determines otherwise, during the Period of Restriction, Participants holding Shares of Restricted Stock issued hereunder shall be entitled to regular cash dividends paid with respect to such Shares. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Restricted Stock is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception.

        7.7    Termination of Employment or Service.    Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to vest in previously unvested Shares of Restricted Stock following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Program, and may reflect distinctions based on the reasons for termination.

Article 8. Restricted Stock Units

        8.1.    Restricted Stock Units Awards.    Subject to the terms and conditions of the Program, the Committee, at any time and from time to time, may issue Restricted Stock Units which entitle the Participant to receive the Shares underlying those units following the lapse of specified restrictions (whether based on the achievement of designated performance goals or the satisfaction of specified services or upon the expiration of a designated time period following the vesting of the units).

        8.2.    Restricted Stock Units Award Agreement.    Each Restricted Stock Units award shall be evidenced by a Restricted Stock Units Award Agreement that shall specify the vesting restrictions, the number of Shares subject to the Restricted Stock Units award, and such other provisions as the Committee shall determine. Subject to Section 5.6 herein, Restricted Stock Units shall vest over a minimum period of three (3) years measured from the grant date of the award.

        8.3.    Restrictions.    The Committee shall impose such other conditions and/or restrictions on the issuance of any Shares under the Restricted Stock Units granted pursuant to the Program as it may deem advisable including, without limitation, any or all of the following:

  (a)
  A required period of service with the Company, as determined by the Committee, prior to the issuance of Shares under the Restricted Stock Units award.

  (b)
  A requirement that the Restricted Stock Units award be forfeited in whole or in part in the event of termination of the Participant's employment or service as a Contractor during the vesting period.

  (c)
  A prohibition against employment of Participants holding Restricted Stock Units by any competitor of the Company, against such Participants' dissemination of any secret or confidential information belonging to the Company, or the solicitation by Participants of the Company's employees for employment by another entity.

        Except as otherwise provided in this Article 8, Shares subject to Restricted Stock Units under the Program shall be freely transferable (subject to any restrictions under applicable securities law) by the Participant after receipt of such shares.

        8.4.    Stockholder Rights.    Participants holding Restricted Stock Units issued hereunder shall not have any rights with respect to Shares subject to the award until the award vests and the Shares are issued hereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom Shares, on outstanding Restricted Stock Units awards, subject to such terms and conditions as the Committee may deem appropriate.

        8.5.    Termination of Employment or Service.    Each Restricted Stock Units Award Agreement shall set forth the extent to which the Participant shall have the right to vest in previously unvested Shares subject to the Restricted Stock Units award following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Restricted Stock Unit awards issued pursuant to the Program, and may reflect distinctions based on the reasons for termination.

Article 9. Performance-Based Awards

        9.1    Code Section 162(m) Performance-Based Awards.    Without limiting the generality of the foregoing, any of the types of Awards listed in Articles 6 through 8 above may be, and Options granted to officers and employees ("Qualifying Options") typically will be, granted as Awards intended to satisfy the Performance-Based Exception ("Performance-Based Awards"). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Performance Measures set forth below (on an absolute or relative (including, without limitation, relative to the performance of other companies or upon comparisons of any of the indicators of performance relative to other companies) basis) for the Company on a consolidated basis or for one or more of the Subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option shall be subject only to the requirements of Section 9.2 and 9.4 in order for such Award to satisfy the requirements for the Performance-Based Exception. Any other Performance-Based Award shall be subject to all of the following provisions of this Article 9.

        9.2    Class; Administrator.    The eligible class of persons for Performance-Based Awards under this Article 9 shall be officers and employees of the Company or one of its Subsidiaries. The Committee approving Performance-Based Awards or making any certification required pursuant to Section 9.5 must be constituted as provided in Section 3.1 for Awards that are designed to satisfy the Performance-Based Exception.

        9.3    Performance Measures.    The specific performance goals for Performance-Based Awards (other than Qualifying Options) shall be, on an absolute or relative basis, established based on one or more of the following performance measures ("Performance Measures") as selected by the Committee in its sole discretion:

  (i)
  return measures (including, but not limited to, return on assets, capital, investment, equity or sales);

  (ii)
  earnings per share;

  (iii)
  net income (before or after taxes) or operating income;

  (iv)
  earnings before interest, taxes, depreciation and amortization or operating income before depreciation and amortization;

  (v)
  sales or revenue targets;

  (vi)
  market to book value ratio;

  (vii)
  cash flow or free cash flow (cash flow from operations less capital expenditures);

  (viii)
  market share;

  (ix)
  cost reduction goals;

  (x)
  budget comparisons;

  (xi)
  implementation, completion or progress of projects, processes, products or product-lines strategic or critical to the Company's business operations;

  (xii)
  measures of customer satisfaction;

  (xiii)
  share price (including, but not limited to, growth measures and total shareholder return);

  (xiv)
  working capital;

  (xv)
  economic value added;

  (xvi)
  percentage of sales generated by new products;

  (xvii)
  progress of research and development projects or milestones;

  (xviii)
  growth in sales of products or product-lines;

  (xix)
  any combination of, or a specified increase in, any of the foregoing; and

  (xx)
  the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company's revenue or profitability or expand the Company's customer base.

        To qualify Awards for the Performance-Based Exception, the applicable Performance Measures (or Performance Measure, as the case may be) and specific performance goal or goals ("targets") must be established and approved by the Committee during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Code Section 162(m). The Committee may provide, at the time it establishes the applicable Performance Measures, for the Performance Measures (or performance against the Performance Measures, as the case may be) to be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other events specified by the Committee. The applicable performance measurement period may not be less than three months nor more than 10 years.

        9.4    Maximum Performance-Based Award.    Grants of Qualifying Options to any one Participant in any one fiscal year shall be subject to the limit set forth in Section 5.1(a). The maximum number of Shares which may be subject to Performance-Based Awards that are granted to any one Participant in any one fiscal year shall be subject to the limit set forth in Section 5.1(b). Awards that are cancelled during the year shall be counted against these limits to the extent required by Code Section 162(m).

        9.5    Certification of Payment; Reservation of Discretion.    Before any Performance-Based Award under this Article 9 (other than Qualifying Options) is paid and to the extent required to qualify the Award for the Performance-Based Exception, the Committee must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied. The Committee will have the discretion to determine the restrictions or other limitations of the individual Awards granted under this Article 9 including the authority to reduce Awards, payouts or vesting or to pay no Awards, in its sole discretion, if the Committee preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

Article 10. Beneficiary Designation

        Each Participant under the Program may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Program is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Article 11. Deferrals

        The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals which shall be consistent with the requirements of Code Section 409A and the Treasury regulations and rulings promulgated thereunder.

Article 12. Rights of Employees and Contractors

        12.1    Employment.    Nothing in the Program or any Award Agreement shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate at any time any Participant's employment or service to the Company or a Subsidiary as a Contractor, nor confer upon any Participant any right to continue in the employ of the Company or a Subsidiary or to provide services to the Company or a Subsidiary as a Contractor.

        12.2    Participation.    No Employee or Contractor shall have the right to be selected to receive an Award under this Program, or, having been so selected, to be selected to receive a future Award.

Article 13. Change in Control

        Except as may otherwise be provided in a Participant's Award Agreement, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges:

  (a)
  Any and all Options granted hereunder shall become immediately exercisable;

  (b)
  Any restriction periods and restrictions imposed on Shares of Restricted Stock and Restricted Stock Units that are not performance-based shall lapse;

  (c)
  The vesting of all performance-based Awards denominated in Shares such as performance-based Restricted Stock and Restricted Stock Units shall be accelerated as of the effective date of the Change in Control, and there shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control a pro rata number of Shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period(s) which has elapsed prior to the Change in Control; provided, however, that if an Option or Share of Restricted Stock or Restricted Stock Unit granted after May 8, 2002 becomes exercisable or vests only after either (i) a minimum fixed period of employment or service (the duration of which is determined by the Committee at the time of the grant of the Award) or (ii) the earlier achievement of a performance-related goal, its exercisability or vesting shall not automatically accelerate in full in accordance with Article 13(a) or (b) above, but may accelerate if and to the extent provided in the applicable Award Agreement.

Article 14. Amendment, Modification, and Termination

        14.1    Amendment, Modification, and Termination.    Subject to the terms of the Program, including Section 14.2, the Board may at any time and from time to time, alter, amend, suspend or terminate the Program in whole or in part. However, stockholder approval shall be required for any amendment of the Program that (a) materially increases the number of Shares available for issuance under the Program (other than pursuant to Article 5.4), (b) expands the type of awards available under the Program, (c) materially expands the class of participants eligible to receive Awards under the Program, (d) materially extends the term of the Program, (e) materially changes the method of determining the Option Price under the Program or (f) deletes or limits any provision of the Program prohibiting the repricing of Options. The Committee may amend Awards previously granted under the Program.

        14.2    Awards Previously Granted.    Notwithstanding any provision of the Program or of any Award Agreement to the contrary (but subject to Section 6.10 hereof), no termination, amendment, or modification of the Program or amendment of an Award previously granted under the Program shall adversely affect in any material way any Award previously granted under the Program, without the express consent of the Participant holding such Award.

Article 15. Compliance with Applicable Law and Withholding

        15.1    General.    The granting of Awards and the issuance of Shares under the Program shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding anything to the contrary in the Program or any Award Agreement, the following shall apply:

  (a)
  The Company shall have no obligation to issue any Shares under the Program if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

  (b)
  Prior to the issuance of any Shares under the Program, the Company may require a written statement that the recipient is acquiring the Shares for investment and not for the purpose or with the intention of distributing the Shares and that the recipient will not dispose of them in violation of the registration requirements of the Securities Act of 1933.

  (c)
  With respect to any person who is subject to Section 16(a) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any incentive or payment under the Program or implement procedures for the administration of the Program which it deems necessary or desirable to comply with the requirements of Rule 16b-3 of the Exchange Act.

  (d)
  If, at any time, the Company, determines that the listing, registration, or qualification (or any updating of any such document) of any Award, or the Shares issuable pursuant thereto, is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, any Award, the issuance of Shares pursuant to any Award, or the removal of any restrictions imposed on Shares subject to an Award, such Award shall not be granted and the Shares shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

        15.2    Securities Law Compliance.    With respect to Insiders, transactions under this Program are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Program or action by the Committee or the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

        15.3    Tax Withholding.    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Program.

        15.4    Share Withholding.    Awards payable in Shares may provide that with respect to withholding required upon any taxable event arising thereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares to satisfy their withholding tax obligations; provided that Participants may only elect to have Shares withheld having a Fair Market Value on the date the tax is to be determined equal to or less than the minimum withholding tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations, including prior Committee approval, that the Committee, in its sole discretion, deems appropriate.

Article 16. Indemnification

        Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Program and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

 Article 17. Successors

        All obligations of the Company under the Program with respect to Awards granted hereunder shall, to the extent legally permissible, be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18. Legal Construction

        18.1    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

        18.2    Severability.    In the event any provision of the Program shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included.

        18.3    Governing Law.    To the extent not preempted by federal law, the Program, and all Award or other agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Delaware without giving effect to principles of conflicts of laws.

Article 19. Recoupment Policy

        The Awards granted under the Program are subject to the terms of the Company's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of Awards or any Shares or other cash or property received with respect to the Awards (including any value received from a disposition of the Shares acquired upon payment of the Awards).

* * *

Appendix B

EDWARDS LIFESCIENCES CORPORATION
2001 EMPLOYEE STOCK PURCHASE PLAN
FOR INTERNATIONAL EMPLOYEES

(As Amended and Restated February 20, 2014)

EDWARDS LIFESCIENCES CORPORATION
2001 EMPLOYEE STOCK PURCHASE PLAN
FOR INTERNATIONAL EMPLOYEES

(As Amended and Restated February 20, 2014)

ARTICLE I—PURPOSE

1.01.    Purpose

        The Edwards Lifesciences Corporation 2001 Employee Stock Purchase Plan for International Employees is intended to provide a method whereby certain employees of participating subsidiary companies of Edwards Lifesciences Corporation (the "Company") authorized by the Committee (or an officer designated by the Committee pursuant to Section 9.02) to extend the benefits of the Plan to their Eligible Employees will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company's common stock.

        The Plan was initially adopted by the Board on February 8, 2001, and subsequently amended and restated by the Board on February 20, 2003, September 13, 2005, July 9, 2009, November 10, 2009, and February 20, 2014.

ARTICLE II—DEFINITIONS

2.01.    Base Pay

        "Base Pay" shall mean regular straight-time earnings (including compensation paid to a representative director or non-employee director of a Participating Company) plus commissions (where legally permissible and administratively feasible as determined by the Company in its sole discretion) and payments in lieu of regular earnings and any legally mandated bonus or other pay. In the case of a part-time hourly employee, such employee's base pay during an Offering shall be determined by multiplying such employee's hourly rate of pay by the number of regularly scheduled hours of work for such employee during such Offering.

2.02.    Change in Control

        "Change in Control" of the Company shall mean the occurrence of any one of the following events:

  (a)
  Any "Person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

  (b)
  During any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.02(a), 2.02(c), or 2.02(d) of this Section 2.02) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

  (c)
  The consummation of a merger or consolidation of the Company with any other entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities; or

  (d)
  The Company's stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

2.03.    Code

        "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

2.04.    Committee

        "Committee" shall mean the individuals appointed by the Company to administer the Plan as described in Article IX.

2.05.    Company

        "Company" shall mean Edwards Lifesciences Corporation.

2.06.    Corporate Affiliate

        "Corporate Affiliate" shall mean any parent or subsidiary corporation or limited liability company of the Company (as determined in accordance with Code section 424) whether now existing or subsequently established.

2.07.    Conversion Rate

        "Conversion Rate" shall mean with respect to any non-United States currency, the rate established by the Company's Corporate Treasury Department for purposes of converting such currency to United States dollars.

2.08.    Eligible Employee

        "Eligible Employee" means, unless local laws prohibit or require such employee's participation in the Plan, any regular employee of a Participating Company who is scheduled to work 20 or more hours per week or a representative director or non-employee director of a Participating Company. Eligible Employee shall also mean any other employee of a Participating Company to the extent that local law requires the Plan to be extended to such employee. The Committee shall designate the Corporate Affiliates that shall be eligible to participate in the Plan.

2.09.    Enrollment Period

        "Enrollment Period" shall mean with respect to any Offering, the period designated by the Committee prior to such Offering during which Eligible Employees may authorize payroll deductions (or, if payroll deductions are not permitted or advisable under local law, other means of contributions specified by the Committee) through a Subscription. Unless the Committee determines otherwise, the Enrollment Period with respect to any Offering shall end on the twenty-fifth day of the month immediately preceding the Offering Commencement Date and any Subscription received after such date shall be deemed to be an enrollment in the next following Offering.

2.10.    Exchange Act

        "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

2.11.    Fair Market Value

        The "Fair Market Value" of a share of Stock on a given day shall be determined as follows: (i) if the Stock is listed on any established stock exchange or a national market system, (a) for any date of determination except the Purchase Date, Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sale is reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; (b) for the Purchase Date, Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sale is reported) as quoted on such exchange or system on the Purchase Date, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or (ii) in the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.

2.12.    Offering

        "Offering" shall mean the quarterly offering of the Company's Stock, the duration of which shall not exceed twenty seven (27) months.

2.13.    Offering Commencement Date

        "Offering Commencement Date" shall mean June 1, 2001 and, unless determined otherwise by the Committee, the first day of each calendar quarter thereafter.

2.14.    Offering End Date

        "Offering End Date" shall mean, with respect to each Offering beginning prior to July 1, 2007, the first to occur of the day preceding the second annual anniversary of the Offering Commencement Date or the day preceding July 1, 2007, unless determined otherwise by the Committee prior to the Offering Commencement Date or such date as determined pursuant to Section 6.04. "Offering End Date" shall mean, with respect to each Offering beginning on or after July 1, 2007, the day preceding the first annual anniversary of the Offering Commencement Date, unless determined otherwise by the Committee prior to the Offering Commencement Date or such date as determined pursuant to Section 6.04.

2.15.    Participant

        "Participant" shall mean an Eligible Employee who has elected to participate in an Offering by entering a Subscription during the Enrollment Period for such Offering.

2.16.    Participating Company

        "Participating Company" shall mean each Corporate Affiliate as may be authorized from time to time by the Committee to extend the benefits of the Plan to their Eligible Employees and set forth in Appendix A of this Plan. The Committee may determine that some Eligible Employees of a Participating Company shall not be offered participation in the Plan.

2.17.    Plan

        "Plan" shall mean the Edwards Lifesciences Corporation 2001 Employee Stock Purchase Plan for International Employees, as amended from time to time.

2.18.    Purchase Date

        "Purchase Date" shall mean with respect to any Offering, the last day of each calendar quarter (or such other dates determined by the Committee prior to the Offering Commencement Date or pursuant to Section 6.04) during the period beginning with the Offering Commencement Date for such Offering and ending with the Offering End Date; provided, however, if any such day is not a business day, the Purchase Date shall be the next preceding business date on which shares of Stock are traded.

2.19.    Stock

        "Stock" shall mean the common stock, par value US$1.00, of the Company.

2.20.    Subscription

        "Subscription" shall mean an Eligible Employee's authorization for payroll deductions or contributions, as applicable, made in the form and manner specified by the Committee (which may include enrollment by submitting forms, by voice response, internet access or other electronic means). Unless withdrawn earlier in accordance with Section 6.02, each Subscription shall be in effect for the duration of the Offering to which it applies. No more than one Subscription may be in effect for an Eligible Employee during any calendar quarter.

ARTICLE III—ELIGIBILITY AND PARTICIPATION

3.01.    Initial Eligibility

        Any individual who is an Eligible Employee on an Offering Commencement Date shall be eligible to participate in the Offering commencing on such date, subject to the terms and conditions of the Plan.

3.02.    Leave of Absence

        For purposes of participation in the Plan, a Participant on a leave of absence shall be deemed to be an Eligible Employee for a period of up to 90 days or, if longer, during the period the Participant's right to reinstatement as an employee or non-employee director of a Participating Company is guaranteed by statute or contract. If the leave of absence is paid, deductions authorized under any Subscription in effect at the time the leave began will continue. If the leave of absence is unpaid, no deductions or contributions will be permitted during the leave unless this provision is contrary to applicable local law. If such a Participant returns to active status within 90 days or the guaranteed reemployment period, as applicable, payroll deductions or contributions, as applicable, under the Subscription in effect at the time the leave began will automatically begin again upon the Participant's return to active status, unless the Subscription has expired. If the Participant does not return to active status within 90 days or the guaranteed reinstatement period, as applicable, the Participant shall be treated as having terminated service for all purposes of the Plan, unless otherwise required under local law. If such terminated Participant later returns to active service as an Eligible Employee or if a Participant returns to active service as an Eligible Employee after the Subscription has expired, such individual will be eligible to participate in Offerings commencing after his or her new service start date by filing a Subscription during the applicable Enrollment Period for such Offering.

3.03.    Restrictions on Participation

        Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted a right to purchase Stock: (a) if, immediately after the grant, such individual would own Stock, and/or hold outstanding options to purchase Stock, possessing 5% or more of the total combined voting power or value of all classes of the Company's stock (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any individual); or (b) which permits the individual's rights to purchase Stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in Fair Market Value of the Stock (determined at the time such right to purchase Stock is granted) for each calendar year in which such right is outstanding. Further, the Committee may additionally limit the number of shares of Stock or contributions per Eligible Employee made available for purchase under the Plan by Eligible Employees in certain countries, locations or Participating Companies, if necessary or advisable to avoid securities law filings, achieve tax objectives or to meet or facilitate other Company compliance objectives in particular locations outside the U.S.

        Further, with respect to any Offering, in no event shall an individual be granted a right to purchase in excess of 20,000 shares of Stock, subject to adjustment pursuant to Section 10.03.

3.04.    Commencement of Participation

        An Eligible Employee may become a Participant in any Offering by entering a Subscription during the Enrollment Period for such Offering. Payroll deductions or contributions, as applicable, for such Offering shall commence on the applicable Offering Commencement Date and shall end on the applicable Offering End Date unless withdrawn by the Participant or sooner terminated in accordance with Article VII. Only one Subscription may be in effect with respect to any Participant at any one time.

3.05.    Participation After Rehire

        An Eligible Employee's Subscription will automatically terminate on the date he or she is no longer providing service to any Participating Company. If the Eligible Employee terminates service with a Subscription in effect with respect to an Offering and is reinstated prior to the Offering End Date for that Offering, the Subscription will not be reinstated and the Eligible Employee will not be allowed to again make payroll deductions or contributions, as applicable, under such Offering. The Eligible Employee may elect to participate in Offerings commencing after his or her reinstatement date by entering a Subscription during the applicable Enrollment Period for such Offering. Notwithstanding the foregoing, an Eligible Employee's transfer from one Participating Company to another shall not terminate such Eligible Employee's Subscription.

3.06.    Transfers

        An Eligible Employee's transfer from one Participating Company under this Plan to another shall not terminate such Eligible Employee's Subscription.

        If an Eligible Employee transfers to the Company or a Corporate Affiliate that is not a Participating Company under this Plan, the individual will be treated as a terminated Participant under this Plan. The individual may become eligible to participate in the Company's stock purchase plan for United States employees if the individual is transferred to the Company or a subsidiary or affiliate of the Company that is designated to participate in the stock purchase plan for United States employees subject to the terms and conditions set forth in that plan.

ARTICLE IV—OFFERINGS

4.01.    Quarterly Offerings

        The Plan commenced with an Offering beginning on June 1, 2001 and, unless determined otherwise by the Committee, will continue in operation with a new Offering commencing on the first day of each calendar quarter thereafter. Eligible Employees may not have in effect more than one Subscription at a time.

        Participants may subscribe to any Offering by entering a Subscription during the Enrollment Period for such Offering in such manner as the Committee may prescribe (which may include enrollment by submitting forms, by voice response, internet access or other electronic means).

        A Subscription that is in effect on an Offering End Date will automatically be deemed to be a Subscription for the Offering that commences immediately following such Offering End Date, provided that the Participant is still an Eligible Employee and has not withdrawn the Subscription. Under the foregoing automatic enrollment provisions, payroll deductions or contributions, as applicable, will continue at the level in effect immediately prior to the new Offering Commencement Date, unless changed in advance by the Participant in accordance with Section 5.03.

4.02.    Purchase Price

        The purchase price per share of Stock under each Offering shall be the lower of:

  (a)
  85% of the Fair Market Value of the Stock on the Offering Commencement Date; or

  (b)
  85% of the Fair Market Value of the Stock on the Purchase Date.

        Such purchase price may only be paid with accumulated payroll deductions subject to and in accordance with Article V.

ARTICLE V—PAYROLL DEDUCTIONS

5.01.    Amount of Deduction

        An Eligible Employee's Subscription shall authorize payroll deductions at a rate, in whole percentages, of no less than 1% and no more than 12% of Base Pay on each payday that the Subscription is in effect, unless payroll deductions are not permitted or advisable under local laws, in which case, an Eligible Employee may contribute by such other means as specified by the Committee subject to the contribution limits specified in this section.

5.02.    Participant's Account

        All payroll deductions or contributions, as applicable, made with respect to a Participant shall be credited to his or her recordkeeping account under the Plan unless a separate bank account is required to be set up under applicable local law. A Participant may not make any separate cash payment into such account unless required under applicable local law. Unless required by local law, no interest will accrue or be paid on any amount withheld from a Participant's pay under the Plan or credited to the Participant's account. Except in the case that any purchase limits set forth under the Plan would be exceeded, all amounts in a Participant's account will be used to purchase shares of Stock and no cash refunds shall be made from such account. Shares of Stock issued may be whole shares and/or fractional shares. Any amounts that are withheld but unable to be applied to the purchase of Stock because of the limitations of Section 3.03 shall be returned to the Participant without interest and will not be used to purchase shares with respect to any other Offering under the Plan.

5.03.    Changes in Payroll Deductions

        During an Offering, a Participant may change his or her level of payroll deduction or contributions, as applicable with respect to such Offering within the limits described in Section 5.01 in accordance with procedures established by the Committee (including, without limitation, rules relating to the frequency of such changes); provided, however, if the Participant reduces his or her payroll deductions or contributions, as applicable, to zero, it shall be deemed to be a withdrawal of the Subscription and the Participant may not thereafter participate in such Offering but must wait until the next Offering to resubscribe to the Plan. Any such discontinuance or change in level shall be effective as soon as administratively practicable.

ARTICLE VI—EXERCISE OF RIGHTS TO PURCHASE STOCK

6.01.    Automatic Exercise

        A Participant's right to purchase Stock with respect to any Offering will be automatically exercised on each Purchase Date for the Offering. The right to purchase Stock will be exercised by using the accumulated payroll deductions in the Participant's account as of each such Purchase Date or contributions, as applicable, to purchase the number of shares of Stock that may be purchased at the purchase price on such date, determined in accordance with Section 4.02. If the Participant is paid in a non-United States currency, the Participant's accumulated payroll deductions or contributions shall be converted into United States dollars using the Conversion Rate in effect on the Purchase Date.

6.02.    Withdrawal From Offering

        A Participant may not withdraw the accumulated payroll deductions in his or her account during an Offering unless the Committee determines otherwise for local law reasons. If the Participant withdraws his or her Subscription with respect to any Offering, the accumulated payroll deductions or contributions, as applicable, in the Participant's account at the time the Subscription is withdrawn will be used to purchase shares of Stock at the next Purchase Date for the Offering to which the Subscription related, in accordance with Section 6.01. Notwithstanding the foregoing, in the event a Participant withdraws his or her Subscription with respect to an Offering and terminates his or her service prior to the next Purchase Date for which the Participant's accumulated payroll deductions or contributions would be used to purchase shares of Stock, then Participant's accumulated payroll deductions or contributions shall be refunded to Participant in accordance with Section 7.02.

6.03.    Delivery of Stock

        Stock purchases under the Plan will be held in an account in the Participant's name in uncertificated form unless certification is requested by the Participant. Furthermore, Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant.

6.04.    Change in Control

        If pursuant to a Change in Control rights to purchase Stock are not assumed or otherwise continued in full force and effect, then each right to purchase Stock under each Offering in effect at the time of the Change in Control shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions or contributions, as applicable, of each Participant for the Offering in which such Change in Control occurs to the purchase of shares of Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Stock on the start date of the applicable Offering or (ii) the Fair Market Value per share of Stock immediately prior to the effective date of such Change in Control.

 ARTICLE VII—WITHDRAWAL

7.01.    Effect on Subsequent Participation

        The Committee shall have the authority to decide the Participant's eligibility to participate in any succeeding Offering if Participant withdraws from an Offering.

7.02.    Termination of Employment

        Upon termination of the Participant's service with a Participating Company for any reason that results in the Participant not qualifying as an Eligible Employee, any Subscription then in effect will be deemed to have been withdrawn and any payroll deductions or contributions, as applicable, credited to the Participant's account will be promptly refunded to such Participant in the currency in which such Participant is paid by his or her Participating Company.

7.03.    Effect of Hardship Rules

        At the discretion of the Company, the Company may cancel or suspend a Participant from participating in the Plan if the Participant claims a hardship with respect to his/her participation in any applicable benefit program and pursuant to the applicable benefit program, the Participant cannot be permitted to continue to participate in the Plan. If cancellation or suspension is required, the Company will determine whether accumulated contributions should be refunded or may be held to purchase shares on the next Purchase Date and when the Participant will become eligible to participate in the Plan in the future.

ARTICLE VIII—STOCK

8.01.    Maximum Shares

        The maximum number of shares which may be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 10.03, shall be 1,600,000 shares. If the total number of shares for which rights to purchase Stock are exercised on any Purchase Date exceeds the maximum number of shares available for issuance, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions or contributions, as applicable, credited to the account of each Participant under the Plan shall be returned to him as promptly as possible.

8.02.    Participant's Interest in Rights to Purchase Stock

        The Participant will have no interest in Stock covered by a right to purchase Stock under the Plan until such right has been exercised.

ARTICLE IX—ADMINISTRATION

9.01.    Appointment of Committee

        The Company's Board of Directors shall appoint a Committee to administer the Plan. No member of the Committee who is not an Eligible Employee shall be eligible to purchase Stock under the Plan.

9.02.    Authority of Committee

        Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, to adopt sub-plans creating additional rules and restrictions for participation and to make all other determinations deemed necessary or advisable for administering the Plan. Without limiting the generality of the foregoing, the Committee specifically is authorized to adopt rules and regulations regarding the handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures, participation limits and handling of stock certificates which vary with local requirements. The Committee shall also have full power and authority to determine whether, to what extent and under what circumstances any Eligible Employee's participation in the Plan shall be cancelled or suspended as a result of applicable hardship rules or similar rules, as determined at the sole discretion of the Committee. The Committee's determination on the foregoing matters shall be conclusive. The Committee shall also have the authority to determine if and when individuals working for Corporate Affiliates organized or acquired after the Effective Date shall be eligible for participation in the Plan. The Committee may delegate to an officer its authority under this Section 9.02 to determine if and when individuals working for a Corporate Affiliate shall be eligible or ineligible for participation in the Plan.

9.03.    Rules Governing the Administration of the Committee

        The Company's Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

9.04.    Statements

        Each Participant shall receive a statement of his account showing the number of shares of Stock held and the amount of cash credited to such account. Such statements will be provided as soon as administratively feasible following the end of each calendar quarter.

ARTICLE X—MISCELLANEOUS

10.01.    Transferability

        Neither payroll deductions nor contributions credited to a Participant's account nor any rights with regard to the exercise of a right to purchase Stock or to receive Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect. During a Participant's lifetime, rights to purchase Stock that are held by such Participant shall be exercisable only by that Participant.

10.02.    Use of Funds

        All payroll deductions or contributions, as applicable, received or held by the Participating Company under this Plan may be used by the Participating Company for any corporate purpose and the Participating Company shall not be obligated to segregate such payroll deductions or contributions, as applicable; provided, however, such amounts shall be held in trust or otherwise segregated from the Participating Company's general assets to the extent required under local law.

10.03.    Adjustment Upon Changes in Capitalization

        In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, spin-off, or similar event, the Committee shall adjust equitably (a) the number and class of shares or other securities that are reserved for sale under the Plan, (b) the number and class of shares or other securities that are subject to outstanding rights to purchase Stock, (c) the maximum number of shares of Stock that can be purchased by a Participant with respect to any Offering and (d) the appropriate market value and other price determinations applicable to rights to purchase Stock. The Committee shall make all determinations under this Section 10.03, and all such determinations shall be conclusive and binding.

10.04.    Amendment and Termination

        The Company's Board of Directors shall have complete power and authority to terminate or amend the Plan at any time and for any reason. Upon termination of the Plan, the date of termination shall be considered a Purchase Date, and any cash remaining in Participant accounts will be applied to the purchase of Stock, unless determined otherwise by the Company's Board of Directors. Upon termination of the Plan, the Company's Board of Directors shall have authority to establish administrative procedures regarding the exercise of outstanding rights to purchase Stock or to determine that such rights shall not be exercised.

10.05.    Effective Date

        This Plan became effective as of June 1, 2001.

10.06.    No Employment Rights

        The Plan does not, directly or indirectly, create in any employee or class of employees or directors any right with respect to continuation of employment or service with the Company or any Corporate Affiliate, and it shall not be deemed to interfere in any way with the right of the Company or any Corporate Affiliate retaining such person to terminate, or otherwise modify, an individual's employment or service position at any time.

10.07.    Effect of Plan

        The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each individual participating in the Plan, including, without limitation, such individual's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such individual.

10.08.    Governing Law

        The law of the State of California will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

APPENDIX A

LIST OF PARTICIPATING COMPANIES

        Following is a list of Participating Companies as of February 20, 2014:

Edwards Legal Entity	Country of Incorporation
Edwards Lifesciences Austria GmbH	Austria

Edwards Lifesciences Pty. Limited	Australia

Edwards Lifesciences S.P.R.L.	Belgium

Edwards Lifesciences Macchi Ltda.	Brazil

Edwards Lifesciences Participacoes e Comercial Ltda.	Brazil

Edwards Lifesciences Comercio e Industria de Produtos Medico-Cirurgicos Ltda.	Brazil

Edwards Lifesciences (Canada) Inc.	Canada

Edwards Lifesciences Czech Republic s.r.o.	Czech Republic

Edwards Lifesciences AG	Czech Republic

Edwards Lifesciences SAS	France

Edwards Lifesciences Holding Germany GmbH	Germany

Edwards Lifesciences Germany GmbH	Germany

Edwards Lifesciences Services GmbH	Germany

Edwards Lifesciences Hellas, EPE	Greece

Edwards Lifesciences (Israel) Ltd	Israel

Edwards Lifesciences Sales (Israel) Ltd	Israel

Edwards Lifesciences Italia SpA	Italy

Edwards Lifesciences (Japan) Limited	Japan

Edwards Lifesciences Korea Co., Ltd.	Korea

Edwards Lifesciences Mexico, S.A. de C.V.	Mexico

BMEYE B.V.	The Netherlands

Edwards Lifesciences B.V.	The Netherlands

Edwards Lifesciences (Poland) Ltd.	Poland

Edwards Lifesciences (Portugal) Comércio e Distribuicao de Dispositivos Medicos, Lda.	Portugal

Edwards Lifesciences Export (Puerto Rico) Corporation	Puerto Rico

Edwards Lifesciences (Asia) Pte., Ltd.	Singapore

Edwards Lifesciences (Singapore) Pte Ltd	Singapore

Edwards Lifesciences (Proprietary) LTD	South Africa

Edwards Lifesciences S.L.	Spain

Edwards Lifesciences Nordic AB	Sweden

Edwards Lifesciences AG	Switzerland

Edwards Lifesciences Technology S.A.R.L.	Switzerland

Edwards Lifesciences (Taiwan) Corporation	Taiwan

Edwards Lifesciences (Thailand) Ltd.	Thailand

Edwards Lifesciences Limited	United Kingdom

B-A-1

ADDENDUM FOR PARTICIPANTS
IN JAPAN WORKING FOR
EDWARDS LIFESCIENCES LIMITED

Effective February 20, 2014

        For purposes of Eligible Employees of Edwards Lifesciences Limited, the Company's subsidiary in Japan, the following terms shall apply and replace any similar provisions in the Plan document. To the extent there is a conflict between the terms of the Plan document and this Addendum, this Addendum shall govern. Otherwise, the terms of the Plan document shall control.

2.12    Offering

        "Offering" shall mean the annual offering on July 1 of each year of the Company's Stock, the duration of which shall not exceed twenty seven (27) months.

2.13    Offering Commencement Date

        "Offering Commencement Date" shall mean July 1 of each year, unless determined otherwise by the Committee.

4.01    Annual Offerings

        The Plan shall consist of annual Offering commencing on July 1 of each calendar year. Eligible Employees may not have in effect more than one Subscription at a time.

        Participants may subscribe to any Offering by entering a Subscription during the Enrollment Period for such Offering in such manner as the Committee may prescribe (which may include enrollment by submitting forms, by voice response, internet access or other electronic means).

        A Subscription that is in effect on an Offering End Date will automatically be deemed to be a Subscription for the Offering that commences immediately following such Offering End Date, provided that the Participant is still an Eligible Employee and has not withdrawn the Subscription. Under the foregoing automatic enrollment provisions, payroll deductions or contributions will continue at the level in effect immediately prior to the new Offering Commencement Date, unless changed in advance by the Participant in accordance with Section 5.03.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. EDWARDS LIFESCIENCES CORPORATION ONE EDWARDS WAY IRVINE, CA 92614 ATTN: KIM WELSH M71828-P46607-Z62331 EDWARDS LIFESCIENCES CORPORATION The Board of Directors recommends you vote FOR the following proposals: 1. ELECTION OF DIRECTORS For Against Abstain Nominees: ! ! ! 1a. John T. Cardis ! ! ! Against For Abstain 1b. David E.I. Pyott ! ! ! 2. AMENDMENT AND RESTATEMENT OF THE LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM ! ! ! 3. AMENDMENT AND RESTATEMENT OF THE 2001 EMPLOYEE STOCK PURCHASE PLAN FOR INTERNATIONAL EMPLOYEES ! ! ! 4. ADVISORY VOTE ON EXECUTIVE COMPENSATION ! ! ! 5. RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM The Board of Directors recommends you vote AGAINST the following proposal: ! ! ! 6. STOCKHOLDER PROPOSAL REGARDING ACTION BY WRITTEN CONSENT NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M71829-P46607-Z62331 EDWARDS LIFESCIENCES CORPORATION Annual Meeting of Shareholders May 8, 2014 10:00 A.M. PDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Robert A. Ingram, William J. Link, Ph.D., and Wesley W. von Schack as proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the others, to represent and to vote all shares of stock of Edwards Lifesciences Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Edwards Lifesciences Corporation to be held at the corporate headquarters of Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614, on Thursday, May 8, 2014, at 10:00 A.M., Pacific Daylight Time, and any adjournments thereof, on the proposals described in the Proxy Statement in accordance with the instructions on the reverse side, and all other matters properly coming before the meeting. This proxy revokes all proxies previously given by the undersigned to vote at such meeting and any adjournments thereof. This proxy will also serve to instruct the trustees of Edwards Lifesciences Corporation 401(k) Savings and Investment Plan and the Edwards Lifesciences Corporation of Puerto Rico Savings and Investment Plan to vote in accordance with the instructions on the reverse side all shares held for the undersigned in such plans. For shares in your Savings and Investment Plan account, voting instructions submitted over the Internet, by telephone or by mail must be received by the Trustees by 11:59 p.m., Eastern Daylight Time, on Monday, May 5, 2014. The Trustee will vote allocated shares for which it receives no written instructions in the same proportion as the allocated shares for which voting instructions have been received. IMPORTANT-This Proxy Must Be Signed and Dated On the Reverse Side If Voting By Mail Continued and to be signed on reverse side